    As filed with the Securities and Exchange Commission on April __, 1994

                           Registration No. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           BB&T FINANCIAL CORPORATION
               (Exact name of registrant as specified in charter)


North Carolina                        6711                       56-1056232
(State or other                 (Primary Standard            (I.R.S. Employer
jurisdiction of              Industrial Classification      Identification No.)
incorporation or                   Code Number)
organization)

                              223 West Nash Street
                          Wilson, North Carolina  27893
                                 (919) 399-4291
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Scott E. Reed
                        Senior Executive Vice President,
                     Treasurer, and Chief Financial Officer
                           BB&T Financial Corporation
                              223 West Nash Street
                          Wilson, North Carolina  27893
                                 (919) 399-4418
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
L. Stevenson Parker, Esq.                  George S. King, Jr., Esq.
Arnold & Porter                            Sinkler & Boyd, P.A.
1200 New Hampshire Avenue, N.W.            The Palmetto Center
Washington, DC  20036                      1426 Main Street, Suite 1200
(202) 872-6986                             Columbia, South Carolina  29201
                                           (803) 779-3080


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

                           CALCULATION OF REGISTRATION FEE
                                        Proposed         Proposed
Title of each                           maximum          maximum          Amount
class of securities   Amount to be      offering         aggregate        of regis-
to be registered      registered*       price per        offering         tration
                                        unit             price**          fee***
Common Stock                            Not
($2.50 Par Value)     3,985,703         Applicable       $116,830,919     $ 40,287
- -----------------------------------------------------------------------------------

(*) The estimated maximum number of shares to be issued.

(**) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(1) based upon the 3,121,146 shares of LSB Common Stock outstanding as of March 31, 1994, an LSB Book Value Per Share as of March 31, 1994 of $17.31 and an Exchange Ratio of 1.2770 based upon a BB&T Financial Average Closing Price equal to $29.3125 (the average of the high and low prices of BB&T Financial Common Stock on April 26, 1994).

(***) 1/29 of 1% of the proposed maximum aggregate offering price.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

                         BB&T FINANCIAL CORPORATION

Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

                                           Heading in Proxy
Item of Form S-4                           Statement/Prospectus
- ----------------                           --------------------
1.  Forepart of Registration Statement     Cover Page of Registration
    and Outside Front Cover Page of        Statement; Cross-Reference
    Prospectus                             Sheet; Outside Front Cover Page of
                                           Proxy Statement/Prospectus

2.  Inside Front and Outside Back          Available Information;
    Cover Pages of Prospectus              Incorporation of Certain
                                           Documents by Reference; Table of
                                           Contents

3.  Risk Factors, Ratio of Earnings        Summary; The Merger; Information
    to Fixed Charges and Other             About LSB; Recent Financial Data;
                                           Selected Financial Data; Selected
                                           Consolidated Financial and Other
                                           Data of LSB; Comparative Per Share
                                           Data; Market Prices and Dividends;
                                           Ownership of LSB Common Stock by
                                           Certain Beneficial Owners and
                                           Management; Consolidated Financial
                                           Statements of LSB

4.  Terms of Transaction                   Summary; The Merger; Description of
                                           BB&T Financial Common Stock to be
                                           Issued in the Merger and Comparison
                                           of Stockholders' Rights

5.  Pro Forma Financial Information        Fully Pro Forma Combined Condensed
                                           Financial Statements

6.  Material Contacts with the             Summary; The Merger
    Company Being Acquired

7.  Additional Information Required        Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts             Experts; Opinions
    and Counsel

9.  Disclosure of Commission               Not Applicable
    Position on Idemnification
    for Securities Act Liabilities

10. Information with Respect to S-3        Incorporation of Certain
    Registrants                            Documents by Reference; Summary;
                                           Information About BB&T Financial;
                                           Market Prices and Dividends;
                                           Description of BB&T Financial
                                           Common Stock to be Issued in the
                                           Merger and Comparison of
                                           Stockholders' Rights; Supervision
                                           and Regulation of BB&T Financial
                                           and LSB

11. Incorporation of Certain               Incorporation of Certain Documents by
    Information by Reference               Reference

12. Information with Respect to            Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain               Not Applicable
    Information by Reference

14. Information with Respect to            Not Applicable
    Registrants Other Items S-3 or
    S-2 Registrants

15. Information with Respect to            Not Applicable
    S-3 Companies

16. Information with Respect               Summary; Information About BB&T
    to S-2 or S-3 Companies                Financial; Information About LSB;
                                           LSB's Management's Discussion and
                                           Analysis of Financial Condition and
                                           Results of Operations; Incorporation
                                           of Certain Documents by Reference;
                                           Market Prices and Dividends;
                                           Description of BB&T Financial
                                           Common Stock to be Issued in the
                                           Merger and Comparison of
                                           Stockholders' Rights; Supervision
                                           and Regulation of BB&T Financial
                                           and LSB; Consolidated Financial
                                           Statements of LSB

17. Information with Respect to            Not Applicable
    Companies Other than S-3 or
    S-2 Companies

18. Information If Proxies,                Summary; Information Concerning
    Consents or Authorizations             the Special Meeting; The Merger
    Are To Be Solicited

19. Information If Proxies,                Not Applicable
    Consents or Authorizations
    Are Not To Be Solicited or in
    an Exchange Offer


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  OF L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA
                        TO BE HELD ON     , 1994 AT

To the Stockholders:

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of L.S.B. Bancshares, Inc. of South Carolina, a South Carolina corporation ("LSB"), will be held in the Operations Center Meeting Room of The
Lexington State Bank, 113 Reed Avenue, Lexington, South Carolina, at     ,
Lexington, South Carolina time, on       , 1994, for the following purposes:

    (1) To consider and vote upon an Agreement and Plan of Reorganization, dated as of December 7, 1993, as amended, entered into by and between LSB and BB&T Financial Corporation, Wilson, North Carolina ("BB&T Financial"), and a related Plan of Merger, pursuant to which LSB will be merged with and into BB&T Financial's wholly owned subsidiary, BB&T Financial Corporation of South Carolina, and the outstanding shares of LSB common stock will be converted into shares of BB&T common stock in accordance with the ratio described in the enclosed Proxy Statement/Prospectus; and

    (2) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  Only those record holders of common stock of LSB at the close of business on
      , 1994 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

  You are cordially invited and urged to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are urged to date, sign and promptly return the enclosed proxy in the enclosed, self-addressed, stamped envelope. Your proxy may be revoked at any time before it is voted. However, submitting a proxy will assure that your vote is counted if you are unable to attend the Special Meeting.

                                          By Order of the Board of Directors



                                          Raymond S. Caughman, President and
                                          Chief Executive Officer



                                          James T. Brittingham, Chairman of
                                          the Board

Lexington, South Carolina
       , 1994

PROXY STATEMENT/PROSPECTUS

 L.S.B. BANCSHARES INC. OF SOUTH CAROLINA      BB&T FINANCIAL CORPORATION
             PROXY STATEMENT                            PROSPECTUS
   FOR SPECIAL MEETING OF STOCKHOLDERS           SHARES OF COMMON STOCK
      TO BE HELD ON       , 1994 AT             PAR VALUE $2.50 PER SHARE
                                             (SUBJECT TO CERTAIN ADJUSTMENTS)

  This Proxy Statement/Prospectus is furnished by the Board of Directors of L.S.B. Bancshares, Inc. of South Carolina, Lexington, South Carolina ("LSB"),
in connection with the solicitation of proxies from the holders of shares of LSB's outstanding common stock, $2.50 par value per share ("LSB Common Stock"),
for use at the special meeting of stockholders of LSB to be held on       , 1994
at      ("Special Meeting"), in the Operations Center Meeting Room of The
Lexington State Bank, 113 Reed Avenue, Lexington, South Carolina.

  At the Special Meeting, stockholders will be asked to consider and vote upon an Agreement and Plan of Reorganization, dated as of December 7, 1993 as amended ("Reorganization Agreement"), entered into by and between LSB and BB&T Financial Corporation, Wilson, North Carolina ("BB&T Financial"), and a related Plan of Merger ("Plan of Merger"), pursuant to which LSB will be merged ("Merger") with and into BB&T Financial's wholly owned subsidiary, BB&T Financial Corporation of South Carolina ("BB&T Financial-SC"). Following the Merger and receipt of required regulatory approvals, Branch Banking and Trust Company of South Carolina, BB&T Financial-SC's wholly-owned South Carolina chartered commercial bank subsidiary ("BB&T-SC"), and The Community Bank of South Carolina ("Community"), a wholly-owned South Carolina chartered commercial bank subsidiary of LSB, will be merged ("Bank Mergers") with and into The Lexington State Bank ("Lexington"), a wholly-owned South Carolina chartered commercial bank subsidiary of LSB. Concurrently, Lexington will change its name to "Branch Banking and Trust Company of South Carolina," and amend its articles of incorporation and by-laws to conform to those of BB&T-SC. The Reorganization Agreement and the Plan of Merger are referred to herein as the Merger Agreements.

  In the Merger, the stockholders of LSB will receive a number of shares of BB&T Financial common stock, $2.50 par value per share ("BB&T Financial Common Stock"), for each share of LSB Common Stock ("Exchange Ratio"), determined by the book value of LSB at the end of the month preceding consummation of the Merger and the average of the reported closing prices per share of BB&T Financial Common Stock on the National Association of Securities Dealers Automated Quotation System ("Nasdaq")/National Market System ("NMS") on the ten trading days ending on the tenth business day prior to the effective date of the Merger ("BB&T Financial Average Closing Price"). The Exchange Ratio will be determined as follows:

  --In the event that the BB&T Financial Average Closing Price is equal to or less than $30.50 per share, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to 2.25 times the LSB Book Value Per Share (defined below) (the "Adjustment Factor") divided by $30.50. The LSB Book Value Per Share is defined in the Plan of Merger as LSB's book value per share as of the last day of the calendar month immediately preceding the effective date of the Merger, less any gain attributable to such book value between September 30, 1993 and the closing date of the Merger as a result of any extraordinary gain recognized by LSB or The Dorn Banking Company ("Dorn") (which was merged into Lexington on December 16, 1993);

  --In the event that the BB&T Financial Average Closing Price is greater than $30.50 and equal to or less than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by the BB&T Financial Average Closing Price; and

  --In the event that the BB&T Financial Average Closing Price is greater than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $36.00.

  The Exchange Ratio also may be adjusted in the event that BB&T Financial establishes a record date between December 7, 1993 and the time and date specified for the Merger in the Articles of Merger that are delivered for filing to the Secretary of State of South Carolina ("Effective Date") for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization. Cash will be paid in lieu of fractional shares.

  On       , 1994, the closing price of a share of BB&T Financial Common Stock was $  .  . If, for example, that were the BB&T Financial Average Closing
Price, and assuming an LSB Book Value Per Share of $  .   which would have
been the LSB Book Value Per Share if the Effective Date was on       , 1994,
LSB's stockholders would receive, for each share of LSB Common Stock,   .
shares of BB&T Financial Common Stock. See "THE MERGER--Conversion of LSB Common Stock."

  THE LSB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENTS. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER AGREEMENTS.

  This Proxy Statement/Prospectus also constitutes a prospectus of BB&T Financial in connection with the shares of BB&T Financial Common Stock to be issued to stockholders of LSB in connection with the Merger.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being sent to stockholders of LSB on or about    , 1994.

  THE BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE NORTH CAROLINA COMMISSIONER OF BANKS ("COMMISSIONER"), THE SOUTH CAROLINA STATE BOARD OF FINANCIAL INSTITUTIONS ("SOUTH CAROLINA BOARD"), ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENT AGENCY, NOR HAS ANY OF THEM PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT
    DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS      , 1994.

                             AVAILABLE INFORMATION

  BB&T Financial has filed with the SEC a Registration Statement No. 33-    on
Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of BB&T Financial Common Stock that may be issued in connection with the Merger. This Proxy Statement/Prospectus constitutes the prospectus of BB&T Financial filed as part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information omitted may be obtained from the public reference facilities of the SEC or inspected and copied at the principal or regional offices of the SEC at the addresses listed in the next paragraph. Information contained in this Proxy Statement/Prospectus regarding LSB and its subsidiaries has been furnished by LSB and information herein regarding BB&T Financial and its subsidiaries has been furnished by BB&T Financial.

  BB&T Financial and LSB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 500 West Madison St., Suite 1400, Chicago, Illinois 60621 and 7 World Trade Center, Suite 1300, New York, New York 11048. Copies of such materials also can be obtained from the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  The following BB&T Financial documents are enclosed with this Proxy Statement/Prospectus: BB&T Financial's Form 10-K for the year ended December 31, 1993 and BB&T Financial's Proxy Statement for its 1994 annual meeting of stockholders held on April 26, 1994. LSB STOCKHOLDERS DO NOT NEED TO TAKE ANY ACTIONS REGARDING THESE BB&T FINANCIAL DOCUMENTS--THEY ARE PROVIDED SOLELY TO PROVIDE ADDITIONAL INFORMATION ABOUT BB&T FINANCIAL.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by BB&T Financial with the SEC are hereby incorporated by reference in this Proxy Statement/Prospectus:
  (i) BB&T Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and
  (ii) BB&T Financial's Current Reports on Form 8-K dated January 10, 1994 and February 4, 1994.

  The following documents previously filed by LSB with the SEC are hereby incorporated by reference in this Proxy Statement/Prospectus: LSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

  All documents subsequently filed by BB&T Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the consummation of the Merger and issuance of the shares of BB&T Financial Common Stock offered hereby are deemed to be incorporated by reference in this Proxy Statement/Prospectus and are deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document filed by BB&T Financial or LSB and incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

E THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE OTHER DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO BB&T FINANCIAL OR LSB (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST DIRECTED TO JERONE C. HERRING, BB&T FINANCIAL'S SECRETARY, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893, TELEPHONE (919) 399-4291, OR UPON WRITTEN OR ORAL REQUEST DIRECTED TO CAROL R. METTS, LSB'S SECRETARY, 309 COLUMBIA AVENUE, P.O. BOX 8, LEXINGTON, SOUTH CAROLINA 29071, TELEPHONE (803) 359-5111, RESPECTIVELY. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS,
THE REQUEST SHOULD BE MADE NO LATER THAN CLOSE OF BUSINESS ON    , 1994.
PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COST OF REPRODUCTION AND MAILING.

  This Proxy Statement/Prospectus does not cover any resales of the BB&T Financial Common Stock offered hereby to be received by the stockholders deemed to be "affiliates" of LSB or BB&T Financial upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those stockholders of BB&T Financial not deemed to be "affiliates" of BB&T Financial or LSB.

  No person is authorized to give any information or make any representation other than those contained or incorporated in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of BB&T Financial or LSB since the date of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Summary...................................................................    4
Recent Financial Data.....................................................
Selected Financial Data...................................................   10
Comparative Per Share Data................................................   12
Information Concerning the Special Meeting................................   13
The Merger................................................................   14
Fully Pro Forma Combined Condensed Financial Statements...................   38
Information About BB&T Financial..........................................   40
Information About LSB.....................................................   41
Selected Consolidated Financial and Other Data of LSB.....................   42
LSB's Management's Discussion and Analysis of Financial Condition and Re-
 sults of Operations......................................................   43
Ownership of LSB Common Stock By Certain Beneficial Owners and Management.   64
Management of LSB.........................................................   65
Market Prices and Dividends...............................................   65
Description of BB&T Financial Common Stock To Be Issued in the Merger and
 Comparison of Stockholders' Rights.......................................   67
Supervision and Regulation of BB&T Financial and LSB......................   74
Experts...................................................................   82
Opinions..................................................................   82
Stockholder Proposals.....................................................   82
Other Matters.............................................................   83
Consolidated Financial Statements of LSB..................................

Appendices:

   I. Agreement and Plan of Reorganization and letter dated April 26, 1994
  II. Plan of Merger
 III. Option Agreement
  IV. Sections 33-13-101, et seq. of the South Carolina Business Corporation
      Act, as Amended, Concerning Dissenters' Rights
   V. Opinion of the Carson Medlin Company
  VI. Information About BB&T Financial Corporation of South Carolina

                                    SUMMARY

  This summary is not intended to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, more detailed information contained in this Proxy Statement/Prospectus, the information incorporated by reference herein, the text of the Appendices hereto and the other documents referred to herein and therein.

  As used in this Proxy Statement/Prospectus, the terms "BB&T Financial" and "LSB" refer to such corporations respectively, and, unless the context otherwise requires, to their respective subsidiaries.

TIME, PLACE, AND PURPOSE OF THE SPECIAL MEETING

  The Special Meeting will be held on       , 1994 at    .m., in the Operations
Center Meeting Room of Lexington, 113 Reed Avenue, Lexington, South Carolina. At the Special Meeting, LSB's stockholders will vote upon a proposal to approve
the Merger Agreements, attached hereto as Appendices I and II. On       , 1994,
the record date ("Record Date") for the Special Meeting, there were    ,
holders of record of the    ,    ,     shares of LSB Common Stock then
outstanding and entitled to vote at the Special Meeting. Failure of a holder of LSB Common Stock to vote such shares will have the same effect as a vote "against" the Merger Agreements. See "INFORMATION CONCERNING THE SPECIAL MEETING."

PARTIES TO THE MERGER

 BB&T Financial

  BB&T Financial, a North Carolina corporation headquartered in Wilson, North Carolina, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). BB&T Financial also is registered as a savings institution holding company under the savings institution holding company laws of North Carolina. The principal executive offices of BB&T Financial are located at 223 West Nash Street, Wilson, North Carolina 27893, and its telephone number is (919) 399-4291.

  As of December 31, 1993, BB&T Financial had total consolidated assets of approximately $9.2 billion, total deposits through its depository institution subsidiaries of approximately $7.0 billion and consolidated stockholders' equity of approximately $743.5 million. See "INFORMATION ABOUT BB&T FINANCIAL."

  BB&T Financial owns and operates two commercial bank subsidiaries: Branch Banking and Trust Company ("BB&T"), a wholly owned North Carolina chartered bank subsidiary, and, through BB&T Financial-SC (which is a wholly-owned subsidiary of BB&T Financial), BB&T-SC, a South Carolina chartered banking corporation headquartered in Greenville, South Carolina. As of December 31, 1993, BB&T had assets of $7.8 billion and deposit liabilities of $5.9 billion and BB&T-SC had assets of $489.4 million and deposit liabilities of $437.3 million. The deposits of BB&T and BB&T-SC are insured by the FDIC, although approximately $2 billion of such deposits of BB&T are treated as being insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  BB&T Financial also owns and operates three North Carolina chartered savings bank subsidiaries: Citizens Savings Bank, S.S.B., Inc., Newton, North Carolina ("Citizens-Newton"), Mutual Savings Bank of Rockingham County, S.S.B., Inc., Reidsville, North Carolina ("Mutual Savings") and Citizens Savings Bank of Mooresville, S.S.B., Inc., Mooresville, North Carolina ("Citizens-Mooresville"). The deposits of Citizens-Newton, Mutual Savings and Citizens-Mooresville are insured by the SAIF. Together, the three savings bank subsidiaries had assets of $405 million and deposit liabilities of $345 million at December 31, 1993. These three institutions are expected to be merged or otherwise consolidated into BB&T later in 1994.

  BB&T Financial has pending as of the date of this Proxy Statement/Prospectus (in addition to the pending acquisition of LSB) the acquisition, through so-called "conversion merger" transactions, of two North Carolina chartered mutual savings banks with aggregate assets of approximately $478 million at December 31, 1993. For additional information concerning these acquisitions, see "INFORMATION ABOUT BB&T FINANCIAL--BB&T Financial's Acquisition Program."

  BB&T Financial continues to evaluate the possibility of acquiring additional mutual and stock savings institutions, commercial banks, insurance agencies and other companies located in North Carolina, South Carolina and possibly Virginia. BB&T Financial may enter into acquisition agreements with one or more of such institutions after the date of this Proxy Statement/Prospectus.

 BB&T Financial-SC

  BB&T Financial-SC, a South Carolina corporation, is a wholly-owned subsidiary of BB&T Financial and is registered as a bank holding company under the BHCA. BB&T Financial-SC's only subsidiary is BB&T-SC. The principal executive offices of BB&T Financial-SC are located at 223 West Nash Street, Wilson, North Carolina 27893 and its telephone number is (919) 399-4291.

 LSB

  LSB, a South Carolina corporation headquartered in Lexington, South Carolina, is a bank holding company registered under the BHCA. The principal executive offices of LSB are located at 309 Columbia Avenue, Lexington, South Carolina 29071, and its telephone number is (803) 359-5111. As of December 31, 1993, LSB had total consolidated assets of approximately $699.6 million, deposits through its subsidiaries of approximately $570.9 million and consolidated stockholders' equity of approximately $54.8 million. See "INFORMATION ABOUT LSB."

  LSB owns and operates two South Carolina chartered commercial bank subsidiaries: Lexington and Community. On December 16, 1993, LSB acquired Dorn, located in McCormick, South Carolina, through the merger of Dorn into Lexington. As of December 31, 1993, Lexington had assets of approximately $595.1 million and deposit liabilities of approximately $478.1 million and Community had assets of approximately $111.2 million and deposit liabilities of approximately $95.5 million. The deposits of Lexington and Community are insured by the FDIC. See "INFORMATION ABOUT LSB."

TERMS OF THE MERGER

  Under the Merger Agreements, if all of the conditions to the Merger are satisfied, LSB will be merged with and into BB&T Financial-SC, whereupon the separate existence of LSB will cease. Pursuant to the Merger Agreements, the stockholders of LSB (except stockholders who perfect their dissenters' rights in accordance with South Carolina law) will receive a number of shares of BB&T Financial Common Stock for each share of LSB Common Stock equal to the Exchange Ratio, which will be determined by the LSB Book Value Per Share and the BB&T Financial Average Closing Price. The Exchange Ratio will be determined as follows:

  -- In the event that the BB&T Financial Average Closing Price is equal to or less than $30.50 per share, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $30.50;

  -- In the event that the BB&T Financial Average Closing Price is greater than $30.50 and equal to or less than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by the BB&T Financial Average Closing Price; and

  -- In the event that the BB&T Financial Average Closing Price is greater than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $36.00.

  As defined in the Merger Agreements, "BB&T Financial Average Closing Price" means the average of the reported closing prices per share of BB&T Financial Common Stock on the National Association of Securities Dealers Automated Quotation System ("Nasdaq")/National Market System ("NMS") on the ten trading days ending on the tenth business day prior to the Effective Date, "LSB Book Value Per Share" means LSB's book value per share as of the last day of the calendar month immediately preceding the Effective

Date, less any gain attributable to such book value between September 30, 1993 and the closing date of the Merger as a result of any extraordinary gain (including, but not limited to, a sale of securities or other assets not in the ordinary course of business) recognized by LSB or Dorn, and "Adjustment Factor" means 2.25 times the LSB Book Value Per Share.

  The Exchange Ratio also may be adjusted in the event that BB&T Financial establishes a record date between December 7, 1993 and the Effective Date for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization.

  No fractional shares of BB&T Financial Common Stock will be issued in connection with the Merger. Instead, cash will be paid in lieu of fractional shares in an amount equal to the product of the fractional share multiplied by the BB&T Financial Average Closing Price.

  On       , 1994, the closing price of a share of BB&T Financial Common Stock was $  .  . If, for example, that were the BB&T Financial Average Closing
Price, and assuming an LSB Book Value Per Share of $  .   (which would have
been the LSB Book Value Per Share if the Effective Date were on       , 1994)
the Exchange Ratio would be     and LSB's stockholders would receive, for each
share of LSB Common Stock,   .   shares of BB&T Financial Common Stock. See
"THE MERGER--Conversion of LSB Common Stock." LSB stockholders are advised to obtain current market quotations for BB&T Financial Common Stock. The market price of BB&T Financial Common Stock on the Effective Date may be higher or lower than the market price at the time the Merger Agreements were executed, at the date of mailing this Proxy Statement/Prospectus or at the time of the Special Meeting. Fluctuations in the market price of the BB&T Financial Common Stock might affect the Exchange Ratio and, thus, the value received for each share of LSB Common Stock. Between the date of the Reorganization Agreement and
      , 1994, the closing price of BB&T Financial Common Stock has ranged from
a high of $   per share to a low of $   per share.

  BB&T Financial and LSB anticipate that following the Merger and receipt of required regulatory approvals, BB&T-SC and Community will be merged into Lexington in the Bank Mergers. See "THE MERGER--Regulatory Considerations."

EFFECTIVE DATE OF THE MERGER

  The Effective Date of the Merger will be the time and date specified in the Articles of Merger that are delivered for filing to the Secretary of State of South Carolina. The Effective Date will occur as soon as practicable following the date that all conditions specified in the Merger Agreements have been satisfied or waived. The Effective Date currently is anticipated to be late in the second quarter of 1994, although delays in satisfaction of the conditions to consummation of the Merger could result in a later Effective Date. See "THE MERGER--Conditions to Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND EFFECT OF THE MERGER ON EMPLOYEES AND BENEFIT PLANS

  As of the Effective Date of the Merger, BB&T Financial will enter into employment/severance agreements with Raymond S. Caughman, Robert N. Hubbs, Harold C. Amick, Jr., Charles A. Kirby, David S. Hipp, Robert C. Marshall, Carol R. Metts, Sharon D. Hundley, Gary A. Areheart, R.W. McCormick, Jr., Steven P. Nivens, Kathy N. Felder, Marcia C. Wood and Cricket Scoggins, all of whom are current officers of LSB or an LSB subsidiary (each, an "Officer"). The agreements will provide for continued payment of salary in the event of certain types of termination, employment terms of three or five years and for certain other benefits. BB&T Financial will also enter into an employment/severance agreement with Estes B. Howell, Jr. which will expire upon his retirement on September 1, 1994. The agreements with Messrs. Caughman and Hubbs provide that either of them may voluntarily terminate employment following the Merger and continue to receive their annual base salary without reduction until the end of the term of the agreement. Mr. Hubbs' agreement further provides that he may continue his employment but significantly reduce his duties without reduction in salary or non-salary benefits. It is anticipated that Mr. Hubbs will significantly reduce his duties with BB&T Financial following the Merger. See "THE MERGER--Interest of Certain Persons in the Merger and Effect of the Merger on Employees and Benefits Plan--Effect of Severance and Related Provisions."

  The Reorganization Agreement also contains provisions concerning the continued employment of certain other LSB employees and with respect to director and employee benefits after the Merger and the Bank Mergers. Raymond
S. Caughman and Albert J. Dooley, Sr., members of the LSB Board of Directors, will become directors of BB&T Financial upon consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger and Effect of the Merger on Employees and Benefit Plans."

REGULATORY CONSIDERATIONS

  The Merger cannot be consummated until all required approvals have been received from the Board of Governors of the Federal Reserve System ("Federal Reserve") and the South Carolina Board. BB&T Financial has submitted applications to the Federal Reserve and the South Carolina Board for approval to consummate the Merger and those applications currently are pending. The Bank Mergers cannot be consummated until required approvals have been received from the FDIC and the South Carolina Board. The required applications for such approvals are expected to be filed in the near future. Although it is a condition precedent to BB&T Financial's obligations to effect the Merger that all regulatory approvals required in connection with the Bank Mergers shall have been received, and that all notice periods and waiting periods required after the granting of such approvals shall have passed, BB&T Financial may waive compliance with this condition with respect to the regulatory approvals of the Bank Mergers prior to consummation of the Merger. See "THE MERGER-- Regulatory Considerations."

STOCKHOLDER APPROVAL

  The Merger Agreements must be approved by an affirmative vote of two-thirds of the shares of LSB Common Stock entitled to vote at the Special Meeting. As of March 8, 1994, the directors and executive officers of LSB and their affiliates owned a total of 516,510 shares, or 16.58% of the LSB Common Stock, all of which are expected to be voted in favor of the Merger Agreements. As of the Record Date, one of the directors of BB&T Financial owned [3,155] shares of LSB Common Stock, which is also expected to be voted in favor of the Merger Agreements. See "INFORMATION CONCERNING THE SPECIAL MEETING--Record Date, Voting Rights and Vote Required."

OPINION OF FINANCIAL ADVISER

  The Carson Medlin Company ("Carson Medlin") has served as financial adviser to LSB in connection with the Merger and has rendered an opinion to the LSB Board of Directors that the Exchange Ratio of BB&T Financial Common Stock for LSB Common Stock is fair from a financial point of view to LSB stockholders. For additional information concerning Carson Medlin and its opinion, see "THE MERGER--Opinion of Financial Adviser" and the opinion of Carson Medlin attached as Appendix V to this Proxy Statement/Prospectus.

OTHER CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the satisfaction of certain conditions in addition to regulatory approvals and the approval of LSB's stockholders. BB&T Financial's obligations under the Merger Agreements are conditioned upon, among other things, a determination by BB&T Financial that the Merger will qualify for pooling-of-interests accounting treatment and that dissenters' rights pursuant to the South Carolina Business Corporation Act ("SCBCA") with respect to the Merger have not been exercised by the holders of more than 10% of the outstanding LSB Common Stock. BB&T Financial and LSB may waive certain of the conditions to their respective obligations to consummate the Merger, other than (i) the approvals required of LSB's stockholders and of proper regulatory authorities for the Merger, and (ii) after approval of the Merger Agreements by LSB's stockholders, any reduction in the number of shares of BB&T

Financial Common Stock into which each share of LSB Common Stock will be converted in the Merger or the payment terms for fractional interests. See "THE MERGER--Conditions to Consummation of the Merger."

TERMINATION

  The Reorganization Agreement is subject to termination by, among other things, the mutual consent in writing of the parties or, in case of certain defaults, by notice of termination given by the party not in default. The Reorganization Agreement also is subject to termination by either party if the BB&T Financial Average Closing Price is less than $26.00 or more than $36.00. In addition, the Reorganization Agreement may be terminated if the stockholders of LSB do not approve the Merger Agreements. Unless extended by the parties, the Reorganization Agreement may be terminated by either party if the Merger is not consummated before January 31, 1995, or at an earlier date if a required approval by any regulatory agency is denied and the time period for appeals and requests for reconsideration of that denial has run. For other possible termination events, see "THE MERGER--Termination."

AMENDMENT

  The Merger Agreements may be amended or supplemented in writing by mutual agreement of BB&T Financial and LSB. The amendment or supplement must be approved by the respective Boards of Directors of BB&T Financial and LSB and no amendment or supplement executed after approval of the Merger Agreements by LSB's stockholders may reduce either the number of shares of BB&T Financial Common Stock into which each share of LSB Common Stock will be converted in the Merger or the payment terms for fractional interests. See "THE MERGER-- Amendment." The Merger Agreements were amended as of April 26, 1994 to change the structure of the Bank Mergers.

DISSENTERS' RIGHTS

  Under the SCBCA, holders of LSB Common Stock outstanding and entitled to vote at the Special Meeting who do not vote in favor of the Merger Agreements and who comply with certain notice requirements and other procedures will have the right to dissent from the Merger and to be paid cash for the fair value of their shares. However, a vote in favor of the Merger cast by the holder of a proxy solicited by LSB will not disqualify a stockholder granting such proxy from exercising dissenters' rights. South Carolina law defines "fair value" to mean the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Under South Carolina law, the "fair value" of the shares is to be determined by techniques that are acceptable generally in the financial community. In order for a holder of LSB Common Stock to perfect dissenters' rights, such holder must file with LSB, prior to or at the Special Meeting, a written notice of intent to demand payment for his shares. Neither a delivery of a proxy appointment directing a vote against the Merger Agreements nor a failure to vote for the Merger Agreements will constitute such written notice. Certain additional procedures must be followed in order for an LSB stockholder to exercise dissenters' rights. Any deviation from such procedures may result in the forfeiture of dissenters' rights. The only rights dissenting stockholders will have are those granted by the SCBCA. Accordingly, stockholders wishing to dissent from the Merger are urged to read carefully "THE MERGER--Dissenters' Rights," and the SCBCA sections included herewith as Appendix IV.

CERTAIN INCOME TAX CONSEQUENCES

  The following is a summary discussion of certain federal income tax consequences of the Merger to stockholders of LSB. All stockholders should read carefully the discussion in "THE MERGER--Certain Income Tax Consequences of the Merger" and other sections of this Proxy Statement/Prospectus.

  BB&T Financial and LSB have received an opinion of KPMG Peat Marwick, tax advisors to BB&T Financial, to the effect that the Merger, when consummated in accordance with the Reorganization

Agreement and the Plan of Merger, will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of LSB Common Stock to the extent exchanged for BB&T Financial Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to LSB stockholders.

  Gain or loss, if any, will be recognized by a holder of LSB Common Stock who receives cash in lieu of any fractional share of BB&T Financial Common Stock. The amount and character of such gain or loss may vary in accordance with each stockholder's individual circumstances. See "THE MERGER--Certain Income Tax Consequences of the Merger."

  BECAUSE OF THE COMPLEXITIES OF THE FEDERAL INCOME TAX LAWS AND BECAUSE THE TAX CONSEQUENCES MAY VARY DEPENDING UPON A HOLDER'S INDIVIDUAL CIRCUMSTANCES OR TAX STATUS, IT IS RECOMMENDED THAT EACH STOCKHOLDER OF LSB CONSULT HIS OR HER TAX ADVISOR CONCERNING THE FEDERAL (AND ANY APPLICABLE STATE, LOCAL OR OTHER) TAX CONSEQUENCES OF THE MERGER.

RESALES BY AFFILIATES

  As a condition to BB&T Financial's obligation to consummate the Merger, affiliates of LSB must deliver written agreements to BB&T Financial that they will not dispose of any shares of BB&T Financial Common Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE MERGER--Restrictions on Resales by Affiliates."

OPTION AGREEMENT

  As a condition of BB&T Financial's entering into the Reorganization Agreement and to increase the probability that the Merger will be consummated, LSB and BB&T Financial entered into an Option Agreement, dated as of December 7, 1993 ("Option Agreement"). The Option Agreement provides for the purchase by BB&T Financial of up to 771,894 shares of authorized but unissued shares of LSB Common Stock (19.9% of the LSB Common Stock then issued and outstanding, giving effect to the issuance of any LSB Common Stock under the Option Agreement), subject to adjustment, at an exercise price of $30.00 per share ("LSB Option").

  Exercise of the LSB Option is permitted only upon the occurrence of certain "Purchase Events" as defined in the Option Agreement and subject to the limitations specified in the Option Agreement. See "THE MERGER--The Option Agreement."

MARKET PRICES AND DIVIDENDS

  The information presented in the following table reflects the last reported sales prices for BB&T Financial Common Stock and LSB Common Stock on December 7, 1993, the last trading day prior to the public announcement of the proposed Merger, and the LSB Common Stock equivalent per share basis, calculated by multiplying the closing price of BB&T Financial Common Stock on such date by the Exchange Ratio, assuming that such closing price of BB&T Financial Common Stock was the BB&T Financial Average Closing Price and that the LSB Book Value Per Share was $ . The table also reflects the last reported sales prices for
BB&T Financial Common Stock and LSB Common Stock on      , 1994:

                                   MARKET VALUE
                                   ------------
                                    HISTORICAL
                                    ----------
                                                                          LSB EQUIVALENT
                            BB&T FINANCIAL              LSB               PER SHARE BASIS
                            --------------             ------             ---------------
    December 7, 1993            $30.25                 $28.75                  $ .
         , 1994                   $ .                    $ .

  BB&T Financial Common Stock is traded in the over-the-counter market and the shares are quoted on the Nasdaq/NMS. BB&T Financial has paid regular quarterly cash dividends since 1921. Although BB&T Financial currently intends to continue to pay quarterly cash dividends on the BB&T Financial Common Stock, there can be no assurance that BB&T Financial's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements and the BB&T Financial Board of Directors' consideration of other relevant factors.

  LSB Common Stock is traded in the over-the-counter market and the shares are quoted on the Nasdaq/NMS. LSB paid quarterly cash dividends per share totaling $.60, $.61 and $.65 per year in fiscal years 1991, 1992 and 1993, respectively. However, there can be no assurance that dividends would be paid in the future. The declaration, payment and amount of any such future dividends would depend upon business conditions, operating results, capital, reserve requirements, regulatory authorizations and the consideration of other relevant factors by the LSB Board of Directors. See "MARKET PRICES AND DIVIDENDS."

  LSB stockholders are advised to obtain current market quotations for BB&T Financial Common Stock. The market price of BB&T Financial Common Stock on the Effective Date may be higher or lower than the market price at the time the Merger Agreements were executed, at the date of mailing this Proxy Statement/Prospectus or at the time of the Special Meeting. Fluctuations in the market price of the BB&T Financial Common Stock might affect the Exchange Ratio and, thus, the value received for each share of LSB Common Stock. Between the
date of the Reorganization Agreement and      , 1994, the closing price of BB&T
Financial Common Stock has ranged from a high of $      per share to a low of
$      per share.

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

  Upon completion of the Merger, stockholders of LSB will become stockholders of BB&T Financial and their rights as such will be governed by North Carolina law and BB&T Financial's Amended Articles of Incorporation and By-laws. The rights of the stockholders of BB&T Financial are different in some respects from the rights of stockholders of LSB. See "DESCRIPTION OF BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER AND COMPARISON OF STOCKHOLDERS' RIGHTS."

  THE SHARES OF BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                             RECENT FINANCIAL DATA

  For the three months ended March 31, 1994, net income for BB&T Financial was $25.7 million or $.79 per share (on a fully-diluted basis), compared with $22.9 million or $.73 per share for the same period in 1993. As of March 31, 1994 and 1993, BB&T Financial had total assets of $9.24 billion and $7.49 billion, respectively. Total loans were $6.20 billion at March 31, 1994, compared with $5.18 billion at March 31, 1993. Deposits totalled $6.84 billion and $6.06 billion, respectively, on March 31, 1994 and 1993.

  The following tables set forth certain unaudited financial data for BB&T Financial and LSB, respectively. In the opinion of the respective managements of BB&T Financial and LSB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such unaudited periods have been included. The financial position and results of operations for the periods ended March 31, 1994 are not necessarily indicative of operations that may be expected in future periods.

                                 BB&T FINANCIAL

                        RECENT FINANCIAL HIGHLIGHTS(/1/)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

                                                             AT OR FOR THE
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ----------------------
                                                            1994        1993
                                                         ----------  ----------
SUMMARY OF OPERATIONS
Interest income......................................... $  149,063  $  131,033
Interest expense........................................     62,727      55,074
                                                         ----------  ----------
  Net interest income...................................     86,336      75,959
Provision for loan losses...............................      3,350       5,303
Noninterest income......................................     30,990      25,656
Noninterest expense.....................................     74,940      62,588
Income tax expense......................................     13,308      10,872
                                                         ----------  ----------
  Net income............................................ $   25,728  $   22,852
                                                         ==========  ==========
PER SHARE DATA
Net income
  Primary............................................... $      .79  $      .76
  Fully diluted.........................................        .79         .73
Cash dividends paid.....................................        .27         .25
Book value..............................................      23.02       21.82
Closing market price....................................      29.13       33.88
SELECTED PERIOD END BALANCES
Assets.................................................. $9,238,534  $7,487,929
Securities(2)...........................................  2,377,483   1,743,457
Loans...................................................  6,204,662   5,178,850
Earning assets..........................................  8,619,969   6,941,166
Deposits................................................  6,838,184   6,057,227
Interest-bearing liabilities............................  7,625,359   6,061,198
Shareholders' equity(3).................................    741,002     647,555
RATIOS
Performance Ratios (Annualized)
  Return on average assets..............................       1.15%       1.27%
  Return on average equity..............................      14.03       14.75
  Net interest margin, taxable equivalent...............       4.25        4.72
Capital Ratios
  Risk-based capital ratios
    Tier 1 capital......................................      12.03%      12.72%
    Total capital.......................................      13.29       15.44
  Equity to assets......................................       8.02        8.65

- --------
(1) BB&T Financial completed the acquisitions of First Fincorp, Inc., Kinston, NC, Carolina Savings Bank, Wilmington, NC, Edenton Savings and Loan Association, Edenton, NC, Mutual Savings, Old Stone Bank of North Carolina, High Point, NC, and Citizens-Mooresville on February 24, 1993, May 18, 1993, May 18, 1993, October 29, 1993, November 24, 1993 and December 23,
    1993, respectively, in transactions accounted for as purchases.
(2) Includes securities available for sale.
(3) Includes net unrealized losses on securities available for sale of $8,744, net of tax on March 31,1994.

                                      LSB

                        RECENT FINANCIAL HIGHLIGHTS(/1/)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

                                                               AT OR FOR THE
                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                             ------------------
                                                               1994      1993
                                                             --------  --------
SUMMARY OF OPERATIONS
Interest income............................................. $ 11,496  $ 11,566
Interest expense............................................    4,549     4,484
                                                             --------  --------
  Net interest income.......................................    6,947     7,082
Provision for loan losses...................................      380       440
Noninterest income..........................................    2,066     1,563
Noninterest expense.........................................    6,712     5,826
Income tax expense..........................................      569       682
                                                             --------  --------
  Net income................................................ $  1,352  $  1,697
                                                             ========  ========
PER SHARE DATA
Net income
  Primary................................................... $    .43  $    .55
  Fully diluted.............................................      .43       .55
Cash dividends paid.........................................      .17       .16
Book value..................................................    17.31     15.89
Closing market price........................................ $  33.00  $  19.00
SELECTED PERIOD END BALANCES
Assets......................................................  721,596   660,746
Securities(2)...............................................  252,962   203,229
Loans, net..................................................  387,490   371,864
Earning assets..............................................  645,052   601,343
Deposits....................................................  594,584   562,587
Interest-bearing liabilities................................  663,744   608,127
Shareholders' Equity(3).....................................   54,034    49,067
RATIOS
Performance Ratios (Annualized)
  Return on average assets..................................      .75%     1.04%
  Return on average equity..................................     9.99%    14.30%
  Net interest margin, taxable equivalent...................     4.43%     5.00%
Capital Ratios
Equity to assets............................................     7.49%     7.43%

- --------
(1)LSB acquired Dorn on December 16, 1993 in a transaction accounted for as pooling-of-interests.
(2)Includes securities available for sale.
(3)Includes net unrealized losses on securities available for sale for $480, net of tax on March 31, 1994.

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial information of BB&T Financial and LSB and selected combined pro forma financial information for BB&T Financial and LSB. This information is derived from the historical financial statements of BB&T Financial and LSB. The information for BB&T Financial and LSB set forth below should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.

  The selected combined pro forma financial information is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Merger been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                    AT OR FOR THE FISCAL YEARS ENDED DECEMBER
                                                       31,
                                   --------------------------------------------
                                     1993     1992     1991     1990     1989
                                   -------- -------- -------- -------- --------
BB&T FINANCIAL
INCOME DATA
 (thousands)
  Total interest and noninterest
   income......................... $670,660 $633,476 $648,520 $613,410 $606,528
  Net income......................   98,236   76,482   64,719   56,798   48,836
PERIOD-END BALANCE SHEET ITEMS
 (millions)
  Assets.......................... $  9,173 $  7,280 $  6,830 $  5,686 $  5,721
  Earning assets..................    8,596    6,817    6,390    5,302    5,194
  Deposits........................    6,995    5,842    5,719    4,872    4,706
  Long-term debt..................      347      123      116      102      115
  Stockholders' equity............      688      573      471      395      353
PER SHARE DATA
  Net income...................... $   3.10 $   2.65 $   2.50 $   2.36 $   2.09
  Fully diluted income............     3.05     2.54     2.38     2.26     2.00
  Cash dividend declared..........     1.02      .91      .85      .81      .74
  Book value, end of period.......    22.89    21.05    19.16    17.50    16.38
AVERAGE SHARES OUTSTANDING
 (thousands)
  Primary.........................   31,724   28,849   25,932   24,033   22,497
  Fully diluted...................   32,293   30,885   27,928   25,971   24,441
  Shares outstanding--ending......   32,476   28,810   27,802   23,821   22,594
LSB
INCOME DATA
 (thousands)
  Total interest and noninterest
   income......................... $ 54,143 $ 53,689 $ 53,867 $ 53,562 $ 48,386
  Net income......................    6,776    6,139    3,616    4,511    4,179
PERIOD-END BALANCE SHEET ITEMS
 (millions)
  Assets.......................... $    700 $    651 $    561 $    518 $    483
  Earning assets..................      641      589      506      470      438
  Deposits........................      571      563      497      453      413
  Long-term debt..................        8        4        2        2        1
  Stockholders' equity............       55       48       43       40       37

                                    AT OR FOR THE FISCAL YEARS ENDED DECEMBER
                                                       31,
                                   --------------------------------------------
                                     1993     1992     1991     1990     1989
                                   -------- -------- -------- -------- --------
LSB (CONTINUED)
PER SHARE DATA
  Net income...................... $   2.19 $   2.00 $   1.19 $   1.49 $   1.39
  Fully diluted income............     2.19     2.00     1.19     1.49     1.39
  Cash dividend declared..........      .65      .61      .60      .60      .55
  Book value, end of period.......    17.61    15.47    14.03    13.36    12.37
AVERAGE SHARES OUTSTANDING
 (thousands)
  Primary.........................    3,094    3,062    3,040    3,018    3,002
  Fully diluted...................    3,094    3,062    3,040    3,018    3,002
  Shares outstanding--ending......    3,115    3,077    3,053    3,030    3,010
PRO FORMA COMBINED
INCOME DATA
 (thousands)
  Total interest and noninterest
   income......................... $724,803 $687,165 $702,405 $666,972 $654,914
  Net income......................  105,012   82,621   68,335   61,309   53,015
PERIOD-END BALANCE SHEET ITEMS
 (millions)
  Assets.......................... $  9,873 $  7,931 $  7,391 $  6,204 $  6,204
  Earning assets..................    9,233    7,406    6,896    5,772    5,632
  Deposits........................    7,566    6,405    6,216    5,325    5,119
  Long-term debt..................      351      127      118      104      116
  Stockholders' equity............      743      621      514      435      390
PER SHARE DATA
  Net income...................... $   2.94 $   2.52 $   2.29 $   2.19 $   2.01
  Fully diluted income............     2.89     2.42     2.20     2.12     1.94
  Cash dividend declared..........     1.02      .91      .85      .81      .74
  Book value, end of period.......    20.34    18.93    16.18    15.67    14.72
AVERAGE SHARES OUTSTANDING
 (thousands)
  Primary.........................   35,743   32,825   29,881   27,952   26,396
  Fully diluted...................   36,311   34,862   31,876   29,890   28,340
  Shares outstanding--ending......   36,522   32,806   31,767   27,756   26,503

                           COMPARATIVE PER SHARE DATA

  The following table presents at the dates and for the periods indicated (i) certain historical and pro forma combined per share data for BB&T Financial Common Stock after giving effect to the Merger and (ii) certain historical and pro forma data for LSB Common Stock. The pro forma financial data is presented using the pooling-of-interests method of accounting and the application of the assumed market price of $29.00 per share of BB&T Financial Common Stock and an Exchange Ratio of 1.2987 shares of BB&T Financial Common Stock for each share of LSB Common Stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented and is not indicative of future results.

                                                             BB&T
                                          HISTORICAL       FINANCIAL    LSB
                                     --------------------- COMBINED  EQUIVALENT
                                     BB&T FINANCIAL  LSB   PRO FORMA PRO FORMA
                                     -------------- ------ --------- ----------
PRIMARY EARNINGS PER SHARE
Years Ended
  1993..............................     $ 3.10     $ 2.19  $ 2.94     $ 3.82
  1992..............................       2.65       2.00    2.52       3.27
  1991..............................       2.50       1.19    2.29       2.97
FULLY DILUTED EARNINGS PER SHARE
Years Ended
  1993..............................     $ 3.05     $ 2.19  $ 2.90     $ 3.77
  1992..............................       2.54       2.00    2.42       3.14
  1991..............................       2.38       1.19    2.21       2.87
CASH DIVIDENDS DECLARED PER SHARE
Years Ended
  1993..............................     $ 1.02     $  .65  $ 1.02     $ 1.32
  1992..............................        .91        .61     .91       1.18
  1991..............................        .85        .60     .85       1.10
BOOK VALUE PER SHARE
Years Ended
  1993..............................     $22.89     $17.61  $20.34     $26.42
  1992..............................      21.05      15.47   18.93      24.58
  1991..............................      19.16      14.03   16.18      21.01

                   INFORMATION CONCERNING THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to the stockholders of LSB
as of the Record Date,       , 1994, and is accompanied by a form of proxy
which is solicited by the LSB Board of Directors for use at the Special Meeting
of LSB's stockholders to be held on       , 1994, at       , in the Operations
Center Meeting Room of Lexington, 113 Reed Avenue, Lexington, South Carolina, and any adjournment thereof. At the Special Meeting, stockholders will vote on whether to approve the Merger Agreements. Proxies may be voted on such other matters as may properly come before the Special Meeting, or any adjournment thereof, in the best judgment of the proxy holders named therein.

  Holders of LSB Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to LSB in the enclosed postage-paid envelope.

RECORD DATE, VOTING RIGHTS AND VOTE REQUIRED

  Only the holders of LSB Common Stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments
thereof. On the Record Date, there were   ,   ,    shares of LSB Common Stock
outstanding which were held by   ,      holders of record. Each share of LSB
Common Stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

  A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

  APPROVAL OF THE MERGER AGREEMENTS REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF LSB COMMON STOCK. ACCORDINGLY, PROXIES MARKED "ABSTAIN" OR SHARES THAT ARE NOT VOTED WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENTS.

  As of March 8, 1994, the directors and executive officers of LSB and their affiliates owned a total of 516,510 shares, or 16.58% of LSB Common Stock, all of which are expected to be voted in favor of the Merger Agreements. Also, as of the Record Date, one of the directors of BB&T Financial owned [3,155] shares of LSB Common Stock, all of which are expected to be voted in favor of the Merger Agreements.

VOTING AND REVOCATION OF PROXIES

  The shares of LSB Common Stock represented by properly completed proxies received at or prior to the time for the Special Meeting will be voted as directed by the stockholders, unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the Merger Agreements. If any other matters are properly presented at the Special Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. However, in such event, voting authority will only be exercised to the extent permissible under the applicable federal securities laws. Management is not aware of any other business to be presented at the Special Meeting. This proxy is being solicited for the Special Meeting called to consider the Merger Agreements and any adjournment(s) of the Special Meeting and will not be used for any other meeting.

  The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by (a) giving written notice of revocation to LSB, (b) by delivering to LSB a duly executed proxy bearing a later date, or
(c) by voting in person or by a proxy other than the management proxies at the Special Meeting. Any written notice or proxy revoking a proxy should be sent to the Secretary of LSB at LSB's main office address prior to the

Special Meeting, and will be effective upon receipt by LSB. A proxy will not be revoked by the death or incapacity of the stockholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of LSB or other person authorized to tabulate votes.

SOLICITATION OF PROXIES

  LSB will bear the costs of soliciting proxies, except under certain circumstances. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of LSB, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that connection by LSB. [LSB may utilize the services of a proxy soliciting firm in connection with the solicitation of proxies in connection with the Special Meeting but does not expect the fees relating to such services to
exceed $   .]

  No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by LSB, BB&T Financial or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of LSB or BB&T Financial since the date of this Proxy Statement/Prospectus.

RECOMMENDATION

  THE LSB BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENTS AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF LSB AND ITS STOCKHOLDERS. THE LSB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LSB'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENTS.

                                   THE MERGER

  The following summary of certain terms and provisions of the Reorganization Agreement and Plan of Merger is qualified in its entirety by reference to each of the Merger Agreements, which are incorporated by reference herein and are attached hereto as Appendices I and II.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

  Background. In the years following BB&T Financial's entry in 1987 into the South Carolina market by the acquisition of Community Bank in Greenville, South Carolina, executives of BB&T Financial and LSB from time to time had general and informal conversations with each other regarding the possibility of a business combination of BB&T Financial and LSB. During May and June 1991, John
A. Allison IV and Raymond S. Caughman, the Chief Executive Officers of BB&T Financial and LSB, respectively, at Mr. Allison's initiative, more specifically discussed their potential interest in exploring a possible merger. Such discussions, however, were terminated by June 11, 1991.

  Subsequently, in June 1992, Mr. Allison approached Mr. Caughman and began discussion of a possible merger. These talks resulted in a proposal being made to LSB by BB&T Financial in July 1992. LSB thereafter announced that it was engaging in possible merger discussions and received proposals from other potential merger partners as well. After reviewing the various proposals and options open to LSB, the LSB Board of Directors concluded that, at that time, it would be in the best interests of LSB and its stockholders not to enter into a merger but rather to remain independent. Termination of merger discussions by LSB was publicly announced in August 1992.

  Following occasional contacts between the respective Chief Executive Officers after August 1992, in July 1993, Mr. Caughman and Mr. Allison conferred by telephone regarding the possibility of resuming merger discussions and Mr. Caughman met with Mr. Allison and others in Wilson, North Carolina on July 28, 1993. Mr. Allison indicated that, although BB&T Financial had a general interest in reopening discussions, it would not be able to do so for several months because of other pending transactions.

  In August 1993, LSB requested that Carson Medlin identify for it potential merger partners and estimate the exchange ratios or price that each of those partners could reasonably be expected to pay in a business combination with LSB. Carson Medlin identified a number of potential partners based on its experience and publicly available information.

  In October 1993, Mr. Allison contacted Mr. Caughman specifically to reiterate BB&T Financial's interest in exploring the possibility of resuming discussions regarding a potential business combination between the two companies. In the following weeks, preliminary discussions and exchanges of information between the managements of LSB and BB&T Financial occurred. In early November 1993, BB&T Financial made a proposal containing the major terms of the Reorganization Agreement for the acquisition of LSB. The LSB Board of Directors concluded that the proposal contained terms that might constitute an acceptable agreement. LSB then engaged Carson Medlin to contact other prospects to determine the existence of other interests in a merger or acquisition transaction and provide other financial advice. During the week of November 23, 1993, further discussions regarding the potential terms and conditions of a possible transaction with BB&T Financial were held. Carson Medlin reported that it did not believe that another transaction with more favorable terms to LSB and its stockholders could be obtained at that time. Intensive negotiations between the managements of BB&T Financial and of LSB, with the assistance of their respective legal advisers and LSB's financial adviser, were conducted from November 30, 1993 through December 6, 1993.

  On December 3, 1993 the Executive Committee of the LSB Board of Directors met and considered, with the advice and assistance of LSB's management and legal and financial advisers, the proposed transaction and voted to recommend the transaction to the LSB Board of Directors. At a meeting of the LSB Board of Directors on December 6, 1993, the management of LSB, as well as LSB's legal and financial advisers, reviewed for the LSB Board of Directors, among other things, a summary of management's due diligence findings and the terms of the Merger Agreements and the Option Agreement. Based upon that review and after receiving the advice of Carson Medlin and consideration of various other factors, the LSB Board of Directors unanimously approved and authorized the execution and adoption of the Merger Agreements and the Option Agreement. LSB executed the Reorganization Agreement and the Option Agreement on December 7, 1993.

  At a meeting of the BB&T Financial Board of Directors held on November 23, 1993, management of BB&T Financial reviewed for the BB&T Financial Board of Directors a summary of the terms of the proposed agreements, among other things. Based on those recommendations and consideration of various other factors, the BB&T Financial Board of Directors unanimously approved and authorized execution and adoption of the Merger Agreements and the Option Agreement.

  LSB Reasons. In reaching its determination that the Merger and Reorganization Agreement are fair to, and in the best interests of, LSB and its stockholders, the LSB Board of Directors consulted with its legal and financial advisers, as well as with LSB management, and considered a number of factors, including, without limitation, the following:

    (i) the LSB Board of Directors' familiarity with and review, based in part on the preliminary analysis of management consultants, of LSB's business, operations, earnings, managerial requirements and resources, prospects and financial condition;

    (ii) the LSB Board of Directors' review, based in part on the analysis of Carson Medlin and a presentation by LSB management regarding its due diligence on BB&T Financial, of the business, operations, earnings and financial condition of BB&T Financial on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

    (iii) the commitments of BB&T Financial to retain LSB employees and to make substantial contributions in the communities served by LSB;

    (iv) the financial advice of Carson Medlin, LSB's financial adviser, and the opinion of Carson Medlin that the Exchange Ratio of BB&T Financial Common Stock for each share of LSB Common Stock set forth in the Merger Agreements was fair to the LSB stockholders from a financial point of view;

    (v) the LSB Board of Directors' belief that the terms of the Merger Agreements are attractive in that the agreements allow LSB stockholders to become stockholders in BB&T Financial, an institution which the LSB Board of Directors determined was consistently ranked at or near the top of its peer group of regional bank holding companies in terms of asset quality, reserve coverage, capital adequacy and profitability;

    (vi) the LSB Board of Directors' review, based in part on the advice of Carson Medlin, of alternatives to the Merger, including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the company, and remaining independent and growing through future acquisitions;

    (vii) the LSB Board of Directors' review, based in part on the advice of Carson Medlin, of possible affiliation partners for LSB other than BB&T Financial, the prospects of such other possible affiliation partners, the likelihood of any such affiliation, and the fact that none of the other potential partners contacted by Carson Medlin expressed a present interest in a transaction with terms as favorable as the BB&T Financial proposal;

    (viii) the LSB Board of Directors' belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, BB&T Financial and its bank subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

    (ix) the LSB Board of Directors' belief, based upon an analysis of the anticipated financial effects of the Merger, that BB&T Financial would be able to continue to pay dividends at its current rate which would, under the projected Exchange Ratio, result in a substantial increase in dividend income to LSB stockholders;

    (x) the LSB Board of Directors' belief that, in light of the reasons discussed above, the respective geographic areas in which LSB and BB&T Financial operate and the similarity in business outlook and approach and corporate cultures between BB&T Financial and LSB, BB&T Financial was the most attractive choice as a long term affiliation partner for LSB;

    (xi) the expectation that the Merger will generally be a tax-free transaction to LSB and its stockholders and that the Merger will be accounted for under the pooling-of-interests method of accounting (see "-- Certain Income Tax Consequences of the Merger" and "--Accounting Treatment");

    (xii) the current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including LSB; and

    (xiii) the LSB Board of Directors' appraisal of the benefits of the Merger to the employees of LSB and the communities served by LSB.

  The LSB Board of Directors did not assign any specific or relative weight to the factors in their consideration.

  The LSB Board of Directors met on      , 1994, and after considering the
matter and receiving the advice of Carson Medlin, concluded that the Merger and the Merger Agreements remained in the best interest of LSB and its stockholders and recommended that LSB stockholders vote for approval of the Reorganization Agreement.

OPINION OF FINANCIAL ADVISER

  Carson Medlin has acted as financial adviser to LSB in connection with the Merger, and has rendered its written opinion to the LSB Board of Directors that the Exchange Ratio is fair, from a financial point of view, to the stockholders of LSB. No limitations were imposed by the LSB Board of Directors upon Carson Medlin with respect to the investigation made or procedures followed by it in rendering its opinion. Carson Medlin initially delivered its opinion orally at the December 6, 1993 meeting of the LSB Board of Directors. Thereafter, on January 8, 1994, it delivered a written opinion, dated December 6, 1993, which restated the oral opinion. Subsequently, Carson Medlin updated its written opinion as of April 22, 1994. The full text of Carson Medlin's updated written opinion is attached as Appendix V to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection therewith.

  Carson Medlin's opinion is directed to the LSB Board of Directors only and relates only to the Exchange Ratio and does not constitute a recommendation to any LSB stockholder as to how such stockholder should vote at the Special Meeting or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix V.

  In connection with rendering its opinion to the LSB Board of Directors, Carson Medlin performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an operation is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the factors considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond LSB's or BB&T Financial's control and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

  Carson Medlin has relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Carson Medlin assumed that the financial forecasts reviewed by it, including without limitation, projected synergies and savings resulting from the Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of LSB and that such projections will be realized in the amounts and at the times contemplated thereby. Carson Medlin did not make an independent evaluation or appraisal of the assets and liabilities of LSB or BB&T Financial or any of their subsidiaries and has not been furnished with any such evaluation of loan portfolios, underperforming or nonperforming assets, net loan charge-offs, or the adequacy of allowances for losses with respect thereto, has not reviewed any individual credit files, and has assumed that such allowances of each of LSB and BB&T Financial are in the aggregate adequate to cover such losses.

  Carson Medlin assumed that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analyses.

  In connection with rendering its opinion, Carson Medlin reviewed (i) the Merger Agreements; (ii) the Option Agreement; (iii) this Proxy Statement/Prospectus; (iv) the Annual Reports to stockholders, including the audited financial statements of LSB, and the Annual Reports on Form 10-K of BB&T Financial, for the five years ended December 31, 1993; and (v) certain financial and operating information with respect to the business, operations and prospects of LSB and BB&T Financial. Carson Medlin also: (a) held discussions with members of the senior managements of LSB and BB&T Financial regarding the past and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of LSB and BB&T Financial and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of LSB and BB&T Financial with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations in the commercial banking industry; (e) analyzed the pro forma financial impact of the Merger on BB&T Financial; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

  The following is a summary of selected analyses performed by Carson Medlin in connection with its opinion.

  1. Stock Trading History. Carson Medlin examined the history of the trading prices and volume for LSB Common Stock and BB&T Financial Common Stock and the relationship between movements of such common stock prices and movements in the S&P 500 Index, the CMC Independent Bank Index maintained by Carson Medlin, Carson Medlin's composites of twenty southeastern regional bank holding companies ("CMC BHC20") and Carson Medlin's index of thirty-one southeastern publicly-traded bank holding companies ("CMC BHC31").

  This analysis showed that for the 5 year period ending December 31, 1993, the increase in the market value of BB&T Financial Common Stock (including the reinvestment of cash dividends) was 135% compared to an increase (including dividend reinvestment) in the S&P 500 Index of 97%.

  In the period from March 31, 1992 to December 31, 1993, BB&T Financial Common Stock market value increased from 145% of book value to 147% of book value. During that same period the average price of the companies in the CMC BHC20 increased from 151% of book value to 165% of book value. As of December 31, 1993 price-to-book ratios among those twenty companies ranged from 144% to 251% of book value. BB&T Financial Common Stock, at 147% of book value, was priced below average in the market for the major southeastern regional bank holding companies at December 31, 1993.

  As of December 31, 1993 the CMC BHC20 had an average market price of 10.3 times trailing 12 months earnings. The price/earnings multiple for BB&T Financial Common Stock was 12.9 times. At that time the ratio of the indicated annual dividend to market price (or dividend yield) for the CMC BHC20 was 3.3%. BB&T Financial's dividend yield was 3.2%. BB&T Financial Common Stock was trading at a higher price/earnings multiple but had a lower dividend yield compared to the average in the market for the major southeastern regional bank holding companies at December 31, 1993.

  Carson Medlin also compared the recent changes in price of BB&T Financial Common Stock to the changes in stock prices of a broader group of thirty-one southeastern publicly-traded banking companies (CMC BHC31). From the period December 31, 1991 through December 31, 1993, BB&T Financial Common Stock (excluding dividends) increased 49.4%, from $22.25 per share to $33.25 per share. During the same period the CMC BHC31 increased by 63.2% on average. BB&T Financial Common Stock has increased significantly in market price in recent periods, but at a rate less than the average southeastern publicly-traded bank.

  Carson Medlin examined the recent trading volume in BB&T Financial Common Stock, which trades on the Nasdaq/NMS. Carson Medlin considers BB&T Financial Common Stock to be liquid and marketable in comparison with other major regional bank holding companies.

  Carson Medlin also examined the trading prices and volumes of LSB Common Stock. That analysis showed that for the 5 year period ending December 31, 1993, the increase in the market value (including reinvestment of cash dividends) of LSB Common Stock was 188%, more than the 135% increase in BB&T Financial Common Stock and considerably more than the 66% increase in the CMC Independent Bank Index, which includes 21 community banks in the Southeast. It should be noted that in the second half of 1993, there was a significant increase in LSB's Common Stock price that reflected speculation over a potential acquisition of LSB and the announcement prior to the year-end of the Merger. If the LSB Common Stock price had remained at the June 30 level through year end, the increase in the price of LSB Common Stock over the five-year period would have been somewhat less than the increase in the price of BB&T Financial Common Stock over the same period.

  Carson Medlin examined the recent trading volume in LSB Common Stock, which trades on the Nasdaq/NMS. However, because of LSB's relatively small market capitalization, LSB Common Stock has less liquidity than other major regional bank holding companies but more liquidity than those community banks not traded in the public markets. Carson Medlin therefore examined in more detail certain data on the stock prices of independent banks in the Southeast ("SIBR Banks") during the period 1991 to 1993. The data were obtained from Carson Medlin's Southeastern Independent Bank Review (TM) (the "Bank Review"), a proprietary research publication published quarterly since 1991.

  During the four quarters ending December 31, 1993, the ratio of stock price to latest year-to-date earnings (annualized) for SIBR banks in the six state southeastern region was: low 10.5x, high 11.9x, mean 11.1x. For SIBR banks in South Carolina only, the price to earnings ratio during the four quarters was: low 10.5x, high 12.2x, mean 11.7x.

  During the four quarters ending December 31, 1993, the stock prices as a percentage of book value for SIBR banks in the Southeast was: low 136%, high 140%, mean 138%. For SIBR banks in South Carolina only, the price to book ratio during the four quarters was: low 123%, high 139%, mean 131%.

  During the four quarters ending December 31, 1993, the stock price as a percentage of assets for SIBR banks in the Southeast was: low 12.4%, high 13.5%, mean 13.0%. For SIBR banks in South Carolina only, the price as a percentage of assets during the four quarters was: low 8.0%, high 9.1%, mean 8.5%.

  The price ratios described above provided Carson Medlin a basis for analyzing the purchase price of LSB. Those ratios are considered reasonably close approximations of the "trading value" of LSB. With that analysis, Carson Medlin further considered the difference in acquisition prices to pre-announcement stock prices in recent bank acquisitions. To derive this typical "control premium," Carson Medlin analyzed announced merger transactions of commercial banks in the Southeast of from $100 million to $1.5 billion in assets in the period January 1, 1991 to December 31, 1993 and found that buyout prices were on average approximately 30% above pre-announcement market prices.

  The following LSB financial data are relevant in analyzing the purchase price of LSB: tangible book value (before unrealized securities gains) and total assets at December 31, 1993 and 1993 net income. Using the recent mean trading price ratios for SIBR banks and a 30% control premium, which are described above, LSB financial data indicate the following valuation conclusions about LSB.

                                               MEAN PRICE              LSB
                                                 RATIOS   RECENT     CONTROL
                                     LSB          SIBR    CONTROL    DERIVED
                                  12/31/93       BANKS    PREMIUM   VALUATION
                               --------------- ---------- ------- --------------
Tangible book value........... $53.472 million     138%      30%  $ 95.9 million
Net Income, 1993.............. $ 6.776 million   11.1x       30%  $ 97.8 million
Total Assets.................. $   700 million    13.0%      30%  $118.3 million

  Carson Medlin's analysis using the application of a control premium to the trading values of comparable community banks indicates a valuation range of $95.9 to $118.3 million. The announced purchase price of LSB of $126.5 million (assuming a BB&T Financial Average Closing Price of $30.50 per share or higher and LSB stockholders' equity of $56.2 million as of the Effective Date) falls above the high end of this range.

  2. Comparable Transaction Analysis. Carson Medlin reviewed a group of transactions involving the acquisition of selected financial institutions with characteristics comparable to LSB. In particular, Carson Medlin examined the terms of the acquisition of 116 commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia announced in the period from January 1, 1991 to December 31, 1993. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired banks. Carson Medlin compared the transaction prices to trailing four quarters earnings, stated book value and total assets and compared the core deposit premiums (the purchase premiums over stated book value to core deposits).

  Carson Medlin determined that of the 116 transactions considered, the acquisitions of those 10 banks with total assets of from $100 to $1,500 million in which high premiums (generally those exceeding 200% of book value) were paid were the most comparable to the acquisition of LSB. In these particular transactions, multiples of trailing four quarters earnings ranged from a low of 7.9x to a high of 22.1x, with a mean of 16.3x. The multiple of LSB's 1993 earnings implied by the terms of the Merger Agreements, assuming a market value of BB&T Financial Common Stock of $30.50 per share or higher and LSB stockholders' equity of $56.2 million as of the Effective Date, is 18.7x, well above the mean for the comparable group.

  Carson Medlin calculated a range of purchase percentages of stated book value for the comparable transactions from a low of 168% to a high of 258%, with a mean of 218%. The multiple of LSB's December 31, 1993 stated book value implied by the terms of the Merger Agreements, assuming a market value of BB&T Financial Common Stock of $30.50 per share or higher is 237%, well above the mean for the comparable group.

  Carson Medlin also calculated a range of purchase prices as a percentage of total assets for the comparable transactions of from a low of 12.3% to a high of 27.0%, with a mean of 18.2%. The percentage of LSB's total assets at December 31, 1993 implied by the terms of the Merger Agreements, assuming a market value of BB&T Financial Common Stock of $30.50 per share or higher and LSB stockholders' equity of $56.2 million as of the Effective Date, is 18.1%, just below the mean for the comparable group.

  Finally, Carson Medlin calculated the core deposit premiums (the excess of purchase price over stockholders' equity) paid in the comparable transactions and found a range of from a low of 8.3% to a high of 20.0%, with a mean of 12.7%. The premium on LSB's December 31, 1993 core deposits implied by the terms of the Merger Agreements, assuming a BB&T Financial Average Closing Price of $30.50 per share or higher and LSB stockholders' equity of $56.2 million as of the Effective Date, is 13.9% of core deposits, above the mean for the comparable group.

  3. Comparable Company Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating and stock market results of LSB to 38 community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina and Virginia. The data were obtained from Carson Medlin's Bank Review. Carson Medlin compared, among other factors, the profitability, capitalization and asset quality of LSB to those measures for these financial institutions, which Carson Medlin considered to be comparable.

  Carson Medlin also compared selected operating and stock market results of BB&T Financial to those of 19 regional bank holding companies, including Barnett Banks, Inc., SunTrust Banks, Inc., First Union Corporation, NationsBank Corporation, Wachovia Corporation, AmSouth Bancorporation, Compass Bancshares, Inc., First Alabama Bancshares, Inc., SouthTrust Corporation, Bank South Corporation, Southern National Corporation, Central Fidelity Banks, Inc., Crestar Financial Corp., First Virginia Banks, Inc., Signet Banking Corporation, First American Corporation (Tennessee), First Tennessee National Corporation, National Commerce Bancorporation and Union Planters Corporation. Carson Medlin compared, among other factors, the profitability, capitalization and asset quality of BB&T Financial to those measures for these bank holding companies, which ranged in September 30, 1993 market capitalization of from $460 million to $13,108 million. At the time, BB&T Financial's market capitalization was $1,046 million.

  No company or transaction used in the above Comparable Company or Comparable Transaction Analyses as a comparison is identical to LSB, BB&T Financial or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

  4. Review of Research on BB&T Financial. Carson Medlin reviewed certain research reports concerning BB&T Financial published in 1993. The investment firms originating these reports included UBS Securities, Inc., Wheat, First Securities, Inc., Scott & Stringfellow, Inc., The Robinson-Humphrey Company, Inc., Value Line, Inc., Alex. Brown & Sons Incorporated, Olde Discount Corporation, Merrill Lynch & Co., Dean Witter Reynolds, Inc., Raymond James & Associates, Inc., and Dillon, Read & Co. Inc. Information considered in these reports by Carson Medlin included, but was not limited to, the authors' qualitative assessments of BB&T Financial as well as estimates of BB&T Financial's future profitability. Carson Medlin concluded that these research reports, considered collectively, were positive regarding BB&T Financial's operations and future prospects.

  5. Pro Forma Merger Analysis. Carson Medlin analyzed certain pro forma effects on BB&T Financial resulting from consummation of the Merger pursuant to the terms of the Merger Agreements. The analysis considered the effects of the consummation of the Merger (accounted for on a pooling-of-interests basis in accordance with generally acceptable accounting principles); the effects of any other announced or pending merger transactions, including, without limitation, those described herein, involving BB&T Financial were not considered. In this analysis, Carson Medlin assumed that LSB will perform in accordance with the earnings forecast provided to Carson Medlin by LSB management. The analysis considered the potential effects of restructuring charges, transaction costs and cost savings resulting from the Merger.

  At the time performed, this analysis indicated that the Merger would be dilutive to BB&T Financial's estimated 1994 earnings per share, book value per share as of December 31, 1993 and book value per share estimated as of June 30, 1994 on a pro forma basis. The pro forma merger analysis is based on data that was available at the time the analysis was performed and should not be considered as necessarily indicative of the actual impact of the Merger on BB&T Financial when consummated.

  6. Present Value Analysis. Carson Medlin calculated the present value of LSB Common Stock on the basis of LSB remaining an independent bank, assuming LSB management's estimate of future earnings and dividends and certain growth rates in LSB assets and the implied return on assets. The analysis used discount rates of 13% and 16% and assumed an exit point of 5 years at a price equivalent to 225% of stockholders' equity. On the basis of these various assumptions, Carson Medlin calculated a present value of LSB on a stand-alone basis ranging from $106.3 to $120.8 million.

  7. Contribution Analysis. According to the terms of the Merger Agreements and assuming a BB&T Financial Average Closing Price of $30.50, LSB book value of $56.2 million and shares of LSB Common Stock outstanding of 3,106,972 as of the Effective Date, the stockholders of LSB would receive 4,148,572 shares of BB&T Financial Common Stock. At December 31, 1993, there were 32,476,387 shares of BB&T Financial Common Stock outstanding (excluding any effects of pending acquisitions, which effects Carson Medlin considered immaterial). Accordingly, on a pro forma basis, as of December 31, 1993, holders of LSB would hold 11.3% of the outstanding shares of BB&T Financial subsequent to the Merger.

  Carson Medlin analyzed the contribution of each of LSB and BB&T Financial to the assets, liabilities and earnings of the pro forma combined company for the twelve months ending December 31, 1993. During the twelve months ended December 31, 1993, LSB would have contributed 6% of estimated earnings. At December 31, 1993, LSB would have contributed 7% of total assets and stockholders' equity and 8% of total deposits.

  8. Stockholder Claims Analysis. Carson Medlin compared the ownership of one share of LSB Common Stock to the ownership of 1.3352 shares of BB&T Financial Common Stock (the Exchange Ratio at announcement, assuming a BB&T Financial Average Closing Price of $30.50 per share and LSB book value of $56.2 million at the Effective Date) from the perspective of claims on various balance sheet and income statement accounts. In conducting these comparisons, Carson Medlin found that LSB holders would, by exchanging for BB&T Financial Common Stock pursuant to the terms of the Merger Agreements, have a claim to more in the way of earnings, dividends, book value, market value, and total assets.

  Carson Medlin's opinion was one of many factors taken into consideration by the LSB Board of Directors in making its determination to approve the Merger Agreements. The opinion of Carson Medlin does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for LSB or the effect of any other business combination in which LSB might engage.

  In a letter agreement dated November 17, 1993, LSB retained Carson Medlin to act as its financial adviser with respect to the proposed acquisition of LSB by BB&T Financial or some other third party and to render opinions as to the fairness, from a financial point of view, of the consideration proposed to be paid in an acquisition to the stockholders of LSB. Pursuant to such letter agreement, LSB agreed to pay Carson Medlin $25,000 upon the rendering of its fairness opinion concurrent with LSB's entering into an agreement to be acquired and another $25,000 upon the rendering of an updated fairness opinion for inclusion in LSB's proxy materials. Additionally, LSB agreed to pay Carson
Medlin: (a) an investment advisory fee of $40,000, of which $25,000 was due and payable only upon acceptance by LSB of an offer, binding or nonbinding letter of intent or similar expression of interest in effecting an acquisition; (b) a success fee of 3% of the amount by which the price of an acquisition exceeded a base price equal to the BB&T Financial proposal as it existed on November 17, 1993; and (c) reimbursement for its reasonable out-of-pocket expenses incurred in connection with its services, including fees and expenses of its legal counsel.

  Pursuant to a separate letter agreement dated April 22, 1994, LSB has agreed to indemnify Carson Medlin and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the federal securities laws.

  Carson Medlin is a southeastern regional investment banking firm which is a member of the National Association of Securities Dealers, Inc., and is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Carson Medlin has previously served as financial adviser to LSB in matters other than the Merger. LSB selected Carson Medlin on the basis of its historical relationship with LSB and its experience as a financial adviser in mergers and acquisitions of community banks in the southeastern region of the United States.

GENERAL DESCRIPTION OF THE TERMS OF THE MERGER

  On the Effective Date of the Merger, holders of LSB Common Stock will receive a certain number of shares of BB&T Financial Common Stock based upon the Exchange Ratio, which will depend in turn on the book value of LSB and the BB&T Financial Average Closing Price as described below. LSB will be merged with and into BB&T Financial-SC, with BB&T Financial-SC as the surviving entity, and Lexington and Community will become wholly owned subsidiaries of BB&T Financial-SC. After the Merger and receipt of required regulatory approvals, BB&T-SC and Community will be merged into or otherwise consolidated with Lexington in the Bank Mergers.

  All rights, franchises and interests of LSB in and to its property will be held by BB&T Financial-SC as the surviving entity in the Merger.

  Upon consummation of the Merger, BB&T Financial will cause each of the members of the LSB Board of Directors to become members of the BB&T-SC Board of Directors and will use its best efforts to cause such members to remain members of such Board or the Board of the surviving bank of the Bank Mergers until they reach the age of 70, subject to the fiduciary duties of the members of such Board of Directors. In addition, BB&T Financial has agreed to cause two members of the LSB Board of Directors designated by the LSB Board of Directors (the "LSB Designees") to become members of the BB&T Financial Board of Directors upon consummation of the Merger and, for a period of five years, subject to fiduciary duties, to recommend to the nominating committee of the BB&T Financial Board of Directors the nomination of the LSB Designees (or certain replacements therefor) for reelection to the BB&T Financial Board of Directors. The LSB Designees are Raymond S. Caughman and Albert J. Dooley, Sr. See "MANAGEMENT OF LSB."

  The Reorganization Agreement provides that LSB and BB&T Financial will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including fees and expenses of each party's own financial consultants, accountants and counsel, except that BB&T Financial and LSB will each bear and pay 50 percent for the cost of printing this Proxy Statement/Prospectus. BB&T Financial will, however, reimburse LSB for all reasonable out-of-pocket expenses incurred by LSB in connection with the transactions contemplated by the Reorganization Agreement if the Reorganization Agreement is terminated. However, the Reorganization Agreement further provides that, without in any way limiting other remedies BB&T Financial may have against LSB or any other person or entity, BB&T Financial's obligation to reimburse LSB for such expenses will not apply if LSB materially breaches any provision of the Merger Agreements, the Option Agreement or the agreement by which the Bank Mergers are to be effected ("Bank Merger Agreement").

CONVERSION OF LSB COMMON STOCK

  At the Effective Date, each share of LSB Common Stock outstanding immediately prior to the Effective Date will be converted into shares of BB&T Financial Common Stock and cash in lieu of fractional interests. Stockholders of LSB will receive a number of such shares equal to the Exchange Ratio multiplied by the number of shares of LSB Common Stock owned by each LSB stockholder. The Exchange Ratio will be determined as follows:

  -- In the event that the BB&T Financial Average Closing Price is equal to or less than $30.50 per share, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $30.50;

  -- In the event that the BB&T Financial Average Closing Price is greater than $30.50 and equal to or less than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by the BB&T Financial Average Closing Price; and

  -- In the event that the BB&T Financial Average Closing Price is greater than $36.00, the Exchange Ratio will be that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $36.00.

  The Exchange Ratio also may be adjusted in the event that BB&T Financial establishes a record date between December 7, 1993 and the Effective Date for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization.

  The following table shows the Exchange Ratios that would result for different possible BB&T Financial Average Closing Prices if the LSB Book Value Per Share were $17.31 (the actual amount at March 31, 1994). The table is for purposes of illustration only. Any changes in the LSB Book Value Per Share would result in a different Exchange Ratio for the BB&T Financial Average Closing Price shown. Accordingly, this table should not be relied upon as predicting in any way the Exchange Ratio that will actually be used.

  BB&T FINANCIAL AVERAGE
      CLOSING PRICE                                              EXCHANGE RATIO
  ----------------------                                         --------------
     $30.50 or less.............................................     1.2770
     $32.00.....................................................     1.2171
     $34.00.....................................................     1.1455
     $36.00 or more.............................................     1.0819

  On    , 1994, the closing price of a share of BB&T Financial Common Stock was
$   .   . If, for example, that were the BB&T Financial Average Closing Price,
and assuming an LSB Book Value Per Share of $   .    (which would be the LSB
Book Value Per Share if the Effective Date were on    , 1994) LSB's
stockholders would receive, for each share of LSB Common Stock,    .    shares
of BB&T Financial Common Stock, and a total of approximately    ,   ,    shares
of BB&T Financial Common Stock would be issued to LSB's stockholders in the Merger.

  No fractional shares of BB&T Financial Common Stock will be issued in connection with the Merger. Instead, cash will be paid in lieu of fractional shares in an amount equal to the product of the fractional share multiplied by the BB&T Financial Average Closing Price.

  The market price of BB&T Financial Common Stock following the completion of the Merger will depend on the results of operations and the financial condition of BB&T Financial, the general level of interest rates, the perception of the banking industry generally, and other relevant factors that may affect the price of BB&T Financial Common Stock and that may affect the securities markets generally. Accordingly, BB&T Financial Common Stock could trade at prices higher or lower than those trading prices that may have been considered by the LSB Board of Directors in approving the Exchange Ratio, including the possible adjustments in the Exchange Ratio.

EXCHANGE OF LSB COMMON STOCK CERTIFICATES

  As soon as practical after the Effective Date, BB&T, as the transfer agent for BB&T Financial Common Stock ("Transfer Agent"), will mail to each holder of record of LSB Common Stock a letter of instruction regarding the procedures to be followed in the exchange of certificates of LSB Common Stock for certificates of BB&T Financial Common Stock. When it is received, holders of LSB Common Stock should follow the instructions contained therein.

  LSB's stockholders should not forward any certificates representing shares of LSB Common Stock except in accordance with the letter of instruction from the Transfer Agent to be sent after the Effective Date. LSB'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES TO THE TRANSFER AGENT NOW.

  Upon surrender of certificates representing shares of LSB Common Stock to the Transfer Agent after the Effective Date, each holder of LSB Common Stock will receive a certificate representing the number of shares of BB&T Financial Common Stock to which such holder is entitled pursuant to the Exchange Ratio, and each holder of LSB Common Stock entitled to receive a fraction of a share of BB&T Financial Common

Stock also will receive cash in an amount equal to such fractional part of a share of BB&T Financial Common Stock multiplied by the BB&T Financial Average Closing Price.

  A certificate for BB&T Financial Common Stock will be issued only in the name in which the certificate for LSB Common Stock surrendered for exchange is registered. BB&T Financial will issue a single certificate for shares of BB&T Financial Common Stock to which an LSB stockholder is entitled. In no event will the Transfer Agent, BB&T Financial or any party to the Merger be liable to any person for any BB&T Financial Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

  After the Effective Date and until surrender of LSB Common Stock to the Transfer Agent, each certificate that represented outstanding LSB Common Stock immediately prior to the Effective Date will be deemed to evidence ownership of the number of shares of BB&T Financial Common Stock into which the shares represented by such certificates have been converted and any right to receive cash in lieu of fractional shares into which such shares would have been exchanged. No stockholder, however, will receive the dividends or other distributions on BB&T Financial Common Stock, interest or cash payments in lieu of fractional shares until the certificates representing LSB Common Stock are surrendered for exchange. Upon surrender of certificates representing LSB Common Stock, each such stockholder will receive the number of shares of BB&T Financial Common Stock to which such stockholder is entitled under the Exchange Ratio and cash in lieu of any fractional share, plus any dividends or other distributions on BB&T Financial Common Stock which are payable to holders of any record date following the Effective Date. No interest will be payable with respect to withheld dividends or other distributions or cash payments in lieu of fractional shares.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of BB&T Financial, BB&T Financial-SC and LSB to consummate the Merger are subject to the satisfaction of certain conditions, including, without limitation, the taking of all necessary corporate action with respect to the Merger Agreements, the Option Agreement and the Bank Merger Agreement, including the approval of the Merger Agreements by the stockholders of LSB; the continuing effectiveness of the registration statement under the Securities Act and applicable state securities or "Blue Sky" laws or exemptions to those laws; the receipt of all necessary regulatory approvals for the Merger and the Bank Mergers and expiration of all notice periods and waiting periods required after the granting of any such approvals, without any condition or requirement contained therein which, in the reasonable opinion of the BB&T Financial Board of Directors, would so materially adversely affect the business or economic benefits of the transactions contemplated by the Reorganization Agreement as to render consummation of those transactions inadvisable or unduly burdensome; the receipt of an opinion from BB&T Financial's tax advisor, in form and substance satisfactory to LSB and BB&T Financial, substantially to the effect that the Merger and the Bank Mergers will constitute one or more reorganizations under Section 368 of the Code, and that the stockholders of LSB will not recognize any gain or loss to the extent that such stockholders exchange shares of LSB Common Stock for shares of BB&T Financial Common Stock; the absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by the Reorganization Agreement; the accuracy of the representations and warranties set forth in the Reorganization Agreement in all material respects as of the Effective Date as though made on and as of such date; the performance by LSB and BB&T Financial in all material respects of all material obligations and compliance with all material covenants required by the Reorganization Agreement; and the receipt of certain opinions of counsel and certificates from officers of LSB and BB&T Financial.

  Consummation of the Merger also is subject to the condition that neither BB&T Financial nor LSB reasonably determines in good faith that there has been a material adverse change in the conditions, operations or prospects of the other party since December 31, 1992. It is also a condition that BB&T Financial will have determined that the Merger will qualify for the pooling-of-interests method of accounting and received written agreements from the affiliates of LSB that they will not sell any shares of BB&T Financial Common Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and rules and regulations promulgated thereunder. A further condition of the Merger is that dissenters' rights pursuant to Section 33-13-210 of the SCBCA with respect to the Merger will not have been exercised by the holders of more than 10% of the outstanding LSB Common Stock. See "THE MERGER--Dissenters' Rights."

  Either LSB or BB&T Financial may waive certain of the conditions imposed with respect to its or their respective obligations to consummate the Merger, except for (i) the requirements that the Merger be approved by LSB's stockholders and that all required regulatory approvals for the Merger be received and (ii) after approval of the Merger Agreements by LSB's stockholders, any reduction in the number of shares of BB&T Financial Common Stock into which each share of LSB Common Stock will be converted and exchanged in the Merger or the payment terms for fractional interests thereof.

TERMINATION

  The Reorganization Agreement may be terminated at any time on or prior to the Effective Date by the mutual consent in writing of the parties. Either party, upon written notice to the other party, may elect to terminate the Reorganization Agreement if the conditions precedent to the obligations of such party to consummate the transactions contemplated by the Merger Agreements have not been satisfied or fulfilled. The Reorganization Agreement also may be terminated by either party if the LSB stockholder approval required to consummate the Merger is not obtained, or if any of the regulatory applications for prior approval are denied and the time period for appeals and requests for reconsideration of such denial has run. In addition, the Reorganization Agreement may be terminated by either party if the Effective Date has not occurred prior to the close of business on January 31, 1995 or if the BB&T Financial Average Closing Price is less than $26.00 or more than $36.00. Either party may elect to terminate the Reorganization Agreement by notifying the other party in writing upon a breach by the other party in any material respect of (i) any covenant or undertaking contained in the Reorganization Agreement, the Plan of Merger, the Option Agreement or the Bank Merger Agreement, or (ii) any representation or warranty contained in the Reorganization Agreement, which breach has been materially adverse. The Reorganization Agreement may only be terminated as a result of such breach if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date. The Reorganization Agreement may also be terminated by either party if such party determines in good faith that any condition precedent to such party's obligations would be impossible to satisfy. The terminating party must, however, give the other party notice at least ten days prior to such termination and provide the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution.

AMENDMENT

  The Merger Agreements may be amended or supplemented in writing by mutual agreement of BB&T Financial and LSB, provided that such amendment or supplement must be approved by their respective Boards of Directors and provided further that no amendment or supplement executed after approval of the Merger Agreements by LSB's stockholders may reduce either the number of shares of BB&T Financial Common Stock into which each share of LSB Common Stock will be converted and exchanged in the Merger or the payment terms for fractional interests thereof. The Merger Agreements were amended as of April 26, 1994 to change the structure of the Bank Mergers.

CONDUCT OF LSB'S AND BB&T FINANCIAL'S BUSINESS PRIOR TO THE EFFECTIVE DATE

  Under the terms of the Reorganization Agreement, neither LSB nor any LSB subsidiary may, without the prior written consent of BB&T Financial, which consent may not be withheld on an arbitrary basis or basis inconsistent with BB&T Financial's interests as an acquiror of LSB, among other things: (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, or establish or acquire any new subsidiary or cause or permit any subsidiary to engage in any new activity or expand any existing activities; (ii) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock that would cause the Merger not to be accounted for as a pooling-of-interests, as determined by BB&T Financial; (iii) issue any shares of its capital stock other than pursuant to the Option Agreement, the merger of Lexington with Dorn (which was completed on December 16, 1993) or the LSB Dividend Reinvestment Plan; (iv) issue, grant or authorize any rights other than pursuant to the Option Agreement or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; (v) amend its articles of incorporation or by-laws; impose, or suffer the imposition, on any share of stock held by LSB in any LSB subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business; (vi) other than completion of the merger with Dorn, merge with any other corporation or bank or permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation, savings institution or bank; acquire control over any other firm, bank, corporation, savings institution or organization; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business; (vii) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business except where LSB or any LSB subsidiary is in good faith contesting the validity of any of the foregoing; or where the failure to so comply will not have a material adverse effect on the financial condition, results of operations, business or prospects of LSB, Lexington and Community, taken as a whole; (viii) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner and amount consistent with past practice; (ix) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; (x) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, LSB or any LSB subsidiary or any business combination with LSB or any LSB subsidiary other than as contemplated by the Reorganization Agreement; or authorize any officer, director, agent or affiliate of it to do any of the above; or fail to notify BB&T Financial immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, LSB or an LSB subsidiary; (xi) enter into (a) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (b) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by LSB or an LSB subsidiary or guarantee by LSB or an LSB subsidiary of any such obligation, (c) any agreement, arrangement or commitment not cancellable by LSB without penalty or cost within 30 days after the Effective Date relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (d) any contract, agreement or understanding with a labor union; (xii) change its lending, investment or asset liability management policies in any material respect except as may be required by applicable law, regulation or directives;
(xiii) change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1992, except as required by changes in law or regulation; or
(xiv) agree to do any of the foregoing.

  Except with the prior written consent of LSB, which consent may not be arbitrarily or unreasonably withheld, prior to the Effective Date, neither BB&T Financial nor any of its subsidiaries may: (i) exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of LSB Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms of the Option Agreement, see "THE MERGER--The Option Agreement,"; (ii) enter into a merger or other business combination transaction with any other corporation or person in which BB&T Financial would not be the surviving or continuing entity after the consummation thereof; (iii) sell or lease all or substantially all of the assets and business of BB&T Financial; or (iv) declare an extraordinary or special dividend or distribution on BB&T Financial Common Stock in an amount equal to more than 10% of BB&T Financial's stockholders' equity as reflected on the financial statements of BB&T Financial as of the three months ended prior to such payment.

REGULATORY CONSIDERATIONS

  The Merger is subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations and the regulations promulgated under such statutes.

  The Merger is subject to approval by the Federal Reserve under the BHCA, which prohibits a bank holding company, such as BB&T Financial or BB&T Financial-SC, from acquiring direct or indirect ownership or control of more than five percent (5%) of the voting shares of any bank, such as Lexington or Community, or to merge with a bank holding company such as LSB, unless the Federal Reserve has approved the transaction. In considering an application for approval of such an acquisition or merger, the Federal Reserve reviews the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. See "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--General." The Federal Reserve also is required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the Federal Reserve must take into account the records of BB&T Financial and LSB in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. The BHCA requires that any bank acquisition or merger may not be consummated until the 30th day after approval, during which the United States Department of Justice ("DOJ") may challenge the transaction on antitrust grounds. BB&T Financial has submitted an application to the Federal Reserve for approval to consummate the Merger, and that application currently is pending.

  The Merger also is subject to approval by the South Carolina Board under
Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under Section 34-24-50 of the SCBHCA, the South Carolina Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The South Carolina Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the communities to be served. In making this determination, the South Carolina Board will wait until after the Federal Reserve makes its determination and will deny the application only if the South Carolina Board finds that the Federal Reserve's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the Federal Reserve. BB&T Financial has submitted an application to the South Carolina Board for approval to consummate the Merger, and that application currently is pending.

  The Bank Mergers are subject to approval of the FDIC pursuant to the Bank Merger Act. The Bank Merger Act requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Bank Mergers if they would result in a monopoly or if they would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if their effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if they would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Bank Mergers are clearly outweighed in the public interest by the probable effect of the transactions in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Bank Mergers and provide an opportunity for the public to comment on the application in writing and to request a hearing.

  The Bank Merger Act requires that any bank merger, including the Bank Mergers, may not be consummated until the 30th day after approval, during which time the DOJ may challenge the Bank Mergers on antitrust grounds.

  The Bank Mergers will proceed under Section 34-3-850 of the Code of Laws of South Carolina (1976) which allows bank mergers when all applicable laws governing the mergers are complied with.

  The Merger will not proceed in the absence of all required approvals for the Merger, and the Bank Mergers will not proceed in the absence of all required approvals for the Bank Mergers. There can be no assurance that such approvals will be received and, if they are, there can be no assurance as to the date of such approvals, that such approvals will not be conditioned upon matters that could cause the BB&T Financial Board of Directors to abandon the Merger and the Bank Mergers, or that no action will be brought by the DOJ challenging the Merger or the Bank Mergers on antitrust grounds. If any condition or requirement is imposed which, in the reasonable opinion of the BB&T Financial Board of Directors, would so materially adversely affect the economic or business benefits to BB&T Financial of the transactions contemplated by the Reorganization Agreement as to render consummation of the transactions inadvisable or unduly burdensome, the Reorganization Agreement permits BB&T Financial to terminate the Reorganization Agreement.

  BB&T Financial and LSB are not aware of any other governmental approvals or actions that are required for consummation of the Merger or Bank Mergers except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or Bank Mergers or would not be conditioned in a manner that would cause BB&T Financial to abandon the Merger or the Bank Mergers. The parties to the Merger currently expect to waive the condition in the Reorganization Agreement that approvals required to effect the Bank Mergers be received prior to the consummation of the Merger. See "-- Conditions to Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND EFFECT OF THE MERGER ON EMPLOYEES AND BENEFIT PLANS

  Directors. Upon consummation of the Merger, BB&T Financial will cause each of the members of the LSB Board of Directors to become members of the BB&T-SC Board of Directors, and will use its best efforts to cause such members to remain members of such Board or the Board of the surviving bank of the Bank Mergers until they reach age 70, subject to the fiduciary duties of the members of such Board of Directors. Each member's compensation will be the greater of
(a) $8,400 per year (plus $100 for each special meeting not held on the day of a regular board meeting), plus reasonable travel expenses, or (b) the compensation paid to the members of the BB&T-SC Board of Directors as of the Effective Date. All benefits that were previously disclosed by LSB to BB&T Financial which are presently provided or made available to such members as members of the LSB Board of Directors will be continued.

  Also upon consummation of the Merger, BB&T Financial will cause the two LSB Designees to become members of the BB&T Financial Board of Directors. Thereafter, for a period of at least five years, subject to the fiduciary duties of the members of the BB&T Financial Board of Directors, BB&T Financial has agreed that it will recommend to the nominating committee of the BB&T Financial Board of Directors the nomination of the LSB Designees for reelection and inclusion as part of the slate of directors recommended by the nominating committee for the BB&T Financial Board of Directors. In the event that either or both of the LSB Designees is unable or unwilling to serve as a director during such five-year period, BB&T Financial has agreed that it will substitute a person or persons who are presently members of the LSB Board of Directors. After this five-year period, subject to the fiduciary duties of the members of the BB&T Financial Board of Directors, BB&T Financial has agreed to continue to use its best efforts to recommend to the nominating committee of the BB&T Financial Board of Directors the nomination to the BB&T Financial Board of Directors of at least one person who resides in the current LSB market area. The LSB Designees are Raymond S. Caughman and Albert J. Dooley, Sr. See "MANAGEMENT OF LSB."

  Indemnification of Directors and Officers. BB&T Financial has agreed to indemnify the directors and certain officers of LSB, Lexington and Community to the fullest extent permitted by law, against reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her, and reasonable payments made by him or her in satisfaction of any judgment, money decree, fine or settlement in connection with any threatened, pending or completed action, suit or proceeding arising out of or in connection with the Reorganization Agreement, the Option Agreement and any of the transactions contemplated thereby, except for liability or litigation expense incurred on account of activities known or believed by such person to be clearly in conflict with the best interest of LSB or BB&T Financial or activities such person had reasonable cause to believe were criminal. In addition, BB&T Financial has agreed to advance expenses to indemnified parties as provided in the Reorganization Agreement.

  Employment/Severance Agreements. Upon consummation of the Merger, Raymond S. Caughman, Estes B. Howell, Jr., Robert N. Hubbs, Harold C. Amick, Jr., Charles
A. Kirby, David S. Hipp, Robert C. Marshall, Carol R. Metts, Sharon D. Hundley, Gary A. Areheart, R.W. McCormick, Jr., Stephen P. Nivens, Kathy N. Felder, Marcia C. Wood and Cricket Scoggins, Officers, will enter into agreements (each an "Employment/Severance Agreement") with BB&T Financial and Lexington providing for continued employment for a period of three or five years in positions, initially with Lexington and upon consummation of the Bank Mergers, with BB&T Financial or affiliates thereof. The only Officers whose base annual salary pursuant to such an Employment/Severance Agreement will exceed $100,000 are Mr. Caughman, President and Chief Executive Officer of LSB, Mr. Howell, Treasurer of LSB, and Mr. Hubbs, Vice President of LSB. Mr. Caughman's Employment Agreement will have a term of five years and will provide for a base annual salary of $225,000. Mr. Howell's Employment/Severance Agreement will last only until his retirement on September 1, 1994 and will provide for a base annual salary of $103,750. Mr. Hubbs' Employment/Severance Agreement will have a term of five years and will provide for a base annual salary of $175,000.

  Subject to adjustment, as described below, each Officer will receive a minimum annual salary. After the Effective Date, each Officer otherwise eligible to participate in the BB&T Financial Executive Incentive Compensation Plan and the BB&T Financial Long-Term Incentive Compensation Plan (collectively, the "Plans") may on one occasion elect to participate in the Plans. In the event that an Officer makes such an election, such Officer's base salary will be reduced to reflect a base salary which, when added to the "Target Award" (as defined in the BB&T Financial Executive Incentive Compensation Plan) and the assumed value of options granted under the BB&T Financial Long-Term Incentive Compensation Plan (pursuant to BB&T Financial's standard practices for valuing such options) would result in compensation equal to such Officer's base salary.

  Each of the Officers other than Mr. Caughman and Mr. Hubbs, after the first year following the Effective Date, will be entitled to a salary increase determined in accordance with BB&T Financial's annual salary plan, and be based on BB&T Financial's performance and the performance of the Officer, but such increase may not be less than the average increase paid to all BB&T Financial's officers under BB&T Financial's salary plan. For as long as the Officer remains employed by BB&T Financial during the term of the Employment Agreement, each Officer will be entitled to receive, on the same basis as other officers of BB&T Financial, group employee benefits such as sick leave, vacation, retirement benefits, group disability and health, life and accident insurance and similar indirect compensation which BB&T Financial may from time to time extend to its officers.

  BB&T Financial will have the right to terminate the Officer's employment at any time for "Just Cause" (as defined in the Employment/Severance Agreement). If BB&T Financial terminates an Officer's employment for Just Cause, such Officer will have no right to receive compensation or other benefits under the Employment/Severance Agreement for any period after such termination. In addition, BB&T Financial may terminate an Officer's employment at any time for reasons other than Just Cause, but termination for reasons other than Just Cause will not prejudice the Officer's rights under the Employment/Severance Agreement.

  Effect of Severance and Related Provisions. If either Mr. Caughman or Mr. Hubbs voluntarily terminates employment with BB&T Financial, his Employment/Severance Agreement provides that he will be entitled to receive the annual base salary then provided under the Employment/Severance Agreement (which, in the event that an election has been made to participate in the Plans, would mean his base salary as reduced to reflect such participation) ("Voluntary Termination Payments") until the end of the term of his Employment/Severance Agreement. If Mr. Caughman or Mr. Hubbs terminates employment with BB&T Financial at any time during the term of the Employment/Severance Agreement, for so long as he elects to receive the Voluntary Termination Payments through the fifth anniversary of the Effective Date (except in the event of termination for Just Cause, in which case it will be until the fifth anniversary date of the Effective Date in any event) he may not, directly or indirectly, engage in the banking and financial services business, or any other business in which BB&T Financial is engaged, in Lexington, Richland, Beaufort, Hampton and McCormick Counties, South Carolina, or in any county contiguous with such counties. In addition, he may not solicit, or assist any other person in soliciting, any depositors or customers of BB&T Financial or LSB or any of their respective subsidiaries or employ any of the then or former employees of BB&T Financial or LSB, or induce any such employees to terminate their employment with BB&T Financial.

  In addition, Mr. Hubbs' Employment/Severance Agreement will provide that so long as he remains employed by BB&T Financial, whether or not Mr. Hubbs' duties change, he will be entitled to receive the compensation and group employee benefits described above until the end of the term of the Employment/Severance Agreement. This provision would substitute for a provision in Mr. Hubbs' current employment agreement with LSB that guarantees Mr. Hubbs' salary at current levels for five years following a merger transaction with certain exceptions. Mr. Hubbs' existing employment agreement with LSB is a five year contract, which automatically renews in each year and which would have a guaranteed fixed term of five years following a merger transaction, with certain exceptions. Under the terms of the proposed Employment/Severance Agreement, Mr. Hubbs would continue to receive compensation and group employee benefits for the term of the Agreement so long as he does not formally terminate his employment with BB&T Financial, notwithstanding any reduction of his duties for BB&T Financial.

  As a result of these provisions, either Mr. Caughman or Mr. Hubbs may terminate their employment voluntarily with BB&T Financial at any time after the Merger and continue to receive their annual base salary without reduction until the end of the fifth anniversary of the Effective Date. The provision in Mr. Hubbs' agreement would permit him to reduce significantly his duties, without formally terminating his services, and yet continue to receive both his salary and the non-salary benefits provided under the Employment/Severance Agreement without reduction until the fifth anniversary of the Effective Date. It is anticipated that Mr. Hubbs will significantly reduce his duties with BB&T Financial following the Merger. Mr. Hubbs' duties following the Merger have not yet been finalized, but he is expected primarily to be involved in advising BB&T Financial and BB&T-SC on a transitional basis following the Merger and to continue to serve on the Board of Directors of BB&T-SC and the surviving bank of the Bank Mergers. Under these circumstances, Mr. Hubbs would continue to receive his current base salary and benefits, without reduction, until the fifth anniversary of the Effective Date. While Mr. Caughman currently has no plans to retire or otherwise voluntarily terminate his services following the Merger, any such termination during the period of the term of his Employment/Severance Agreement would permit him to continue to receive his annual base salary until the fifth anniversary of the Effective Date. Following the Merger, Mr. Caughman will become a member of the Board of Directors of BB&T Financial and will continue in his capacity as Chairman of the Board and Chief Executive Officer of Lexington and, following the Bank Mergers, will become Chairman of the Board of the surviving bank of the Bank Mergers.

  None of the Employment/Severance Agreements for any of the Officers other than Mr. Caughman and Mr. Hubbs will provide for any compensation or benefits following voluntary termination by the Officer. The Employment/Severance Agreements for the Officers other than Mr. Caughman and Mr. Hubbs will contain non-competition and non-solicitation restrictions.

  Stock Options. The Employment/Severance Agreements for Mr. Caughman and Mr. Hubbs will provide that they also will receive options to acquire 25,000 shares and 18,750 shares of BB&T Financial Common Stock, respectively, at an exercise price equal to the market price of such stock on the Effective Date. These options will have a term of ten years and one-fifth of the number of shares will become exercisable at each of the first five anniversaries of the date of grant, except: (i) if Mr. Hubbs' employment with BB&T Financial is terminated (other than for Just Cause, as defined in the Employment/Severance Agreement), the term of the options granted to Mr. Hubbs will expire at the later of (x) one year after the date of termination or (y) the sixth anniversary of the date of grant; (ii) in the event of termination of employment of either Mr. Caughman or Mr. Hubbs for Just Cause (as defined in the Employment/Severance Agreement), the term of the options granted to him will expire immediately upon the termination and no longer be exercisable; (iii) on the death of either Mr. Caughman or Mr. Hubbs, the options granted to him will become fully vested and exercisable and the term of the options granted to him will expire one year after the date of death.

  Employees and Benefit Plans. The Reorganization Agreement provides that upon the Effective Date, each person who is an employee of LSB or of any LSB subsidiary as of the Effective Date (individually an "Employee") will automatically become an employee of BB&T Financial-SC or, in the alternative, BB&T-SC or the surviving bank of the Bank Mergers, upon substantially the same terms and conditions of employment, including compensation and benefits, and comparable responsibilities that each Employee had on the day before the Effective Date. Each Employee will remain an Employee for a period of at least two years following the Effective Date, subject to satisfactory performance of duties. Notwithstanding this provision of the Reorganization Agreement, whether before or after the two-year period, no Employee will be terminated or have his or her salary reduced involuntarily as a result of the Merger. This provision does not, however, confer any right upon or contract in favor of any Employee of BB&T Financial-SC or BB&T-SC.

  Notwithstanding the covenants described in the preceding paragraph, nothing contained in the Reorganization Agreement restricts the ability of BB&T Financial-SC or BB&T-SC to dismiss any Employee, if such dismissal is for "Just Cause" as defined in the Reorganization Agreement.

  No Employee may be terminated within the two-year period for any reason unless such termination has been approved in writing by any two of Raymond S. Caughman, Robert N. Hubbs and David S. Hipp, or, if less than two of them are at the time employed by BB&T-SC (Lexington, as renamed following the Bank Mergers), any two members of the Board of Directors of such bank who were, on the Effective Date, directors of LSB.

  Each Employee will be eligible to receive group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of BB&T Financial without the imposition of any waiting period or limitation on preexisting conditions. The benefits in the aggregate to all Employees as a group will not be less in amount or value than those presently provided by LSB and the LSB subsidiaries. Moreover, any Employee who is, on the Effective Date, entitled to five weeks of paid vacation per year will continue to be entitled to five weeks paid vacation per year for the duration of the Employee's employment with BB&T Financial and BB&T Financial's subsidiaries.

  Following the Bank Mergers, Lexington's pension plan and 401(k) plan will be merged with the 401(k) plans maintained by BB&T Financial and BB&T Financial's subsidiaries or be terminated, depending upon the mutual agreement of LSB and BB&T Financial prior to the Merger. If the LSB plan is terminated, the rights and interests of the employees of LSB and the LSB subsidiaries in such plans will become fully vested, with each participating Employee having the right or option either to receive the benefits to which he or she is entitled as a result of the termination of the plan or to have such benefits "rolled" into the 401(k) plan maintained by BB&T Financial and BB&T Financial's subsidiaries for the benefit of their employees, and on the same basis and applying the same eligibility standards as would apply to employees of BB&T Financial and BB&T Financial's subsidiaries. Following the Bank Mergers, the Employees of LSB and the LSB subsidiaries will be entitled to participate, to the same extent and on the same terms as the employees of BB&T Financial, in any retirement, pension or similar plans in effect for the benefit of the employees of BB&T Financial (other than any employee stock ownership plan established for the benefit of certain of BB&T Financial's employees in connection with certain of BB&T Financial's savings institution acquisitions) which when considered as a whole for all Employees considered as a group will be no less favorable in the aggregate than the benefits currently provided to the Employees of LSB, Lexington and Community. For the purposes of participating in all plans and benefits of BB&T Financial, the Employees will receive credit for their period of service to LSB and the LSB subsidiaries for participation and vesting purposes only.

RESTRICTIONS ON RESALES BY AFFILIATES

  Certain directors and officers of LSB may be deemed "affiliates" of LSB. Any sale or other disposition by such affiliates of BB&T Financial Common Stock received by them pursuant to the Merger may be made only in compliance with an exemption from the registration requirements of the Securities Act and the restrictions set forth below.

  The Reorganization Agreement requires LSB to use its best efforts to cause each affiliate of LSB to execute and deliver to BB&T Financial at least 30 days prior to the Effective Date a letter to the effect that each such person will not dispose of any shares of BB&T Financial Common Stock to be received pursuant to the Merger in violation of Rule 145 of the Securities Act or the applicable rules and regulations of the SEC.

  This Proxy Statement/Prospectus may not be used by any such affiliate of LSB for the resale of any shares of BB&T Financial Common Stock received pursuant to the Merger.

CERTAIN INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary discussion of the material federal income tax consequences of the Merger to stockholders of LSB. The summary is based on the law as currently constituted and is subject to change in the event of changes in the law, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which could be given retroactive effect. The summary does not address any foreign, state or local tax consequences, except for certain South Carolina income tax consequences, nor does it address all aspects of federal income taxation that may apply to the Merger. LSB stockholders are urged, therefore, to consult their own tax advisors as to the specific tax consequences to them of the Merger and the exchange of their LSB Common Stock for shares of BB&T Financial Common Stock, including, without limitation, tax return reporting requirements, the application and effect of federal, foreign, state and local and other tax laws and the implications of any proposed changes in the tax laws.

  BB&T Financial and LSB have received an opinion of KPMG Peat Marwick (the "Tax Opinion"), tax advisors to BB&T Financial, which reaches certain conclusions with respect to certain federal and South Carolina income tax consequences of the Merger. Where appropriate or useful, this discussion will refer to the Tax Opinion and particular conclusions expressed therein. However, such an opinion represents only that advisor's best judgment as to the matters expressed therein and has no binding effect on the Internal Revenue Service ("IRS") or official status of any kind. There can be no assurance that the IRS could not successfully contest in the courts an opinion expressed by the advisor as set forth in the Tax Opinion or that legislative, administrative or judicial decisions or interpretations may not be forthcoming that would significantly change the opinions set forth in the Tax Opinion. The IRS will not currently issue private letter rulings concerning a transaction's qualification under certain types of reorganizations or certain federal income tax consequences resulting from such qualification. Accordingly, no private letter ruling has been, nor is it anticipated that such a ruling will be, requested from the IRS with respect to the Merger.

  The Tax Opinion concludes that provided the Merger qualifies as a statutory merger under South Carolina law, (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (ii) no gain or loss will be recognized by BB&T Financial or LSB by reason of the Merger; (iii) a stockholder of LSB will recognize no gain or loss for federal income tax purposes to the extent BB&T Financial Common Stock is received in the Merger in exchange for LSB Common Stock; (iv) the tax basis in the BB&T Financial Common Stock received by a stockholder will be the same as the tax basis in the LSB Common Stock surrendered in exchange therefor; (v) the holding period for BB&T Financial Common Stock received in exchange for LSB Common Stock will include the period during which the stockholder held the LSB Common Stock surrendered in the exchange, provided that the LSB Common Stock was held as a capital asset at the Effective Date; and (vi) provided that the LSB Common Stock was held as a capital asset at the Effective Date, the receipt of cash in lieu of a fractional share of BB&T Financial Common Stock will give rise to capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and a stockholder's basis in the fractional share.

  The Tax Opinion also concludes that the Merger will be treated in substantially the same manner for South Carolina income tax purposes as for federal income tax purposes.

ACCOUNTING TREATMENT

  BB&T Financial will use the pooling-of-interests method of accounting in connection with the Merger. The pooling-of-interests method of accounting combines assets and liabilities at their historical costs. It is a condition to BB&T Financial's obligation to consummate the Merger that it determine that the Merger will qualify for accounting treatment as a pooling-of-interests.

DISSENTERS' RIGHTS

  Any stockholder of LSB entitled to vote on the Merger Agreements has the right to receive payment of the fair value of his shares of LSB Common Stock upon compliance with Sections 33-13-210 and 33-13-230 of the SCBCA. A stockholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify LSB in writing of the name and address of the record holder of the shares, if known to him.

  Any LSB stockholder intending to enforce dissenters' rights must not vote in favor of the Merger Agreements and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of LSB before the vote is taken at the Special Meeting. The Objection Notice must state that the stockholder intends to demand payment for his or her shares of LSB Common Stock if the Merger is effected. Although any LSB stockholder who has filed an Objection Notice must not vote in favor of the Merger Agreements, a vote in favor of the Merger Agreements cast by the holder of a proxy solicited by LSB will not disqualify the stockholder from demanding payment for his shares under the SCBCA. A vote against approval of the Merger Agreements will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the SCBCA.

  If the Merger Agreements are approved by LSB's stockholders at the Special Meeting, each stockholder who has filed an Objection Notice will be notified by LSB of such approval within 10 days of the Special

Meeting (the "Dissenters' Notice"). The Dissenters' Notice will: (i) state where dissenting stockholders must (a) send the Payment Demand (as defined below) and (b) deposit their LSB Common Stock certificates (the "Certificates"); (ii) inform holders of uncertificated shares of LSB Common Stock of the extent of any restrictions on the transferability of such shares after the Payment Demand (as defined below) is received; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to stockholders of the terms of the proposed Merger and requires the person asserting dissenters' rights to certify whether he acquired beneficial ownership of the shares before that date; (iv) set a date by which (x) LSB must receive the Payment Demand (as defined below), which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand (as defined below) is received by LSB; and (v) be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the SCBCA.

  Within the time prescribed in the Dissenters' Notice, a stockholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial stockholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of LSB Common Stock before December 8, 1993 (the date of the first public announcement of the terms of the Merger Agreements) and deposit his Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the stockholder will retain all other rights of a stockholder until these rights are cancelled or modified by consummation of the Merger.

  Failure to comply substantially with these procedures will cause the stockholder to lose his dissenters' rights to payment for the shares. Consequently, any LSB stockholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

  As soon as the Merger is consummated, or upon receipt of a Payment Demand, BB&T Financial shall, pursuant to Section 33-13-250 of the SCBCA, pay to each dissenting stockholder who has substantially complied with the requirements of
Section 33-13-230 of the SCBCA, the amount that BB&T Financial estimates to be the fair value of the shares of LSB Common Stock, plus accrued interest.
Section 33-13-250 of the SCBCA requires that payment to be accompanied by (i) certain of LSB's financial statements, (ii) a statement of BB&T Financial's estimate of fair value of the shares and explanation of how BB&T Financial's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 33-13-101 through 33-13-310 of the SCBCA.

  As authorized by Section 33-13-270, BB&T Financial intends to delay any payments with respect to any shares (the "After-acquired Shares") held by a dissenting stockholder which were not held by such stockholder on December 8, 1993, the date of the first public announcement of the terms of the Merger Agreements, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Section 33-13-270(b) of the SCBCA will require BB&T Financial, after the Merger, to send to the holder of the After-acquired Shares an offer to pay the holder an amount equal to BB&T Financial's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the SCBCA.

  If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, LSB, within the 60-day period, shall return the deposited Certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, LSB must send a new Dissenters' Notice and repeat the payment demand procedure.

  If the dissenting stockholder believes that the amount paid by BB&T Financial pursuant to Section 33-13-250 of the SCBCA or offered under Section 33-13-270 of the SCBCA is less than the fair value of his shares or that the interest due is calculated incorrectly, or if BB&T Financial fails to make payment or offer payment within 60 days after the date set in the Dissenters' Notice for demanding payment, or, if the Merger has not been consummated and LSB does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters' Notice, then the dissenting stockholder may notify BB&T Financial in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received), or reject BB&T Financial's offer of payment under Section 33-13-270 and demand payment of the fair value of his shares and interest due.

  Failure to notify BB&T Financial in writing of any demand for additional payment within 30 days after BB&T Financial made or offered payment for such shares will constitute a waiver of the right to demand additional payment.

  If BB&T Financial and the dissenting stockholder cannot agree on an additional payment within 60 days after BB&T Financial receives a demand for additional payment, the SCBCA provides that BB&T Financial will institute judicial proceedings in the South Carolina Court of Common Pleas in Lexington County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the LSB Common Stock could be more than, the same as, or less than that produced by the Exchange Ratio set by the Merger Agreements. BB&T Financial must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by BB&T Financial. If BB&T Financial does not institute such proceeding within such 60-day period, BB&T Financial shall pay each dissenting stockholder whose demand remains unsettled the respective amount demanded by each stockholder.

  The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against BB&T Financial, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting stockholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against BB&T Financial if the Court finds that BB&T Financial did not comply substantially with the relevant requirements of the SCBCA or (ii) against either BB&T Financial or any dissenting stockholder if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

  The foregoing summary of the applicable provisions of Sections 33-13-101 through 33-13-310 of the SCBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix VI hereof. The only rights dissenting stockholders will have are those granted by Sections 33-13-101 through 33-13-310 of the SCBCA.

  BB&T Financial's obligations under the Merger Agreements are conditioned upon the fact that, among other things, dissenters' rights pursuant to the SCBCA with respect to the Merger have not been exercised by the holders of more than 10% of the outstanding LSB Common Stock.

THE OPTION AGREEMENT

  The Option Agreement was entered into as a condition to BB&T Financial's entering into the Reorganization Agreement and is intended to increase the probability that the Merger will be consummated. Exercise of the LSB Option granted pursuant thereto may tend to make the acquisition of a controlling interest in LSB more expensive to any prospective acquiror other than BB&T Financial even if such an acquisition would be beneficial to LSB's stockholders. The existence of the LSB Option is intended to make it less likely that a prospective acquiror, other than BB&T Financial, will seek a business combination with LSB. The following is a brief summary of the LSB Option and is qualified in its entirety by reference to the Option Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix III and incorporated by reference herein.

  The Option Agreement provides BB&T Financial with the option to purchase up to 771,894 shares of authorized but unissued shares of LSB Common Stock at a price of $30.00 per share, payable in cash, upon the occurrence of certain events described below. The shares subject to the LSB Option would represent approximately 19.9% (subject to adjustment as discussed below) of the LSB Common Stock then issued and outstanding, giving effect to the issuance of any LSB Common Stock subject to the LSB Option. The Option Agreement only allows BB&T Financial to acquire shares of LSB Common Stock, not the value in cash of the difference between the price of $30.00 per share and the market price of LSB Common Stock at the time of exercise of the LSB Option.

  BB&T Financial may exercise the LSB Option, in whole or in part, at any time or from time to time, upon or after the occurrence of a "Purchase Event" which must be continuing. As used in the Option Agreement, a Purchase Event would occur when:

    (i) either LSB or Lexington and/or Community enters into an agreement with a person (other than BB&T Financial or its affiliates) to: (a) acquire, merge or consolidate with, or enter into any similar transaction with LSB, Lexington or Community, (b) purchase, lease or otherwise acquire all or substantially all of the assets of LSB, Lexington or Community, or
  (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10% of the voting power of LSB or any of its subsidiaries;

    (ii) any person who is an individual or a group consisting solely of individuals acquires beneficial ownership of more than 20% of the outstanding shares of LSB Common Stock; or any person (other than BB&T Financial or its affiliates) consisting of any person not an individual or a group any member of which is not an individual acquires beneficial ownership of more than 10% of the outstanding LSB Common Stock; or any person merges, consolidates with or consummates a similar transaction with LSB or any person purchases, leases or otherwise acquires all or substantially all of LSB's assets; or

    (iii) a bona fide proposal is made by any person (other than by BB&T Financial or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with LSB, Lexington or Community, (b) purchase, lease or otherwise acquire all or substantially all the of the assets of LSB or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 25% of the voting power of LSB. The consummation of the merger of Lexington with Dorn on December 16, 1993 did not, however, constitute a Purchase Event.

  LSB is required to notify BB&T Financial promptly in writing of the occurrence of a transaction, offer or event giving rise to a Purchase Event. In the event that BB&T Financial wishes to exercise the LSB Option, it must send LSB written notice specifying (i) the total number of shares it will purchase, and (ii) the place and date not earlier than three business days nor later than 20 business days after the date on which such notice is given for the closing of such purchase. If prior notification to, or approval of, any federal or state regulatory agency is required, BB&T Financial and/or LSB will promptly file the required notice or application for approval and the period of time that otherwise would run pursuant to such notice period will run instead from the date on which the last required notification period has expired or has been terminated or such approvals have been obtained and any requisite waiting period has passed.

  The Option Agreement will expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Date; (ii) the date on which the Reorganization Agreement is terminated, other than a termination based upon a material breach by LSB of certain specified covenants in the Reorganization Agreement or the failure of LSB to obtain stockholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event; or (iii) 18 months after the Reorganization Agreement is terminated based upon a material breach by LSB of certain specified covenants or the failure of LSB to obtain stockholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

  Notwithstanding the foregoing, if BB&T Financial provides LSB with a notice that it intends to exercise the LSB Option, and LSB tenders performance of its obligations on the closing date of the LSB Option but BB&T Financial fails to tender performance of its obligations on that date, then the LSB Option will expire and terminate effective at 5:00 p.m., Eastern time, on such closing date.

  In the event that LSB's capitalization changes by reason of a stock dividend, split-up, merger (except for the merger of Dorn with Lexington), recapitalization, combination, exchange of shares or the like, the number of shares subject to the LSB Option and the purchase price per share thereof will be adjusted so that the economic value of the LSB Option remains unaltered.

  BB&T Financial also has certain registration rights for LSB Common Stock acquired pursuant to the LSB Option.

            FULLY PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
             (INCLUDING ALL PENDING ACQUISITIONS OF BB&T FINANCIAL)
                                  (UNAUDITED)

  The following unaudited pro forma combined condensed balance sheet as of December 31, 1993 and the unaudited pro forma combined condensed statement of income for the year ended December 31, 1993 combine the historical financial statements of BB&T Financial, LSB, Asheville Savings and Home Savings. The two savings institutions to be acquired by BB&T Financial had total assets of approximately $478 million on December 31, 1993. Both of these institutions are mutual associations (i.e., they currently have no stockholders) and are to be acquired in so-called "conversion--acquisition transactions". BB&T Financial anticipates issuing, based on the estimated appraised value of these associations, a total of approximately 1,862,069 shares of BB&T Financial Common Stock in connection with these acquisitions (assuming all shares offered by BB&T Financial are purchased). The pro forma combined condensed statements give effect to the affiliations of each institution with BB&T Financial as if the affiliation had occurred on December 31, 1993 with respect to the balance sheet, and at the beginning of 1993 for the income statement. The pro forma combined condensed statements give effect to the expected affiliation of BB&T Financial with Asheville Savings and Home Savings under the purchase method of accounting, at or for the reporting periods indicated and give effect to the merger with LSB under the pooling-of-interests method of accounting. The purchase method of accounting requires that all assets and liabilities be adjusted to their estimated fair market value as of the date of acquisition. The pooling-of-interests method of accounting combines assets and liabilities at their historical bases and restates the results of operations as if BB&T Financial and LSB had been combined at the beginning of all reported periods.

  The pro forma financial statements are provided for informational purposes. The pro forma combined condensed statement of income is not necessarily indicative of actual results that would have been achieved had the acquisitions been consummated at the beginning of the period presented, and is not indicative of future results. The pro forma financial statements should be read in conjunction with the audited financial statements and the notes thereof of BB&T Financial, incorporated by reference herein.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1993
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

                                                       BB&T
                                                     FINANCIAL
                                                     PRO FORMA                                               PURCHASE
                      BB&T               POOLING       WITH     ASHEVILLE  HOME               CONVERSION    ACCOUNTING
                   FINANCIAL     LSB   ADJUSTMENTS      LSB      SAVINGS  SAVINGS  COMBINED   ADJUSTMENTS   ADJUSTMENTS
                   ----------  ------- -----------   ---------  --------- ------- ----------  -----------   -----------
ASSETS
Cash and due from
 banks,
 noninterest-
 bearing.........  $  318,922   36,897                 355,819     8,395    3,532    367,746                   (7,280)(d)
                                                                                                                 (299)(c)
Interest-bearing
 bank balances...      79,663                           79,663    22,733    7,038    109,434
Federal funds
 sold............       9,550   25,500                  35,050       --       --      35,050
Trading
 securities......                1,572                   1,572                         1,572
Securities
 available for
 sale............     725,086  203,336                 928,422    39,914   27,345    995,681
Securities held
 to maturity.....   1,475,727   24,377               1,500,104       --       --   1,500,104    40,350(a)
Loans............   6,306,443  385,889   (4,000)(k)  6,688,332   233,468  117,199  7,038,999
Less allowance
 for loan losses.      88,235    5,080                  93,315     1,852      144     95,311
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
 Net loans.......   6,218,208  380,809   (4,000)     6,595,017   231,616  117,055  6,943,688
Bank premises and
 equipment.......     132,794   14,872                 147,666     6,241    1,029    154,936                   (7,270)(i)
Goodwill.........      35,233                           35,233       --       --      35,233
Other assets.....     177,934   12,279                 190,213    11,551    1,910    203,674                   (3,924)(g)
                                                                                                                7,611 (h)
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
 Total assets....  $9,173,117  699,642   (4,000)     9,868,759   320,450  157,909 10,347,118    40,350        (11,162)
                   ==========  =======   ======      =========   =======  ======= ==========    ======        =======
LIABILITIES
Deposits
 Noninterest-
  bearing........  $  782,777   79,009                 861,786       --       507    862,293
 Interest-
  bearing........   6,212,344  491,810               6,704,154   273,770  139,178  7,117,102
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
 Total deposits..   6,995,121  570,819               7,565,940   273,770  139,685  7,979,395
Short-term
 borrowed funds..     984,325   62,464               1,046,789     2,000      --   1,048,789
Long-term debt...     346,736    8,000   (4,000)(k)    350,736    15,058      --     365,794
Negative
 goodwill........      43,910                           43,910       --       --      43,910                   19,617 (i)
Other
 liabilities.....      59,513    3,526                  63,039     3,883    1,721     68,643                    5,682 (b)
                                                                                                                5,781 (f)
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
 Total
  liabilities....   8,429,605  644,809   (4,000)     9,070,414   294,711  141,406  9,506,531                   31,080
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
STOCKHOLDERS'
 EQUITY
Common stock.....      81,191    7,786    2,326 (j)     91,303       --       --      91,303     4,655(a)         271 (c)
Paid-in capital..     266,822   21,972   (2,326)(j)    286,468       --       --     286,468    39,101(a)       2,876 (c)
Retained
 earnings........     401,953   23,714                 425,667    25,739   16,503    467,909                  (42,242)(i)
Unrealized
 holding gains on
 securities
 available for
 sale............         --     1,361                   1,361       --       --       1,361
Less loan to
 employee stock
 ownership plan..      (4,419)                          (4,419)      --       --      (4,419)   (3,406)(a)
Less reserve for
 restricted
 stock...........      (2,035)                          (2,035)      --       --      (2,035)                  (3,147)(c)
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
                      743,512   54,833      --         798,345    25,739   16,503    840,587    40,350        (42,242)
                   ----------  -------   ------      ---------   -------  ------- ----------    ------        -------
 Total
  liabilities and
  stockholders'
  equity.........  $9,173,117  699,642   (4,000)     9,868,759   320,450  157,909 10,347,118    40,350        (11,162)
                   ==========  =======   ======      =========   =======  ======= ==========    ======        =======
                      BB&T
                   FINANCIAL
                     FULLY
                   PRO FORMA
                    COMBINED
                   -----------
ASSETS
Cash and due from
 banks,
 noninterest-
 bearing.........     360,167
Interest-bearing
 bank balances...     109,434
Federal funds
 sold............      35,050
Trading
 securities......       1,572
Securities
 available for
 sale............     995,681
Securities held
 to maturity.....   1,540,454
Loans............   7,038,999
Less allowance
 for loan losses.      95,311
                   -----------
 Net loans.......   6,943,688
Bank premises and
 equipment.......     147,666
Goodwill.........      35,233
Other assets.....     207,361
                   -----------
 Total assets....  10,376,306
                   ===========
LIABILITIES
Deposits
 Noninterest-
  bearing........     862,293
 Interest-
  bearing........   7,117,102
                   -----------
 Total deposits..   7,979,395
Short-term
 borrowed funds..   1,048,789
Long-term debt...     365,794
Negative
 goodwill........      63,527
Other
 liabilities.....      80,106
                   -----------
 Total
  liabilities....   9,537,611
                   -----------
STOCKHOLDERS'
 EQUITY
Common stock.....      96,229
Paid-in capital..     328,445
Retained
 earnings........     425,667
Unrealized
 holding gains on
 securities
 available for
 sale............       1,361
Less loan to
 employee stock
 ownership plan..      (7,825)
Less reserve for
 restricted
 stock...........      (5,182)
                   -----------
                      838,695
                   -----------
 Total
  liabilities and
  stockholders'
  equity.........  10,376,306
                   ===========

                   FOOTNOTES TO FULLY PRO FORMA BALANCE SHEET

(a) Investment of net proceeds of issuance of 1,034,483 and 827,586 shares of BB&T Financial Common Stock in connection with the acquisitions of Asheville Savings and Home Savings, respectively, based on appraised values of $30,000,000 and $24,000,000, respectively. Assumes a Subscription Price in each case of $24.65, and that all shares are sold in the Subscription Offerings and that 75,883 and 62,300 shares are purchased by the BB&T Financial Employee Stock Ownership Plan for Asheville Savings and Home Savings, respectively.

(b) To record the estimated tax liabilities on the recapture of the tax bad debt reserves.

(c) To record the issuance of 108,522 shares of restricted stock to key employees and directors of acquired mutual thrifts.

(d) To record the payment of funds, net of tax effect at BB&T Financial combined Federal and North Carolina tax rate of 40.12%, to charitable trust in which proceeds will be distributed at the discretion of directors of the acquired thrifts.

(e) To record cash bonuses, net of tax effect at BB&T Financial combined Federal and North Carolina income tax rate of 40.12%, paid to employees of acquired thrifts.

(f) To record the pension liability for employees and directors of acquired thrifts.

(g) To reduce the purchase mortgage servicing rights of Asheville Savings to zero.

(h) To adjust the deferred tax liabilities as a result of purchasing accounting adjustments at BB&T Financial combined Federal and North Carolina effective tax rate of 40.12%.

(i) To record the excess of fair value of net assets acquired over cost (negative goodwill) of thrifts acquired in merger conversions, after reducing the adjusted basis in premises and equipment ($7,270) to zero. The amount of negative goodwill will be added to earnings over a period of 10 years in accordance with accounting principles board Opinion No. 16.

(j) To record the issuance of 4,044,948 shares of BB&T Financial Common Stock for all of the 3,114,613 outstanding shares of LSB Common Stock assuming an Exchange Ratio of 1.2987 BB&T Financial Common Shares for each outstanding share of LSB Common Stock.

(k) To eliminate intercompany debt.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                        YEAR ENDED DECEMBER 31, 1993(A)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                   BB&T
                                                     BB&T                                                        FINANCIAL
                                                   FINANCIAL                                         PURCHASE      FULLY
                       BB&T             POOLING    PRO FORMA ASHEVILLE  HOME            CONVERSION  ACCOUNTING   PRO FORMA
                     FINANCIAL  LSB   ADJUSTMENTS  WITH LSB   SAVINGS  SAVINGS COMBINED ADJUSTMENTS ADJUSTMENTS  COMBINED
                     --------- ------ -----------  --------- --------- ------- -------- ----------- -----------  ---------
Interest income....  $558,951  46,377    (160)(g)   605,168   22,977   12,972  641,117     1,917(b)               643,034
Interest expense...   230,408  18,132    (160)(g)   248,380   12,873    6,037  267,290                            267,290
                     --------  ------    ----       -------   ------   ------  -------     -----       -----      -------
 Net interest
  income...........   328,543  28,245               356,788   10,104    6,935  373,827     1,917                  375,744
Provision for loan
 losses............    17,500   1,548                19,048      590      --    19,638                             19,638
                     --------  ------    ----       -------   ------   ------  -------     -----       -----      -------
Net interest income
 after provision
 for loan losses...   311,043  26,697               337,740    9,514    6,935  354,189     1,917                  356,106
Noninterest income.   111,709   7,766               119,475    2,585      278  122,338                 1,962 (d)  124,300
Noninterest
 expense...........   276,678  24,843               301,521    9,765    2,144  313,430                  (642)(e)  313,417
                                                                                                         629 (f)
                     --------  ------    ----       -------   ------   ------  -------     -----       -----      -------
Income before
 income taxes......   146,074   9,620               155,694    2,334    5,069  163,097     1,917       1,975      166,989
Income taxes.......    47,838   2,844                50,682        6    1,765   52,453       769(a)        5 (c)   53,227
                     --------  ------    ----       -------   ------   ------  -------     -----       -----      -------
Net income.........  $ 98,236   6,776               105,012    2,328    3,304  110,644     1,148       1,970      113,762
                     ========  ======    ====       =======   ======   ======  =======     =====       =====      =======
Earnings Per
 Share(h):
 Primary net
  income...........  $   3.10                          2.94                                                          3.03
 Fully diluted net
  income...........      3.05                          2.90                                                          2.99
Average Common
 Shares:
 Primary...........    31,724                        35,742                                                        37,604
 Fully diluted.....    32,293                        36,311                                                        38,173

                 FOOTNOTES TO FULLY PRO FORMA INCOME STATEMENT


(a) BB&T Financial, LSB and Asheville Savings have fiscal years ending December 31. Home Savings has a fiscal year ending September 30. The financial data included herein in each case is for the fiscal year ending in 1993.

(b) Estimated interest income on the investible funds of Asheville Savings and Home Savings provided from their conversions at an estimated rate of 4.75%, which is equal to the estimated investment yields at the beginning of the period.

(c) Tax expense using BB&T Financial's 1993 combined Federal and North Carolina effective income tax rate of 40.12%.

(d) Amortization of excess of fair value of net assets acquired over cost (negative goodwill) of Asheville Savings and Home Savings over a ten-year period using the straight-line method.

(e) Reduced depreciation from write-down of premises and equipment of Asheville Savings and Home Savings.

(f) To record expense of restricted stock in ESOP Plans over a five-year period.

(g) To eliminate intercompany interest income and expense.

(h) Pro forma share data and per share data is computed based on the anticipated issuance of 1,034,483 shares and 827,586 shares of BB&T Financial Common Stock to be issued in consummating the acquisitions of Asheville Savings and Home Savings, respectively. Such data also assumes the issuance of 4,044,948 shares of BB&T Financial Common Stock for all of the 3,114,613 outstanding shares of LSB Common Stock assuming an Exchange Ratio of 1.2987 shares of BB&T Financial Common Stock for each outstanding share of LSB Common Stock.

                        INFORMATION ABOUT BB&T FINANCIAL

BB&T FINANCIAL CORPORATION

  BB&T Financial is a bank holding company, the principal assets of which are all of the outstanding shares of common stock of BB&T and BB&T Financial-SC (which in turn owns all of the outstanding shares of capital stock of BB&T-SC). BB&T Financial also includes among its assets the shares of Citizens-Newton, Mutual Savings and Citizens-Mooresville and interest-bearing bank balances with and loans to BB&T. BB&T Financial also is registered under the savings institution holding company laws of North Carolina. BB&T Financial's principal sources of revenue are interest, dividends and management fees received from its subsidiaries. There are limitations on the subsidiaries' ability to supply funds to BB&T Financial. See "MARKET PRICES AND DIVIDENDS" and "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries." At December 31, 1993, BB&T Financial had consolidated assets of approximately $9.2 billion, total deposits through its depository institution subsidiaries of approximately $7.0 billion and total consolidated stockholders' equity of approximately $743.5 million.

BRANCH BANKING AND TRUST COMPANY

  BB&T is a North Carolina chartered commercial bank. As of December 31, 1993, BB&T operated 244 offices in 130 cities and towns in North Carolina and had 3,872 full-time and part-time employees. BB&T provides a wide range of commercial banking, consumer banking, trust and investment services primarily through its branch network. BB&T also operates an insurance department and a travel department and is a broker-dealer in government and municipal securities. As of December 31, 1993, BB&T had total assets of approximately $7.8 billion, consolidated deposit liabilities of approximately $5.9 billion and consolidated stockholders' equity of approximately $675.9 million.

BRANCH BANKING AND TRUST COMPANY OF SOUTH CAROLINA

  BB&T-SC, a South Carolina chartered commercial bank, is among the ten largest banks in South Carolina. As of December 31, 1993, BB&T-SC operated 19 offices in 8 cities in South Carolina and had approximately 190 employees. BB&T-SC provides a full range of commercial banking, consumer banking, trust and investment services through its branch network. As of December 31, 1993, BB&T-SC had total assets of approximately $489.4 million, deposit liabilities of approximately $437.3 million and stockholders' equity of approximately $43.9 million.

BB&T FINANCIAL'S ACQUISITION PROGRAM

  BB&T Financial primarily has focused its business strategy on meeting the banking needs of the retail and small and middle market commercial customer through an extensive bank branch network. To complement this strategy, since 1990, BB&T Financial has expanded its customer base through the acquisition of fourteen North Carolina-based savings institutions with aggregate assets of approximately $3.1 billion and branches of a fifteenth savings institution. All the acquired savings institutions have been or will be merged into BB&T. BB&T Financial also has pending agreements to acquire two additional mutual savings institutions with aggregate assets of approximately $478 million as of December 31, 1993: Home Savings Bank of Albemarle, S.S.B., Albemarle, North Carolina ("Home Savings") and Asheville Savings Bank, S.S.B., Asheville, North Carolina ("Asheville Savings").

  In the last three years, BB&T Financial also has acquired the assets and liabilities of eleven insurance agencies with operations in several cities throughout North Carolina. The agencies write commercial and personal insurance policies as agents on behalf of various insurance underwriters. All insurance operations are conducted through a department of BB&T in the communities where the acquired agencies operated.

  BB&T Financial continues to evaluate possible acquisitions of savings institutions, commercial banks, insurance agencies and other companies in the Carolinas and Virginia and may after the date of this Proxy
Statement/Prospectus enter into agreements to acquire one or more such institutions.

  Additional information about BB&T Financial's completed and pending acquisitions is included in the BB&T Financial documents incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                             INFORMATION ABOUT LSB

BUSINESS

  LSB is a South Carolina corporation which was incorporated March 2, 1984 to become a bank holding company for Lexington. LSB acquired all of the outstanding shares of Lexington in a share exchange transaction effective October 1, 1984. LSB subsequently acquired all of the outstanding shares of Community in a share exchange transaction effective November 16, 1990. Each acquisition was accounted for as a pooling-of-interests. On December 16, 1993, Dorn was merged into Lexington and all of the outstanding shares of Dorn common stock were exchanged for LSB Common Stock. LSB engages in no significant operations other than ownership of Lexington and Community and Lexington's wholly-owned subsidiary, Carolina Securities Corporation. Accordingly, LSB's principal sources of revenue are interest, dividends and management fees received from these subsidiaries. There are, however, limitations on the bank subsidiaries' ability to supply funds to LSB. See "MARKET PRICES AND DIVIDENDS" and "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries." As of December 31, 1993 and March 31, 1994, LSB had consolidated assets of approximately $699.6 million and $721.1 million, respectively, total deposits through its bank subsidiaries of approximately $570.8 million and $594.5 million, respectively, and total consolidated stockholders' equity of approximately $54.8 million and $54 million, respectively.

  Lexington and Community are both South Carolina chartered commercial banks. Lexington serves primarily Lexington, Richland and McCormick Counties, South Carolina through 17 offices, and Community serves primarily Hampton and Beaufort Counties, South Carolina through 8 offices. Both banks offer a full range of commercial banking services, including checking accounts, NOW accounts, savings and other time deposits; business, agricultural, real estate, personal, home improvement and automobile loans; and credit cards, letters of credit, investment services, trust services, safe deposit boxes, bank money orders and wire transfer and electronic banking facilities. Lexington and Community also offer discount brokerage services both directly and through Carolina Securities Corporation. Carolina Securities Corporation is a registered broker dealer and is a member firm of the National Association of Securities Dealers. As of December 31, 1993, Lexington and Community had a total of 382 full-time employees and 91 part-time employees. LSB considers its relationship with its employees to be excellent. As of December 31, 1993, Lexington had assets of approximately $595.1 million and deposit liabilities of approximately $478.1 million, and Community had assets of approximately $111.2 million and deposit liabilities of approximately $95.5 million.

COMPETITION

  The banking laws of South Carolina allow statewide branching, and therefore, commercial banking in the state is highly competitive. LSB competes in its service areas with several larger banking organizations, which generally have broader geographic markets and higher lending limits than Lexington and Community and may, therefore, make more effective use of media advertising, support services and electronic technology than can Lexington and Community.

  Competition between commercial banks and thrift institutions has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Legislation and regulatory changes by the primary regulators of the various financial institutions have resulted in the almost total elimination of practical distinctions between a commercial bank and thrift institution. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal ability and authority to provide most financial services. In most areas in which LSB's subsidiary banks operate, they face increased competition from both federally-chartered and state-chartered thrift institutions.

INFORMATION INCORPORATED BY REFERENCE

  For additional information about LSB contained in documents incorporated by reference in this Proxy Statement/Prospectus, see the documents referred to in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                        SELECTED CONSOLIDATED FINANCIAL
                             AND OTHER DATA OF LSB

  The following table presents summary financial information for LSB. This information is derived from the historical consolidated financial statements of LSB. The information set forth below should be read in conjunction with such historical financial statements and the notes contained herein.

                                             YEARS ENDED DECEMBER 31
                                   --------------------------------------------
                                     1993     1992     1991     1990     1989
                                   -------- -------- -------- -------- --------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
FINANCIAL CONDITION
Net Loans......................... $380,809 $373,694 $324,718 $303,422 $291,300
Securities........................  229,285  150,646  148,699  141,213  120,448
Funds sold and resell agreements..   25,500   39,125   19,500   16,200   17,450
Total assets......................  699,642  651,231  560,868  518,203  483,326
Deposits
  Noninterest bearing demand de-
   posits.........................   79,009   68,297   50,399   50,181   52,799
  Time deposits, savings and in-
   terest bearing transaction ac-
   counts.........................  491,810  495,127  446,898  402,689  359,976
                                   -------- -------- -------- -------- --------
    Total deposits................  570,819  563,424  497,297  452,870  412,775
Long-term debt....................    8,000    4,000    2,000    2,450      500
Stockholders' equity..............   54,833   47,592   42,842   40,494   37,226
EARNINGS SUMMARY
Interest income................... $ 46,377 $ 47,725 $ 48,768 $ 49,178 $ 44,444
Interest expense..................   18,132   21,111   27,543   29,887   27,501
                                   -------- -------- -------- -------- --------
Net interest income...............   28,245   26,614   21,225   19,291   16,943
Provision for loan losses.........    1,548    2,528    3,608    2,121    1,742
                                   -------- -------- -------- -------- --------
Net interest income after
 provision for loan losses........   26,697   24,086   17,617   17,170   15,201
Gain on sale of investment
 securities.......................      337      256      190       44       40
Other operating income............    7,429    5,708    4,909    4,340    3,902
Other operating expenses..........   24,843   21,477   18,163   16,194   13,773
Income tax expense................    2,844    2,434      937      849    1,191
                                   -------- -------- -------- -------- --------
Net income........................ $  6,776 $  6,139 $  3,616 $  4,511 $  4,179
                                   ======== ======== ======== ======== ========
Weighted average common shares
 outstanding......................    3,094    3,062    3,040    3,018    3,002
Net income per share.............. $   2.19 $   2.00 $   1.19 $   1.49 $   1.39
Cash dividends per share.......... $    .65 $    .61 $    .60 $    .60 $    .55

- --------
The financial summary has been restated to reflect the merger with Dorn in 1993.

 LSB'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

  This discussion is intended to assist in understanding the consolidated financial condition and results of operations of LSB and its subsidiaries, Lexington (including its subsidiary, Carolina Securities Corporation) and Community, all collectively referred to as LSB. On December 16, 1993, LSB acquired all of the outstanding shares of Dorn in a transaction accounted for as a pooling-of-interests. Therefore, the amounts shown in this report have been restated to include the results of operations and financial condition of the combined companies for all periods presented. This commentary should be reviewed in conjunction with the consolidated financial statements and notes contained elsewhere herein.

EARNINGS PERFORMANCE

  1993 COMPARED TO 1992. LSB focused its efforts in 1993 on improving its ability to provide a superior return to its stockholders. Emphasis was directed toward pricing products and services appropriately and improving the efficiency of operations while maintaining a high level of customer service.

  LSB's net income was $6,776,000, or $2.19 per share, for 1993. This represents an increase of $637,000, or $.19 per share, over 1992 income of $6,139,000, or $2.00 per share. The increase in income is attributable primarily to lower interest costs, a reduction in the provision for loan losses, and an increase in service charges on deposit accounts.

  LSB's interest costs for 1993 declined by $2,979,000 from the 1992 amount, primarily as a result of its reaction to the generally lower trend of interest rates in the economy as a whole. Because a significant portion of its deposits and short-term borrowings can be repriced immediately, LSB generally benefits from such a period of declining interest rates.

  The provision for loan losses for 1993 was $980,000 lower than in 1992 as a result of continued improvements in loan loss experience. Net charge-offs during 1993 were $1,272,000, or $522,000 less than in 1992, and there were no significant increases in nonaccrual or past due loans. Service charges on deposit accounts for 1993 increased by $1,095,000 over 1992 primarily due to the implementation of revised service charge schedules.

  1992 COMPARED TO 1991. LSB's net income was $6,139,000 or $2.00 per share, representing an increase of $2,523,000, or $.81 per share, over 1991 net income of $3,616,000. Improvements in net interest income and a significantly lower provision for loan losses were responsible for the increase.

DISTRIBUTION OF ASSETS AND LIABILITIES

  LSB seeks to maintain a conservative approach in determining the distribution of its assets and liabilities. The following table sets forth the percentage relationships of significant components of LSB's average balance sheets for the last three fiscal years.

BALANCE SHEET CATEGORIES AS A PERCENT OF AVERAGE TOTAL ASSETS

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
ASSETS
Time deposits in other banks.....................                           .04%
Loans, net of unearned income....................     56.41%    57.16%    59.03
Investment securities............................     26.28     24.75     26.11
Federal funds sold and securities purchased under
 agreements to resell............................      3.05      4.40      4.00
Trading account securities.......................       .30       .19
Other investments................................      5.06      3.65      2.53
                                                   --------  --------  --------
    Total interest earning assets................     91.10     90.15     91.71
Cash and due from banks..........................      5.16      5.72      4.75
Allowance for loan losses........................      (.73)     (.73)     (.73)
Premises and equipment...........................      2.19      1.99      2.13
Other assets.....................................      2.28      2.87      2.14
                                                   --------  --------  --------
    Total assets.................................    100.00%   100.00%   100.00%
                                                   ========  ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits
  Savings........................................      7.29%     6.12%     5.16%
  Interest bearing transaction accounts..........     29.93     30.86     27.50
  Time deposits..................................     36.46     39.84     44.87
                                                   --------  --------  --------
    Total interest bearing deposits..............     73.68     76.82     77.53
Federal funds purchased and securities sold under
 agreements to repurchase........................      6.29      4.34      4.43
Other short-term borrowings......................       .13       .25       .27
Long-term debt...................................       .80       .53       .39
                                                   --------  --------  --------
    Total interest bearing liabilities...........     80.90     81.94     82.62
Noninterest bearing demand deposits..............     10.92      9.80      8.91
Other liabilities................................       .66      1.02       .73
                                                   --------  --------  --------
    Total liabilities............................     92.48     92.76     92.26
Stockholders' equity.............................      7.52      7.24      7.74
                                                   --------  --------  --------
    Total liabilities and stockholders' equity...    100.00%   100.00%   100.00%
                                                   ========  ========  ========

  The following table presents the average balance sheets, the average yield and the interest earned on interest earning assets, and the average rate and the interest paid on interest bearing liabilities of LSB for the last three fiscal years.

COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES

                                                            YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------------------------------------------------
                                       1993                            1992                            1991
                          ------------------------------- ------------------------------- -------------------------------
                                     INTEREST                        INTEREST                        INTEREST
                          AVERAGE     INCOME/    YIELDS/  AVERAGE     INCOME/    YIELDS/  AVERAGE     INCOME/    YIELDS/
                          BALANCES  EXPENSE (1) RATES (1) BALANCES  EXPENSE (1) RATES (1) BALANCES  EXPENSE (1) RATES (1)
                          --------  ----------- --------- --------  ----------- --------- --------  ----------- ---------
                                                             (DOLLARS IN THOUSANDS)
ASSETS
Time deposits in other
 banks..................                                  $     37    $     2      5.41%  $    209    $    14      6.70%
Investment securities
 Taxable................  $153,063    $ 9,086     5.94%    125,355      9,512      7.59%   111,568      9,285      8.32%
 Tax exempt.............    24,603      2,448     9.95%     28,233      2,942     10.42%    29,896      3,252     10.88%
                          --------    -------             --------    -------             --------    -------
   Total investment se-
    curities............   177,666     11,534     6.49%    153,588     12,454      8.11%   141,464     12,537      8.86%
Trading account securi-
 ties...................     2,032         67     3.30%      1,164         49      4.21%
Federal funds sold and
 securities purchased
 under agreements to re-
 sell...................    20,584        510     2.48%     27,281        962      3.53%    21,683      1,215      5.60%
Other investments.......    34,209      1,371     4.01%     22,627      1,073      4.74%    13,699        877      6.40%
Loans, net of unearned
 income (2).............   381,345     34,079     8.94%    354,716     34,420      9.70%   319,798     35,372     11.06%
                          --------    -------             --------    -------             --------    -------
   Total interest earn-
    ing assets..........   615,836     47,561     7.72%    559,413     48,960      8.75%   496,853     50,015     10.07%
Cash and due from banks.    34,897                          35,469                          25,719
Allowance for loan loss-
 es.....................    (4,940)                         (4,542)                         (3,980)
Premises and equipment..    14,830                          12,332                          11,576
Other assets............    15,374                          17,842                          11,597
                          --------                        --------                        --------
   Total assets.........  $675,997                        $620,514                        $541,765
                          ========                        ========                        ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing
  deposits
  Savings...............  $ 49,299    $ 1,438     2.92%   $ 37,994    $ 1,330      3.50%  $ 27,982    $ 1,377      4.92%
 Interest bearing
  transaction accounts..   202,315      5,270     2.60%    191,489      5,967      3.12%   148,980      7,317      4.91%
 Time deposits $100M
  and over..............    53,006      1,952     3.68%     52,442      2,450      4.67%    49,211      3,349      6.81%
 Other time deposits....   193,431      8,009     4.14%    194,788     10,239      5.26%   193,866     13,948      7.19%
                          --------    -------             --------    -------             --------    -------
   Total interest
    bearing deposits....   498,051     16,669     3.35%    476,713     19,986      4.19%   420,039     25,991      6.19%
Federal funds purchased
 and securities sold un-
 der agreements to re-
 purchase...............    42,494      1,118     2.63%     26,930        844      3.13%    24,015      1,285      5.35%
Other short-term
 borrowings.............       906         27     2.98%      1,520         61      4.01%     1,469         75      5.11%
Long-term debt..........     5,425        318     5.86%      3,311        220      6.64%     2,080        192      9.23%
                          --------    -------             --------    -------             --------    -------
   Total interest
    bearing liabilities.   546,876     18,132     3.32%    508,474     21,111      4.15%   447,603     27,543      6.15%
Noninterest bearing de-
 mand deposits..........    73,811                          60,805                          48,284
Other liabilities.......     4,490                           6,297                           3,927
Stockholders' equity....    50,820                          44,938                          41,951
                          --------                        --------                        --------
   Total liabilities and
    stockholders' equi-
    ty..................  $675,997                        $620,514                        $541,765
                          ========                        ========                        ========
   Interest rate spread
    (3).................                          4.40%                            4.60%                           3.92%
   Net interest income
    and net yield on
    earning assets (4)..              $29,429     4.78%               $27,849      4.98%              $22,472      4.52%
Interest free funds sup-
 porting earning assets
 (5)....................  $ 68,960                        $ 50,939                        $ 49,250

- --------
(1) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Nonaccruing loans are included in the average loan balances and income on such loan is recognized on a cash basis.
(3) Total interest earning assets yield less the total interest bearing liabilities rate.
(4) Net yield equals net interest income divided by total interest earning assets.
(5) Total interest earning assets less total interest bearing liabilities.

NET INTEREST INCOME

  Net interest income, the major component of LSB's income, is the amount by which interest and fees on earning assets exceeds the interest paid on deposits and other funds. For analysis purposes, interest income from tax-exempt investments is adjusted to an amount which would have to be earned on taxable investments to produce the same after-tax yields. This adjusted amount is referred to as fully taxable equivalent ("FTE") interest income.

  FTE net interest income was $29,429,000, $27,849,000 and $22,472,000 for
1993, 1992 and 1991, respectively. Improvements in net interest income during 1993 were the result of growth in earning assets, primarily loans and investment securities, combined with somewhat slower growth in interest bearing liabilities and the effects on interest expense of the extended period of declining interest rates. Declining interest rate environments, such as the one which culminated in 1993, generally have been favorable for LSB since a large portion of its liabilities may be repriced immediately. However, when a period of declining rates has continued for an extended period of time, more downward pressure is exerted on the rates earned on the asset side of the balance sheet. Existing loan customers seek to refinance their debts to take advantage of the reduced rates and competition for quality loans leads to origination of new loans at lower rates. Other earning asset yields are also affected by the lower rate environment, as maturing securities are typically reinvested at lower rates and rates earned on federal funds sold are reduced. While this downward pressure was applied to earning asset yields, the relatively stable rate environment of 1993 afforded fewer opportunities for downward adjustments to rates paid on interest bearing liabilities. Therefore, during 1993, yields on earning assets and rates paid on interest bearing liabilities both declined, but earning asset yields declined by 103 basis points and rates paid on interest bearing liabilities fell only 83 basis points. Consequently, interest rate spread and net yield on earning assets both declined during the year.

  Average earning asset growth of $56,423,000, or 10.09%, during 1993 offset the negative effects of the contracting interest margin. Of this increase, average loans were up $26,629,000 over the 1992 average and average investment securities increased by $24,078,000. In comparison, average interest bearing liabilities increased by only $38,402,000 or 7.55% in 1993 over 1992. Increases in average interest bearing deposit liabilities were confined to the savings and interest bearing transaction account categories which together increased $22,131,000. Average federal funds purchased and securities sold under agreements to repurchase for 1993 were $15,564,000 in excess of the 1992 amount.

  The table "Volume and Rate Variance Analysis" provides a summary of changes in FTE net interest income resulting from changes in volumes and rates. Because the period of declining interest rates has subsided, further improvements in net interest income will more likely be derived from changes in the volumes of earning assets and interest bearing liabilities and from increases in the relative percentages of higher yielding earning assets and lower cost interest bearing liabilities. Management monitors various statistics regarding the allocation of earning assets and the composition of funding sources, stays abreast of changes and trends in market rates of interest, and makes changes in its asset/liability management strategies and tactics when appropriate.

VOLUME AND RATE VARIANCE ANALYSIS

                            1993 COMPARED TO 1992        1992 COMPARED TO 1991
                          ---------------------------  ---------------------------
                          VOLUME (1) RATE (1)  TOTAL   VOLUME (1) RATE (1)  TOTAL
                          ---------- --------  ------  ---------- --------  ------
                                         (DOLLARS IN THOUSANDS)
Earning assets
Loans, net of unearned
 income (2).............    $2,485   $(2,826)  $ (341)   $3,639   $(4,591)  $ (952)
Investment securities
  Taxable...............     1,871    (2,297)    (426)    1,088      (861)     227
  Tax exempt (2)........      (365)     (129)    (494)     (176)     (134)    (310)
Trading account securi-
 ties...................        31       (13)      18        49                 49
Federal funds sold and
 securities purchased
 under agreements to
 resell.................      (204)     (248)    (452)      264      (517)    (253)
Other investments.......       484      (186)     298       466      (270)     196
Time deposits in other
 banks..................        (2)                (2)      (10)       (2)     (12)
                            ------   -------   ------    ------   -------   ------
    Interest income.....     4,300    (5,699)  (1,399)    5,320    (6,375)  (1,055)
                            ------   -------   ------    ------   -------   ------
Interest bearing liabil-
 ities
Savings.................       354      (246)     108       413      (460)     (47)
Interest bearing trans-
 action accounts........       323    (1,020)    (697)    1,754    (3,104)  (1,350)
Time deposits $100M and
 over...................        26      (524)    (498)      208    (1,107)    (899)
Other time deposits.....       (71)   (2,159)  (2,230)       66    (3,775)  (3,709)
Federal funds purchased
 and securities sold un-
 der agreements to re-
 purchase...............       426      (152)     274       141      (582)    (441)
Other short-term
 borrowings.............       (20)      (14)     (34)        3       (17)     (14)
Long-term debt..........       127       (29)      98        92       (64)      28
                            ------   -------   ------    ------   -------   ------
    Interest expense....     1,165    (4,144)  (2,979)    2,677    (9,109)  (6,432)
                            ------   -------   ------    ------   -------   ------
Net interest income.....    $3,135   $(1,555)  $1,580    $2,643   $ 2,734   $5,377
                            ======   =======   ======    ======   =======   ======

- --------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the absolute variances except in cases of categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.
(2) Computed on a fully taxable equivalent basis using a federal income tax rate of 34%.

INTEREST RATE SENSITIVITY

  Interest rate sensitivity management is concerned with the management of both the timing and the magnitude of the repricing characteristics of interest earning assets and interest bearing liabilities and is an important part of asset/liability management. The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates. The table "Interest Sensitivity Analysis" indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at the end of 1993 of $218,878,000. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 1993 with respect to the one-year "horizon." For a bank or a bank holding company with a negative gap, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

  The following table summarizes LSB's interest sensitivity position as of December 31, 1993.

INTEREST SENSITIVITY ANALYSIS

                                  WITHIN     4-6       7-12     OVER 1
                                 3 MONTHS   MONTHS    MONTHS     YEAR    TOTAL
                                 --------  --------  --------  -------- --------
                                            (DOLLARS IN THOUSANDS)
Interest earning assets:
  Securities...................  $ 53,865  $  8,904  $ 25,232  $141,284 $229,285
  Federal funds sold and
   securities purchased under
   agreements to resell........    25,500                                 25,500
  Loans, net of unearned in-
   come........................   155,190    20,193    21,602   185,785  382,770
                                 --------  --------  --------  -------- --------
    Total interest earning as-
     sets......................  $234,555  $ 29,097  $ 46,834  $327,069 $637,555
                                 --------  --------  --------  ======== ========
Interest bearing liabilities:
  Time deposits $100M and over.  $ 26,796  $ 10,280  $  6,963  $  5,191 $ 49,230
  Other time deposits..........    85,384    49,285    34,115    24,005  192,789
  Other interest bearing depos-
   its.........................   249,791                                249,791
  Short-term borrowings........    62,464                                 62,464
  Long-term debt...............     4,143                 143     3,714    8,000
                                 --------  --------  --------  -------- --------
    Total interest bearing lia-
     bilities..................  $428,578  $ 59,565  $ 41,221  $ 32,910 $562,274
                                 --------  --------  --------  ======== ========
Interest sensitivity gap.......  (194,023)  (30,468)    5,613
Cumulative interest sensitivity
 gap...........................  (194,023) (224,491) (218,878)
Gap ratio......................       .55       .49      1.14
Cumulative gap ratio...........       .55       .54       .59

- --------
Loans are net of unearned income and nonaccrual loans totaling $3,119,000.

  The above table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Debt securities are reflected at each instrument's ultimate maturity or prerefunded date. Equity securities, consisting of shares in mutual funds with principal holdings of U.S. Treasury securities and government agency issued collateralized mortgage obligations, are reflected in the earliest repricing interval since LSB may redeem the shares at any time. Scheduled principal payment amounts of amortizing fixed rate loans are reflected generally at each scheduled principal payment date. Scheduled principal payment amounts for variable rate amortizing loans are reflected at each scheduled principal payment date until the loan may be repriced contractually; the unamortized principal balance is shown at that point. Interest bearing liabilities with no contractual maturity, such as savings deposits and interest bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the subsidiary banks the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, the banks are under no obligation to vary these rates within any particular thirty-day period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally Individual Retirement Accounts, are reflected at the earlier of their next repricing or maturity dates. Short-term and fixed rate long-term borrowings reflect contractual maturities or scheduled repayments; variable rate borrowings are reflected at their next repricing dates.

  Each of the subsidiary banks has an Asset/Liability Management Committee whose responsibility is to establish parameters for various interest rate risk measures, set strategies to control interest rate risk within those parameters, to maintain adequate and stable net interest income, and to direct the implementation of tactics to facilitate achieving their objectives. Although interest rates during 1993 were relatively stable, maintaining and improving net interest income was challenging. Because interest rates were at or near historical lows throughout 1993, many loan customers were eager to refinance their existing debts. This resulted in a much faster decrease in the yield on loans than would have been expected given an interest sensitivity analysis based on contractual terms, such as the one above. At the same time, depositors and other funds providers have preferred to shorten the maturity/repricing characteristics of their financial assets in anticipation of a reversal of the trend toward lower rates or, alternatively, to lengthen those characteristics in exchange for a higher rate. In pursuing this second option, many customers have purchased annuity contracts or mutual funds, thereby moving their funds out of the banking system.

PROVISION FOR LOAN LOSSES

  The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. Provisions for loan losses totaled $1,548,000, $2,528,000 and $3,608,000 in 1993, 1992, and 1991, respectively. Since 1991, the downward trend in provisions for loan losses is attributable to lower levels of net charge-offs, improvement in the amounts of nonaccrual and past due loans and the ratios of nonaccrual and past due loans to loans outstanding. LSB's market areas and customer base contain a significant number of federal, state and local governmental agencies and employees. These entities and individuals have been less affected by slowdowns in economic activity and corporate "downsizing" than has the economy as a whole. This has contributed to the improvement in LSB's loan quality.

  Net charge-offs in 1993 were $1,272,000, or 82.17% of the provision for loan losses. The remainder of the provision increased the allowance for loan losses to 1.32% of loans, net of unearned income at December 31, 1993 from its level of 1.27% one year earlier. See "Nonperforming Loans, Other Problem Assets" and "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

OTHER OPERATING INCOME

  Other operating income for 1993 increased by $1,802,000, or 30.21%, over 1992. Approximately $1,095,000, or 60.77%, of this increase was due to higher service charges on deposit accounts resulting from LSB's implementation of revised service charge schedules during 1993. Merchant discounts and interchange fees associated with the credit card operation increased by $157,000 in 1993 and income from trust department activities increased by $126,000.

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
Service charges on deposit accounts................. $  4,276 $  3,181 $  3,088
Credit life insurance commissions...................      227      201      382
Gain on sale of investment securities...............      337      256      190
Other income........................................    2,926    2,326    1,439
                                                     -------- -------- --------
  Total............................................. $  7,766 $  5,964 $  5,099
                                                     ======== ======== ========

OTHER OPERATING EXPENSES

  Other operating expenses for 1993 increased by $3,366,000, or 15.67%, compared with an increase of $3,314,000, or 18.25%, for 1992. Salaries and employee benefits, net occupancy expense and furniture and equipment expenses for 1993 were all impacted by the inclusion, for the first time, of a full-year's operating expenses associated with the three Beaufort area branches purchased in July of 1992. Also affecting these expenses during 1993 was the establishment of three de novo branches in the Columbia, South Carolina area.

  In an effort to control growth in other operating expenses and to enhance income opportunities, LSB engaged an independent consulting firm in 1993 to review its operating practices and to recommend alternative methods for management's consideration. As a result, LSB began in 1993 to emphasize the use of part-time employees where practicable and to use computer and other technologies more extensively to improve work flow and enhance customer service. Consequently, LSB's full-time equivalent employees decreased to 431 at the end of 1993 from 452 at the end of 1992.

  In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement required the implementation, no later than 1993, of new accounting and disclosure rules for benefits other than pensions, such as postretirement health care programs. In addition, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which was issued in November 1992, requires, no later than 1994, the implementation of new accounting and disclosure rules for postemployment benefits such as payments to employees for disability, layoff, or other event. LSB and its subsidiaries do not sponsor any postretirement benefits other than pensions, nor are any material postemployment benefits provided. Therefore, the new requirements do not have, nor are they expected to have, any material effect on the consolidated financial position or results of operations of LSB.

  Other expenses for 1993 increased by $1,277,000, or 17.60%, compared with an increase of $1,457,000, or 25.12%, in 1992. Factors affecting 1993 included higher FDIC insurance assessments resulting from deposit growth, and increases in supply and other ancillary expenses associated with the operation of a larger branch network.

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
Salaries and employee benefits...................... $ 13,015 $ 11,388 $  9,711
Net occupancy expense...............................    1,274    1,113      971
Furniture and equipment expense.....................    2,020    1,719    1,681
Other expense.......................................    8,534    7,257    5,800
                                                     -------- -------- --------
  Total............................................. $ 24,843 $ 21,477 $ 18,163
                                                     ======== ======== ========

INCOME TAXES

  Income tax expense increased by $410,000 for 1993 primarily due to an increased level of taxable income resulting from higher pre-tax earnings. LSB continues to experience a decrease in the volume of non-taxable investments, resulting in higher taxable income. Income taxes as a percentage of income before income taxes were 29.56%, 28.39% and 20.58% for 1993, 1992 and 1991, respectively.

  In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes," which required a change in the method of accounting primarily for deferred income taxes. LSB adopted the new accounting rule as of January 1, 1993, without restatement of prior periods. The effects of adopting SFAS No. 109 had no material adverse or beneficial effect on consolidated financial position or results of operations.

  As of December 31, 1993, gross deferred income tax assets totaling $2,284,000 were computed in accordance with SFAS No. 109. Of the total gross deferred tax assets, $1,873,000 was considered by management as likely to be realized primarily based on anticipated reversals of temporary differences which could be carried back against taxable income in prior years, $358,000 was considered likely to be realized in the near term based on expected future taxable income, and a valuation allowance of $53,000 was established on amounts not considered likely to be realized. Deferred income tax credits totaled $1,643,000 at the end of 1993.

SECURITIES

  During the fourth quarter of 1993, management assessed the classification of investment securities in anticipation of adopting SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities."

Issued by the Financial Accounting Standards Board in May 1993, SFAS No. 115 requires the classification of securities into held-to-maturity, available-for-sale, and trading securities categories. LSB adopted the provisions of SFAS No. 115 effective December 31, 1993. Since no retroactive application of the provisions of SFAS No. 115 are permissible, the effect of adopting the new statement on the 1993 year end consolidated balance sheet was to adjust the carrying value of certain debt securities and other investments to estimated fair value from amortized cost for debt securities and from lower of cost or market for equity securities. These debt and equity securities were reclassified into the available-for-sale category in accordance with the provisions of SFAS No. 115. Generally, the debt securities so reclassified consist of obligations of the U.S. Treasury and U.S. government agencies and mortgage-backed securities which management may sell in response to changes in market rates of interest, liquidity needs, asset/liability management strategies, regulatory mandate or capital requirements. In assessing the allocation of securities into the available-for-sale category, management considered that U.S. Treasury and U.S. government agency obligations are LSB's most readily marketable securities. Because market interest rates are at historic lows, management believes that, should the need arise to reposition LSB's securities portfolio or in the event of a liquidity need, the government securities market would afford the best opportunity for any necessary action. Mortgage-backed securities are included in the available-for-sale category since LSB may be required to divest such instruments in the event certain regulatorily-determined conditions are not maintained and, as a result, the securities become designated as "high-risk" investments. In addition, a substantial portion of the securities classified in the available-for-sale category are used to collateralize securities sold under agreements to repurchase or are pledged to secure public deposits. Securities included in the held-to-maturity category are limited to securities issued by states and their political subdivisions, which generally are unencumbered and held in small denominations. SFAS No. 115 required no change in the basis of accounting for held-to-maturity securities.

  To effect the adoption of SFAS No. 115, the consolidated balance sheet carrying amount for securities reclassified as available-for-sale securities was increased $2,123,000 and a separate component account included in total consolidated stockholders' equity was credited with $1,361,000, which is net of a $762,000 tax effect. Adopting SFAS No. 115 had no effect on the consolidated statement of income for the year ended December 31, 1993.

  On an ongoing basis, LSB and its subsidiaries will assign securities upon purchase into one of the three designated categories based on management's intent, taking into consideration other factors, including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements.

  As of December 31, 1993, unrealized gains and losses arising from available-for-sale debt securities were excluded from capital for purposes of computing regulatory risk-based capital ratios for LSB and its subsidiaries. However, federal regulators have issued for comment a proposal to include this separate component in the calculation of Tier 1 capital for leverage and risk-based capital purposes. The regulators indicated in their proposal that a final rule should be issued by the end of the first quarter of 1994.

  The following table summarizes the carrying value amounts of securities held by LSB at each of the dates indicated.

SECURITIES PORTFOLIO COMPOSITION

                                                    DECEMBER 31,
                                      -----------------------------------------
                                           1993 (1)        1992 (2)   1991 (2)
                                      ------------------- ---------- ----------
                                      AVAILABLE- HELD-TO-
                                       FOR-SALE  MATURITY INVESTMENT SECURITIES
                                      ---------- -------- ---------------------
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury and U.S. Government
 agencies............................  $149,709           $  107,056 $  109,390
States and political subdivisions....            $24,377      27,642     31,714
Mortgage-backed securities...........    17,536               15,948      7,595
Equity securities....................    36,091
                                       --------  -------  ---------- ----------
  Total..............................  $203,336  $24,377  $  150,646 $  148,699
                                       ========  =======  ========== ==========

- --------
(1) Available-for-sale securities are stated at estimated fair value and held-to-maturity securities are stated at amortized cost.
(2) Debt securities are stated at amortized cost and equity securities were carried in other investments at lower of cost or market.

  The following table presents maturities and weighted average yields of securities at December 31, 1993.

SECURITIES PORTFOLIO MATURITIES AND YIELDS

                                             DECEMBER 31, 1993
                                -----------------------------------------------
                                AVAILABLE-FOR-               HELD-TO-
                                     SALE                    MATURITY
                                CARRYING AMOUNT YIELD     CARRYING AMOUNT YIELD
                                --------------- -----     --------------- -----
                                          (DOLLARS IN THOUSANDS)
U.S. Treasury and U.S. Govern-
 ment agencies
  Within one year.............     $ 43,994     5.36%
  After one through five
   years......................       96,319     5.28%
  After five through ten
   years......................        9,396     6.55%
                                   --------
                                   $149,709     5.38%
                                   --------
States and political subdivi-
 sions
  Within one year.............                                $ 6,115     9.36%
  After one through five
   years......................                                 11,034     9.85%
  After five through ten
   years......................                                  6,898     8.73%
  After ten years.............                                    330     8.41%
                                                              -------
                                                              $24,377     9.39%
                                                              -------
Mortgage-backed securities
  After ten years.............       17,536     6.78%
                                   --------
Equity securities
  After ten years.............       36,091     4.18%(1)
                                   --------
Total
  Within one year.............       43,994     5.36%           6,115     9.36%
  After one through five
   years......................       96,319     5.28%          11,034     9.85%
  After five through ten
   years......................        9,396     6.55%           6,898     8.73%
  After ten years.............       53,627     5.03%             330     8.41%
                                   --------                   -------
    Total.....................     $203,336     5.29%         $24,377     9.39%
                                   ========                   =======

- --------
(1) Equity securities yields reflect either the yields of the underlying assets as of December 31, 1993, or the annualized yield derived from dividing the most recent dividend received amount by the carrying amount at year end and then multiplying that result by the frequency of dividend payments.

  At December 31, 1993, LSB had concentrated $29,398,000 into shares of the Federated ARMs Fund (Institutions Shares) mutual fund. These equity shares are included in the available-for-sale category of securities and are carried in the consolidated balance sheet at an estimated fair value of $29,270,000. The fund's investments comprise primarily adjustable and floating rate mortgage securities issued by or guaranteed as to payment of principal and interest by the U.S. Government, its agencies or instrumentalities. Management constantly reviews the published closing net asset values and periodically reviews other financial information published by the mutual funds.

LOAN PORTFOLIO

  Management believes the loan portfolio is adequately diversified. There are no foreign loans and few agricultural loans. LSB's Mortgage Loan Department originates mortgage loans for sale to others, but does not generally service such loans. However, certain older mortgage loans and selected new loans with acceptable rate schedules are held and serviced. Real estate loans are primarily construction loans and other loans secured by real estate. There were no significant concentrations in any particular individuals or industry or group of related individuals or industries at the end of 1993. As of December 31, 1993, the ten largest loans (including lines of credit) accounted for approximately 5.39% of outstanding loans. The table "Loan Portfolio Composition" indicates the amounts of loans outstanding according to type of loan at the dates indicated.

  Because extending credit involves a certain degree of risk-taking, management has established loan and credit policies designed to control both the types and amounts of risks assumed and to minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

LOAN PORTFOLIO COMPOSITION

                                                    DECEMBER 31,
                                    --------------------------------------------
                                      1993     1992     1991     1990     1989
                                    -------- -------- -------- -------- --------
                                               (DOLLARS IN THOUSANDS)
Commercial, financial and agricul-
 tural............................  $ 52,113 $ 57,395 $ 46,828 $ 42,889 $ 41,005
Real estate--construction.........    13,180   15,247   16,775   11,460   14,499
Real estate--mortgage.............   257,233  239,968  197,262  177,911  162,298
Consumer installment loans........    64,544   68,534   72,801   81,812   85,051
                                    -------- -------- -------- -------- --------
  Total loans--gross..............  $387,070 $381,144 $333,666 $314,072 $302,853
                                    ======== ======== ======== ======== ========

  Commercial, financial and agricultural loans, primarily representing loans made to businesses and municipal governments, decreased by 9.20% in 1993. These loans may be made on either a secured or an unsecured basis. When taken, security consists of liens on inventories, receivables, equipment, and furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. As of December 31, 1993, approximately $25,792,000 or 49.49% of commercial, financial and agricultural loans were unsecured.

  Real estate construction loans consist of financing to owners and contractors for construction of 1-4 family dwellings. Generally, mortgages are obtained on the properties, loan-to-cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of funds. In 1993, LSB's exposures in real estate development and construction loans decreased by $2,067,000. Currently, loans for the construction of homes by contractors for which there is no contract of sale are available only to the most creditworthy contractors.

LOANS SECURED BY REAL ESTATE MORTGAGES

                                                         DECEMBER 31,
                                                 ------------------------------
                                                      1993            1992
                                                 --------------  --------------
                                                  AMOUNT    %     AMOUNT    %
                                                 -------- -----  -------- -----
                                                    (DOLLARS IN THOUSANDS)
Residential..................................... $142,376  55.3% $141,373  58.9%
Nonfarm, non-residential........................  110,792  43.1%   96,311  40.1%
Farmland........................................    4,065   1.6%    2,284   1.0%
                                                 -------- -----  -------- -----
  Total......................................... $257,233 100.0% $239,968 100.0%
                                                 ======== =====  ======== =====

  Loans secured by real estate mortgages grew $17,265,000, or 7.19%, in 1993. These loans represented the largest portion of LSB's outstanding loans, representing 66.46% and 62.96% of total loans, respectively, as of December 31, 1993 and 1992. During 1993, loans secured by mortgages on residential property increased by $1,003,000 and nonfarm, non-residential real estate loans increased by $14,481,000. Residential real estate loans consist of first and second mortgages on homes and multifamily apartments. Generally, loan-to-value ratios for these loans are limited to 80%. Mortgage loans originated for sale in the secondary market totaled $909,000 and $1,077,000 as of December 31, 1993 and 1992, respectively. Such loans are carried at the lower of cost or fair value. Repayment of business real estate loans is dependent primarily on the income and cash flows of the borrower; the real estate serves as a secondary, or liquidation source of repayment.

  Consumer installment loans have been declining both in dollar amount and as a percentage of total loans since 1989. This category of loans as a percentage of total loans has declined steadily from 28.08% at the end of 1989 to 16.68% at the end of 1993. This trend is expected to continue. Because of changes in federal income tax laws that excluded the deductibility of consumer loan interest, the popularity of home equity loans grew and resulted in an increase in residential real estate loans. In addition, aggressive financing programs by affiliates of automobile manufacturers have reduced the volume of consumer lending on automobiles.

  The economies of LSB's local service areas are well diversified with no predominance of industries or economic activities. Lexington and Richland Counties, South Carolina, are home to state and local governments, industry, a major military training base, and institutions of higher education. Hampton County, South Carolina, is more rural in nature. Economic activity in this area includes agriculture, timber and wood products, and plastics. Beaufort County, located on the coast of South Carolina, is home to the Parris Island Marine Depot and Training Center and also is increasingly attractive to retirees. McCormick County, South Carolina, is mostly rural, with some light manufacturing activity. As of December 31, 1993, approximately $314,872,000, or 81.35%, of loans outstanding were originated in the Lexington-Richland County area. No particular loan category is expected to grow or contract disproportionately in 1994. National economic trends affect local business conditions; accordingly, loan growth in 1994 is expected to be only moderate.

MATURITY DISTRIBUTION OF LOANS

  The following table sets forth the maturity distribution of LSB's loans, by type, as of December 31, 1993, as well as the type of interest requirement on such loans.

LOAN PORTFOLIO MATURITY SCHEDULE

                                                      DECEMBER 31,
                                         ---------------------------------------
                                         ONE YEAR   ONE TO   FIVE YEARS
                                         OR LESS  FIVE YEARS  OR MORE    TOTAL
                                         -------- ---------- ---------- --------
                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural.  $19,611   $ 14,289   $ 18,213  $ 52,113
Real estate--construction..............   11,260      1,884         36    13,180
Real estate--mortgage..................   25,830     55,111    176,292   257,233
Consumer installment loans.............   11,928     48,912      3,704    64,544
                                         -------   --------   --------  --------
  Total loans--gross...................  $68,629   $120,196   $198,245  $387,070
                                         =======   ========   ========  ========
Predetermined rate, maturity greater
 than one year.........................            $ 88,936   $ 93,940  $182,876
                                                   ========   ========  ========
Variable rate or maturing within one
 year..................................  $68,629   $ 31,260   $104,305  $204,194
                                         =======   ========   ========  ========

NONACCRUAL AND PAST DUE LOANS

  The following is a summary of nonaccrual loans and loans 90 days or more past due at each year end indicated.

                                                   DECEMBER 31,
                                        --------------------------------------
                                         1993    1992    1991    1990    1989
                                        ------  ------  ------  ------  ------
                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans....................... $3,119  $2,914  $3,544  $3,702  $3,554
Accruing loans 90 days or more past
 due...................................    282     298   1,236   1,322     751
                                        ------  ------  ------  ------  ------
  Total................................ $3,401  $3,212  $4,780  $5,024  $4,305
                                        ======  ======  ======  ======  ======
Percent of loans outstanding...........    .88%    .84%   1.43%   1.60%   1.42%

  As of December 31, 1993, total nonaccrual loans and accruing loans 90 days or more past due consisted of: $137,000, or 4.03%, commercial, financial and agricultural; $2,776,000, or 81.62%, residential real estate mortgage; $217,000, or 6.38%, nonfarm, nonresidential real estate mortgage; and $271,000, or 7.97%, consumer installment loans.

  A loan is generally placed on nonaccrual status when principal or interest is 90 days past due or when serious doubt exists as to collectibility. However, accruals of interest income may continue on loans 90 days or more past due when the loan is in the process of collection and the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated net realizable value of collateral by charge-off to the allowance for loan losses and any subsequent payments are credited to the outstanding principal balance until the loan is repaid; then, such payments are credited to the allowance for loan losses as recoveries. No portion of a nonaccrual loan is returned to accrual status unless all principal and interest is current and the borrower has demonstrated the ability to continue making payments as agreed.

  Nonaccrual loans and accruing loans 90 days or more past due increased slightly as of December 31, 1993, from the level at the end of 1992. Management believes that the level of such loans will not increase materially in 1994.

  Interest income that would have been recorded if nonaccrual loans had been current in accordance with their original terms amounted to $272,000, $322,000 and $430,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Recognized interest income on these loans was $86,000, $102,000 and $252,000 for the years ended December 31, 1993, 1992 and 1991, respectively. There were no outstanding commitments at December 31, 1993, to lend additional funds to debtors owing nonaccrual loans.

  In May, 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective for fiscal years beginning after December 15, 1994. This statement generally applies to all loans, whether or not collateralized, including loans that are restructured in a troubled debt restructuring involving a modification of terms. It does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or lower of cost or fair value, leases and debt securities. SFAS No. 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. The statement also allows creditors, as a practical expedient, to measure the loan at its observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. According to the statement, a loan is impaired when, based on current information, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In addition, new disclosures are required including the recorded investment in the loans for which impairment has been recognized, and the total allowance for loan losses related to those impaired loans. While the new statement will require some changes in the methodology used to account for nonperforming loans that could possibly result in acceleration of the recognition of losses for some loans, management does not expect either a material adverse or beneficial effect on LSB's consolidated financial position or results of operations to occur as a result of the provisions of SFAS No. 114.

POTENTIAL PROBLEM LOANS

  At December 31, 1993, LSB's internal loan review procedures had identified $8,185,000 in loans, not included in the above nonaccrual or past due loans, where information about credit problems of borrowers has caused management to have serious concerns about the ability of the borrowers to comply with original repayment terms. The amount reflected above does not represent management's estimate of the potential losses since a large proportion of these loans is secured by real estate and other collateral.

  As of December 31, 1993, potential problem loans consisted of $885,000 or 10.81% commercial, financial and agricultural, $6,463,000 or 78.96% real estate mortgage, and $837,000 or 10.23% consumer installment loans.

OTHER REAL ESTATE

  Other real estate, consisting primarily of foreclosed properties, increased by $14,000 in 1993 to $1,969,000 as of December 31, 1993. The vast majority of foreclosed properties held are located in the more active Lexington-Richland County real estate market. Other real estate is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. Estimated fair market value is based upon the assumption of a sale in the normal course of business and not on a quick liquidation or distress basis. Estimated fair market value is established by independent appraisal at the time acquisition is completed. For properties classified as in-substance foreclosures, estimated fair market value is determined by internal appraisal until acquisition has been completed. As of December 31, 1993, LSB had recorded a valuation allowance for other real estate losses subsequent to acquisition totaling $228,000. A Special Assets officer is responsible for the prudent disposition of such properties. LSB has not been informed of any potential environmental problems affecting any foreclosed properties which would have a material adverse effect on financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is increased by direct charges to operations. Losses on loans are charged against the allowance in the period in which management determines that such loans become uncollectible. Recoveries of previously charged off loans are credited to the allowance.

SUMMARY OF LOAN LOSS EXPERIENCE

                                         YEARS ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1993      1992      1991      1990      1989
                               --------  --------  --------  --------  --------
                                          (DOLLARS IN THOUSANDS)
Total loans outstanding at
 the end of period, net of
 unearned income.............  $385,889  $378,498  $328,818  $307,329  $295,117
Average amount of loans
 outstanding, net of unearned
 income......................   381,345   354,716   319,798   299,912   282,298
Balance of allowance for loan
 losses at beginning of year.     4,804     4,100     3,907     3,639     3,211
                               --------  --------  --------  --------  --------
Loans charged off:
  Commercial, financial and
   agricultural..............       653     1,069     1,785     1,148       773
  Real estate--mortgage......       514       495       701       117       136
  Consumer installment loans.       419       554     1,152       792       550
                               --------  --------  --------  --------  --------
    Total charge-offs........     1,586     2,118     3,638     2,057     1,459
                               --------  --------  --------  --------  --------
Recoveries of loans previ-
 ously charged-off:
  Commercial, financial and
   agricultural..............       116        66        85        54        43
  Real estate--mortgage......        27        49         3        16        14
  Consumer installment loans.       171       179       135       134        88
                               --------  --------  --------  --------  --------
    Total recoveries.........       314       294       223       204       145
                               --------  --------  --------  --------  --------
    Net charge-offs..........     1,272     1,824     3,415     1,853     1,314
                               --------  --------  --------  --------  --------
Additions to allowance
 charged to expenses.........     1,548     2,528     3,608     2,121     1,742
                               --------  --------  --------  --------  --------
Balance of allowance for loan
 losses at end of period.....  $  5,080  $  4,804  $  4,100  $  3,907  $  3,639
                               ========  ========  ========  ========  ========
Ratios:
  Net charge-offs during year
   to average loans outstand-
   ing during year...........       .33%      .51%     1.07%      .62%      .47%
  Net charge-offs to loans at
   end of year...............       .33%      .48%     1.04%      .60%      .45%
  Allowance for loan losses
   to average loans..........      1.33%     1.35%     1.28%     1.30%     1.29%
  Allowance for loan losses
   to loans at end of year...      1.32%     1.27%     1.25%     1.27%     1.23%
  Net charge-offs to allow-
   ance for losses...........     25.04%    37.97%    83.29%    47.43%    36.11%
  Net charge-offs to provi-
   sion for loan losses......     82.17%    72.15%    94.65%    87.36%    75.43%

  Based on the current levels of nonperforming and other problem loans, management believes that the amounts of loan charge-offs in 1994 will be similar to the amounts experienced in 1993. Management believes further that the allowance for loan losses as of December 31, 1993, is sufficient to absorb the expected charge-offs and provide adequately for the inherent losses that remain in the loan portfolio. Management will continue to closely monitor the levels of nonperforming and potential problem loans and will address the weaknesses in these credits to enhance the amount of ultimate collection or recovery of these assets. Should increases in the overall level of nonperforming and potential problem loans accelerate from the current trend, management will adjust the methodology for determining the allowance for loan losses to increase the provision and allowance for loan losses. This would likely decrease net income.

  The following table presents the allocation of the allowance for loan losses, at the end of each of the last five years, compared with the percent of loans in the applicable categories to total loans.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                      DECEMBER 31,
                          -------------------------------------------------------------------------
                              1993           1992           1991           1990           1989
                          -------------  -------------  -------------  -------------  -------------
                                  % OF           % OF           % OF           % OF           % OF
                          AMOUNT LOANS   AMOUNT LOANS   AMOUNT LOANS   AMOUNT LOANS   AMOUNT LOANS
                          ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
                                                 (DOLLARS IN THOUSANDS)
Commercial, financial
 and agricultural.......  $1,515  13.46% $  795  15.06% $  753  14.03% $  824  13.66% $  615  13.54%
Real estate--construc-
 tion...................     845   3.40%    681   4.00%    483   5.03%    357   3.65%    341   4.79%
Real estate--mortgage...   1,163  66.46%    893  62.96%    734  59.12%    863  56.64%    941  53.59%
Consumer installment....     511  16.68%    111  17.98%    212  21.82%    898  26.05%  1,063  28.08%
Unallocated.............   1,046          2,324          1,918            965            679
                          ------ ------  ------ ------  ------ ------  ------ ------  ------ ------
 Total..................  $5,080 100.00% $4,804 100.00% $4,100 100.00% $3,907 100.00% $3,639 100.00%
                          ====== ======  ====== ======  ====== ======  ====== ======  ====== ======

  In reviewing the adequacy of the allowance for loan losses at the end of each reporting period, management considers the historical loan loss experience, current economic conditions affecting the borrowers' ability to repay, the volume of loans outstanding, trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1993.

DEPOSITS

  The average amounts of deposits held by LSB for the years ended December 31, 1993, 1992 and 1991 are summarized below.

AVERAGE DEPOSITS

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
Noninterest bearing demand.......................... $ 73,811 $ 60,805 $ 48,284
Interest bearing transaction accounts...............  202,315  191,489  148,980
Savings.............................................   49,299   37,994   27,982
Time deposits $100M and over........................   53,006   52,442   49,211
Other time deposits.................................  193,431  194,788  193,866
                                                     -------- -------- --------
  Total deposits.................................... $571,862 $537,518 $468,323
                                                     ======== ======== ========

  As of December 31, 1993, LSB held $49,230,000 in time deposits $100,000 and over with $26,796,000 maturing within three months, $10,280,000 maturing over three through six months, $6,963,000 maturing over six through twelve months, and $5,191,000 maturing after twelve months.

  Interest bearing deposits are by far LSB's largest source of funds. Changes in the mix of interest bearing deposits are shown in the table entitled "Average Deposits." As indicated in that table, average time deposits $100,000 and over increased by $564,000 in 1993 compared with 1992, and increased by $3,231,000 in 1992 compared with 1991. Acquisitions of time deposits $100,000 and over are in large part a function of the rates a financial institution is willing to negotiate and, as such, these deposits have many of the characteristics of shorter-term purchased funds.

SHORT-TERM BORROWINGS

  The following table summarizes LSB's short-term borrowings, which consist of federal funds purchased and securities sold under agreements to repurchase and interest bearing demand notes issued to the U.S. Treasury.

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1993    1992    1991
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
Federal funds purchased and securities sold under
 agreements to repurchase.............................. $61,464 $31,628 $13,730
Interest bearing demand notes issued to the U.S. Trea-
 sury..................................................   1,000   1,000   1,000
                                                        ------- ------- -------
  Total................................................ $62,464 $32,628 $14,730
                                                        ======= ======= =======

  Federal funds purchased and securities sold under agreements to repurchase generally mature on a one to thirty-one day basis. Such short-term borrowings increased significantly in 1993 due to the movement of funds from a few deposit accounts to an overnight repurchase agreement product. These relationships typically have very large sums held with LSB for short periods of time. The following table summarizes information concerning federal funds purchased and securities sold under agreements to repurchase.

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1992      1991
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
Maximum outstanding at any month end during the
 period.......................................... $ 66,164  $ 36,780  $ 31,713
Average outstanding during the period............   42,494    26,930    24,015
Average interest rate during the period..........     2.63%     3.13%     5.35%
Average interest rate at end of period...........     2.83%     2.96%     3.75%

RETURN ON EQUITY AND ASSETS

  The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
Return on assets..................................     1.00%      .99%      .67%
Return on equity..................................    13.33%    13.66%     8.62%
Dividend payout ratio.............................    29.68%    30.50%    50.42%
Equity to assets ratio............................     7.52%     7.24%     7.74%

Capital Commitments

  LSB currently has no material commitments for capital expenditures for construction, renovations, computer equipment or software for 1994.

LIQUIDITY

  Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within LSB's local service areas. Core deposits (total deposits less time deposits $100,000 and over) provide a relatively stable funding base. Time deposits $100,000 and over require a diversification of sources to achieve an appropriate level of liquidity as these funds are relatively more sensitive to interest rates than are other deposit sources. LSB's banking subsidiaries have short-term lines of credit to purchase federal funds available from unrelated correspondent banks totaling $24,500,000. These lines of credit are available generally on a one to seven day basis for general corporate purposes of the banks. All of the lenders reserve the right to withdraw these lines at their option. Also, LSB's subsidiary, Lexington, has an undrawn line of credit from the Federal Home Loan Bank of Atlanta ("FHLB") totaling $28,000,000. Advances under this line may be drawn for terms up to one year and are secured by a blanket lien on all 1-4 family residential first lien mortgages held by that subsidiary, totaling approximately $57,401,000 as of December 31, 1993, and FHLB capital stock with a carrying value of $1,551,000. Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold and available-for-sale securities. In addition, funds from maturing loans are a source of liquidity. Management believes that the banking subsidiaries' overall liquidity sources are adequate to meet their operating needs.

CAPITAL ADEQUACY

  The equity capital of LSB increased $7,241,000 during 1993, largely as the result of the $6,776,000 net income. However, cash dividends totaling $1,838,000 were declared and paid in 1993, somewhat offsetting this source of capital. Proceeds from the sale of 37,476 shares of common stock through LSB's Dividend Reinvestment and Shareholder Stock Purchase Plan provided $885,000 in additional capital. The effects of adopting SFAS No. 115, concerning the accounting for certain securities (see "Securities" included elsewhere in this discussion) increased stockholders' equity by a total of $1,418,000. Because SFAS No. 115 requires the recording of changes in unrealized holding gains and losses on available-for-sale securities as a separate component of stockholders' equity, future fluctuations in the estimated fair value of such securities could have a significant adverse or beneficial effect on total stockholders' equity.

  LSB and its subsidiary banks are subject to regulatory risk-based capital adequacy standards (see "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB"). Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. The following table sets forth the risk-based capital ratios of LSB and its banking subsidiaries at December 31, 1993, compared with the minimum levels prescribed by regulation:

                                                                 TOTAL
                                                        TIER 1  CAPITAL LEVERAGE
                                                        ------  ------- --------
LSB.................................................... 12.96%   15.16%   7.85%
Lexington.............................................. 13.65%   14.86%   7.95%
Community.............................................. 13.28%   14.53%   7.03%
Regulatory Minimum Requirement.........................  4.00%    8.00%   3.00%

SOURCES AND USES OF CASH

                                        INCREASE (DECREASE) DECEMBER 31,
                                        -------------------------------------
                                          1993       %        1992       %
                                        --------- -------   --------- -------
                                             (DOLLARS IN THOUSANDS)
SOURCES OF CASH
 Deposits
  Core deposits
   Noninterest bearing demand.......... $ 10,712    15.06 % $  5,915     7.73 %
   Interest bearing transaction ac-
    counts.............................  (18,457)  (25.94)%   26,303    34.38 %
   Savings.............................    8,696    12.22 %    7,810    10.21 %
   Time deposits under $100M...........      912     1.28 %  (13,893)  (18.16)%
                                        --------  -------   --------  -------
    Total core deposits................    1,863     2.62 %   26,135    34.16 %
  Time deposits $100M and over.........    5,532     7.77 %      255      .33 %
                                        --------  -------   --------  -------
    Total deposits.....................    7,395    10.39 %   26,390    34.49 %
                                        --------  -------   --------  -------
 Borrowings
  Short-term borrowings................   29,836    41.94 %   17,943    23.45 %
  Long-term debt.......................    4,000     5.62 %    1,998     2.61 %
                                        --------  -------   --------  -------
    Total borrowings...................   33,836    47.56 %   19,941    26.06 %
                                        --------  -------   --------  -------
 Branch acquisitions...................                       15,712    20.54 %
                                        --------  -------   --------  -------
 Earning assets
  Time deposits in other banks.........                          100      .13 %
  Federal funds sold...................   13,625    19.15 %
                                        --------  -------   --------  -------
    Total earning assets...............   13,625    19.15 %      100      .13 %
                                        --------  -------   --------  -------
 Non-earning assets
  Sales of other real estate...........    1,898     2.67 %    2,674     3.50 %
  Cash and due from banks..............    4,060     5.71 %
                                        --------  -------   --------  -------
    Total non-earning assets...........    5,958     8.38 %    2,674     3.50 %
                                        --------  -------   --------  -------
 Stockholders' equity
  Operating activities.................    9,450    13.28 %   11,307    14.78 %
  Sale of common stock.................      885     1.24 %      381      .50 %
                                        --------  -------   --------  -------
    Total stockholders' equity.........   10,335    14.52 %   11,688    15.28 %
                                        --------  -------   --------  -------
    Total sources of cash.............. $ 71,149   100.00 % $ 76,505   100.00 %
                                        ========  =======   ========  =======
USES OF CASH
 Earning assets
  Securities........................... $ 41,234    57.95 % $  1,826     2.39 %
  Funds sold...........................                       19,625    25.65 %
  Other investments....................   14,148    19.89 %   11,150    14.57 %
  Loans made to customers..............   11,010    15.48 %   31,215    40.80 %
                                        --------  -------   --------  -------
    Total earning assets...............   66,392    93.32 %   63,816    83.41 %
                                        --------  -------   --------  -------
 Non-earning assets
  Cash and due from banks..............                        7,620     9.96 %
  Premises and equipment...............    2,919     4.10 %    3,356     4.39 %
                                        --------  -------   --------  -------
    Total non-earning assets...........    2,919     4.10 %   10,976    14.35 %
                                        --------  -------   --------  -------
 Stockholders' equity
  Cash dividends paid..................    1,838     2.58 %    1,713     2.24 %
                                        --------  -------   --------  -------
    Total uses of cash................. $ 71,149   100.00 % $ 76,505   100.00 %
                                        ========  =======   ========  =======

  Understanding the changes in LSB's consolidated financial position and liquidity is enhanced by analyzing the changes in the size and composition of the various categories of earning and non-earning assets due to cash flows and the sources of cash for those changes. The table, "Sources and Uses of Cash," is an analysis that is derived principally from the consolidated statement of cash flows included in the consolidated financial statements and related notes appearing elsewhere in this report. The information in this table focuses on changes in year end balances between 1993 and 1992, and between 1992 and 1991 caused by cash flows. No material one-day transactions occurred at year end 1993, 1992 or 1991 that would materially distort the picture of funding sources and uses.

  As shown in the table, LSB's funding mix shifted during 1993, becoming more dependent on short-term borrowing than on core deposit growth. This development is not worrisome as it represents the movement of the funds derived from a few stable customer relationships from deposit accounts to an overnight repurchase agreement product. Demand deposit growth provided a significant funding source, also. Business customers generally utilize "compensating balances" in the form of funds left on deposit with the banks to offset some or all of the costs of services they use. The amount of the compensating balances required to offset the costs incurred vary directly with the volumes of services consumed and the service charge schedules in effect, and inversely to changes in interest rates. Since service charge schedules increased during 1993 and interest rates were generally lower, compensating balance requirements and, consequently, demand deposit balances were higher.

  Loan demand was modest throughout 1993. As a result, uses of cash were concentrated in purchases of investment securities. Sufficient liquidity in the form of federal funds sold, investments in mutual funds and short-term securities, and unused lines of credit are available to allow LSB to meet increased loan demand or deposit withdrawals.

  The banking subsidiaries are required by Federal Reserve regulations and South Carolina banking law to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the required reserve balance as of December 31, 1993, was approximately $12,656,000. Vault and teller cash comprised $7,497,000, or 59.24%, of the cash reserve at December 31, 1993, and $5,159,000 included in amounts due from banks accounted for the remainder of the requirement.

  During 1990, LSB entered into a subordinated capital note borrowing agreement with a correspondent bank. The proceeds of this borrowing were used in 1990 to increase LSB's equity investments in Lexington and Community by $800,000 and $1,200,000, respectively. During 1992, management drew the remaining $2,000,000 to provide funds for the acquisition of branch offices. In 1993, this borrowing was refinanced with a different lender on substantially the same terms as the original note, with the exception that a total credit facility of $6,000,000 was provided. $2,000,000 of this arrangement remains undrawn and available for LSB's general corporate needs.

  As part of the agreement, LSB agreed to certain covenants including maintenance of specified amounts of net worth; minimum ratios of capital adequacy and income to average assets; and a maximum ratio of loans to deposits. Other covenants contained in the loan agreement restrict the ability of LSB to declare and pay cash dividends, to dispose of subsidiaries' common stock, to pledge certain assets to secure indebtedness and to enter into additional long-term borrowing agreements. As of December 31, 1993, $6,776,000 of consolidated retained earnings was available for distribution, provided that such payments would not thereafter cause net worth and ratios of capital adequacy to decrease below the specified levels. It is anticipated that these covenants and restrictions will have no material effect on LSB's operations or its ability to continue to pay dividends.

  LSB's ability to pay dividends and meet its cash obligations is dependent primarily upon the successful operation of its subsidiary banks. All of the banking subsidiaries' dividend payments to LSB are subject to the prior approval of the South Carolina Board and are payable only from the undivided profits of the banks. The undivided profits of the subsidiary banks totaled $25,223,000 as of December 31, 1993. Under Federal

Reserve regulations, the amounts of loans or advances from the banking subsidiaries to the parent company are also restricted.

INFLATION

  The assets and liabilities of a bank are primarily monetary in nature (payable in fixed determinable amounts). Consequently, the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

  While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

                        OWNERSHIP OF LSB COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS OF LSB

  No stockholder is known to management of LSB to be a beneficial owner of more than five percent of LSB Common Stock. Common stock is LSB's only class of voting securities.

DIRECTORS AND OFFICERS OF LSB

  The following table sets forth as of March 8, 1994, the number and percent of total outstanding shares of LSB Common Stock beneficially owned by all directors of LSB individually and by all directors and officers of LSB as a group.

                                                     COMMON STOCK
                                              BENEFICIALLY OWNED(1)(13)
                                              ---------------------------------
   NAME                                         NUMBER             PERCENTAGE
   ----                                       --------------     --------------
James T. Brittingham.........................         31,710(2)            1.02%
Robert K. Bouknight..........................          3,042                .10%
Vasa W. Cate, M.D............................          2,912(3)             .09%
Raymond S. Caughman..........................         24,064(4)             .77%
Albert J. Dooley, Sr.........................         30,362(5)             .97%
Robert N. Hubbs..............................         14,931(6)             .40%
Albin S. Johnson.............................         90,009(7)            2.89%
Robert E. Livingston.........................         36,795(8)            1.18%
J. Harold Lown...............................         18,726(9)             .60%
Frank A. McClure, Jr. .......................         89,408(10)           2.87%
G. J. Sanders, Jr............................        137,374(11)           4.41%
Francis M. Smith.............................         34,964(12)           1.12%

- --------
As of March 8, 1994, all executive officers and directors of LSB as a group (13 persons), owned 516,510 shares (16.58%) of the outstanding LSB Common Stock.

(1) Except as indicated below, each director of LSB has sole voting and investment power with respect to all shares of LSB Common Stock owned by such director.
(2)  Includes 14,236 shares held by Evelyn S. Brittingham (wife).
(3) Includes 115 shares held by Dr. Vasa W. Cate, Custodian for Kimberly Ann Cate (daughter) and 115 shares held by Dr. Vasa W. Cate, Custodian for Catherine L. Cate (daughter).
(4)  Includes 2,500 shares held by Elizabeth H. Caughman (wife).
(5) Includes 1,057 shares held by Connie S. Dooley (wife) and 283 shares held by Connie S. Dooley, Custodian for Nancy E. Dooley (daughter).
(6) Includes 660 shares held by Gaynell S. Hubbs (wife) and 29 shares held by Gaynell S. Hubbs, Custodian for Ginger D. Hubbs (daughter).
(7) Includes 23,800 shares held by Columbia Farms, Inc., 10,773 shares held by Columbia Farms, 60,159 shares held by Columbia Farms of Georgia, 600 shares held as custodian for Courtney Johnson, 600 shares held as custodian for Shannon Johnson, and 600 shares held as custodian for Shelley Johnson.
(8)  Includes 2,310 shares held by Raye H. Livingston (wife).
(9)  Includes 778 shares held by Marjorie M. Lown (wife).
(10) Includes 23,752 shares held by Doris W. McClure (wife) and 2,704 shares held by McClure Insurance Agency.
(11) Includes 27,992 shares held by a trust of which Mr. Sanders is trustee.
(12) Includes 1,155 shares held by Doris O. Smith (wife).
(13) Based on the number of shares of BB&T Financial Common Stock outstanding on March 8, 1994 plus the shares of BB&T Financial Common Stock expected to be issued in connection with the Merger, none of such persons will receive more than one percent of the outstanding shares of BB&T Financial.

                               MANAGEMENT OF LSB

  To the extent such information relates to Raymond S. Caughman or Albert J. Dooley, Sr., each of whom will become a director of BB&T Financial upon consummation of the Merger, the information set forth in LSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, under the captions "Directors and Executive Officers of the Registrant," "Executive Compensation" and "Certain Relationships and Related Transactions" is hereby incorporated by reference herein.

                          MARKET PRICES AND DIVIDENDS

  BB&T Financial Common Stock is actively traded in the over-the-counter market under the symbol "BBTF," and is quoted on the Nasdaq/NMS. LSB Common Stock is traded in the over-the-counter market under the symbol "LBSC" and the shares are quoted on the Nasdaq/NMS.

  The following tables reflect the high and low closing sales prices for BB&T Financial Common Stock and LSB Common Stock as quoted on the Nasdaq/NMS for the periods indicated. Prices shown represent interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

 BB&T Financial

                                                TABLE OF CLOSING PRICES
                                       -----------------------------------------
                                           1994          1993          1992
                                       ------------- ------------- -------------
                                        HIGH   LOW    HIGH   LOW    HIGH   LOW
                                       ------ ------ ------ ------ ------ ------
1st Quarter........................... $33.63 $29.13 $35.38 $31.00 $27.75 $21.88
2nd Quarter...........................                35.88  30.25  30.13  25.50
3rd Quarter...........................                34.63  32.25  29.88  27.38
4th Quarter...........................                35.88  29.13  32.25  28.75

 LSB

                                                TABLE OF CLOSING PRICES
                                       -----------------------------------------
                                           1994          1993          1992
                                       ------------- ------------- -------------
                                        HIGH   LOW    HIGH   LOW    HIGH   LOW
                                       ------ ------ ------ ------ ------ ------
1st Quarter........................... $35.00 $33.00 $20.00 $17.00 $14.50 $14.00
2nd Quarter...........................                20.50  19.00  14.50  13.25
3rd Quarter...........................                27.25  20.50  24.00  14.50
4th Quarter...........................                34.50  27.25  17.50  16.00

 Cash Dividends Paid Per Share

  The following table reflects the cash dividends paid per share on the BB&T Financial Common Stock for the periods indicated:

 BB&T Financial

                                                                  1994 1993 1992
                                                                  ---- ---- ----
     1st Quarter................................................. $.27 $.25 $.22
     2nd Quarter.................................................       .25  .22
     3rd Quarter.................................................       .25  .22
     4th Quarter.................................................       .27  .25

  The holders of BB&T Financial Common Stock are entitled to receive dividends when and if declared by the BB&T Financial Board of Directors out of funds legally available therefor. BB&T Financial has paid regular quarterly cash dividends since 1921. Although BB&T Financial currently intends to continue to pay quarterly cash dividends on the BB&T Financial Common Stock, there can be no assurance that BB&T Financial's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements and the BB&T Financial Board of Directors' consideration of other relevant factors.

  BB&T Financial is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly BB&T. BB&T Financial's bank subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries." There can be no assurance that dividends would be paid in the future. The declaration, payment and amount of any such future dividends would depend upon business conditions, operating results, capital, reserve requirements, regulatory authorizations and the consideration of other relevant factors by the BB&T Financial Board of Directors. See "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB."

  The following table reflects the cash dividends paid per share on the LSB Common Stock for the periods indicated:

 LSB

                                                                  1994 1993 1992
                                                                  ---- ---- ----
     1st Quarter................................................. $.17 $.16 $.15
     2nd Quarter.................................................       .16  .15
     3rd Quarter.................................................       .16  .15
     4th Quarter.................................................       .17  .16

  The holders of LSB Common Stock are entitled to receive dividends when and if declared by the LSB Board of Directors out of funds legally available therefor. The declaration, payment and amount of any future dividends would depend upon business conditions, operating results, capital reserve requirements, regulatory authorizations and the consideration of other relevant factors by the LSB Board of Directors. LSB is also a legal entity separate and distinct from its subsidiaries and its revenues also depend in significant part on the payment of dividends from its subsidiary financial institutions. LSB's bank subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries." There can, therefore, be no assurance that any dividends would be paid in the future.

   DESCRIPTION OF BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER AND
                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

  BB&T Financial's authorized capital stock consists of two classes, represented by 100,000,000 shares of BB&T Financial Common Stock, $2.50 par value, of which 32,079,247 shares were issued and outstanding and 3,159,561 shares were reserved for issuance as of February 1, 1994 and 4,000,000 shares of nonvoting preferred stock, $2.50 par value, no shares of which are issued or outstanding. BB&T Financial's Amended Articles of Incorporation authorize the BB&T Financial Board of Directors, without stockholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of BB&T Financial Common Stock will be subject to the rights and preferences conferred to holders of such preferred stock.

  LSB's authorized capital stock consists of one class of 5,000,000 shares of LSB Common Stock, $2.50 par value, of which 3,114,613 shares were issued and outstanding and 150,105 shares were reserved for issuance as of February 1, 1994. No other classes of capital stock of LSB are authorized.

DIVIDEND RIGHTS

  The holders of BB&T Financial Common Stock are entitled to share ratably in dividends when and as declared by the BB&T Financial Board of Directors out of funds legally available therefor. One of the principal sources of income to BB&T Financial is dividends from its subsidiaries. For a description of certain restrictions on the payment of dividends by banks, see "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries." BB&T Financial's Amended Articles of Incorporation permit the BB&T Financial Board of Directors to issue non-voting preferred stock with terms set by the BB&T Financial Board of Directors which terms may include the right to receive dividends ahead of the holders of BB&T Financial Common Stock. No shares of such preferred stock are presently outstanding.

  The holders of LSB Common Stock also are entitled to share ratably in dividends when and if declared by the LSB Board of Directors out of funds legally available therefor. For a description of certain restrictions on the payment of dividends by banks, see "SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB--Regulation of BB&T Financial's and LSB's Bank Subsidiaries."

VOTING RIGHTS

  The holders of BB&T Financial Common Stock have one vote for each share held on any matter presented for consideration by the stockholders. Under North Carolina law, the right of cumulative voting in the election of directors is denied to stockholders of publicly held corporations such as BB&T Financial.

  The holders of LSB Common Stock have one vote for each share held on any matter presented for consideration by the stockholders. Under South Carolina law, the right of cumulative voting in the election of directors is available to stockholders of publicly held corporations such as LSB unless the corporation's articles of incorporation prohibit it. LSB's Amended Articles of Incorporation prohibit cumulative voting in the election of its directors.

PREEMPTIVE RIGHTS

  The holders of BB&T Financial Common Stock do not have any preemptive or preferential rights to purchase or to subscribe for additional shares of BB&T Financial Common Stock or any other securities that BB&T Financial may issue.

  The holders of LSB Common Stock also do not have any preemptive or preferential rights to purchase or to subscribe for additional shares of LSB Common Stock or any other securities that LSB may issue.

ASSESSMENT AND REDEMPTION

  The shares of BB&T Financial Common Stock presently outstanding are, and those shares of BB&T Financial Common Stock issuable upon consummation of the Merger will be when issued, fully paid and nonassessable. Such shares are not convertible and do not have any redemption provisions.

  The outstanding shares of LSB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. Such shares are not convertible, do not have any redemption provisions and are not entitled to any sinking fund.

LIQUIDATION RIGHTS

  In the event of liquidation, dissolution or winding up of BB&T Financial, whether voluntary or involuntary, the holders of BB&T Financial Common Stock will be entitled to share ratably in any of its net assets or funds which are available for distribution to its stockholders after the satisfaction of its liabilities or after adequate provision is made therefor, subject to the rights of the holders of any preferred stock outstanding at the time.

  In the event of liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the holders of LSB Common Stock will be entitled to share ratably in any of the net assets or funds of LSB which are available for distribution to its stockholders after the satisfaction of its liabilities or after adequate provision is made therefor.

TRANSFER AGENT

  The Transfer Agent and Registrar for BB&T Financial Common Stock is BB&T. Lexington is the Transfer Agent and Registrar for LSB Common Stock.

CERTAIN PROVISIONS WHICH MAY HAVE AN ANTI-TAKEOVER EFFECT

  Certain provisions of the By-laws and Amended Articles of Incorporation of BB&T Financial, the By-laws and Amended Articles of Incorporation of LSB and North Carolina and South Carolina law, and certain other arrangements, some of which are described below, may discourage an attempt to acquire control of BB&T Financial or LSB which a majority of the stockholders of BB&T Financial or LSB might determine to be in their best interest or in which stockholders might receive a premium over the current market price for their shares. These provisions also may render the removal of a director or of the entire Board of Directors of BB&T Financial or LSB more difficult and may deter or delay corporate changes of control which have not received the requisite approval of the Board of Directors of BB&T Financial or LSB, as applicable.

  Election and Removal of Directors. All of BB&T Financial's directors are elected each year. Under BB&T Financial's Amended Articles of Incorporation, approval by the vote of at least two-thirds of the outstanding shares of BB&T Financial Common Stock entitled to vote is required for the removal of any director or the entire BB&T Financial Board of Directors. Under North Carolina law, a director may be removed by stockholder vote only if the number of votes cast to remove him exceeds the number of votes cast not to remove him.

  LSB's Amended Articles of Incorporation provide that the number of directors of LSB shall be fixed and may be altered from time to time as provided in the by-laws. The by-laws provide that the number of directors shall be set by resolution of the LSB Board of Directors or the stockholders. The articles provide further that the LSB Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible, with the term of one class expiring each year. At each annual stockholders' meeting, directors are chosen for a term of three years to succeed those directors whose terms expire. A classified board makes it more difficult to effect a change in control because it would require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

  In accordance with South Carolina law, LSB's by-laws provide that a director or the entire LSB Board of Directors may be removed, with cause, by the affirmative vote of the holders of a majority of the shares entitled to vote on the election of directors only at a meeting expressly called for removal and the meeting notice must state that removal is the purpose or one of the purposes of the meeting. The term "cause" is limited to fraudulent or dishonest acts, or the gross abuse of authority in the discharge of a director's duties to LSB and is established only after notice and an opportunity to refute the charges. These requirements may make it more difficult for the stockholders of LSB to remove a director or change the composition of the LSB Board of Directors.

  Authorized Preferred Stock. BB&T Financial's Amended Articles of Incorporation authorize 4,000,000 shares of nonvoting preferred stock. The BB&T Financial Board of Directors may, subject to applicable law and the rules of the National Association of Securities Dealers for Nasdaq/NMS companies, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of BB&T Financial by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction. A series of preferred stock also could be used for a stockholder rights plan, which may be adopted without stockholder approval. Such a plan, if adopted, could deter attempts by third parties to acquire a significant number of shares of BB&T Financial Common Stock without the prior approval of the BB&T Financial Board of Directors.

  LSB's Amended Articles of Incorporation do not authorize the issuance of preferred stock.

  North Carolina and South Carolina Stockholder Protection Legislation. The North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act both apply to BB&T Financial. These Acts are designed to protect stockholders against certain changes in control and to provide stockholders with the opportunity to vote on whether to accord voting rights to certain stockholders.

  The North Carolina Shareholder Protection Act ("N.C. Shareholder Protection Act") is a "fair price" statute that requires the affirmative vote of 95% of the voting shares of a corporation for the adoption of a business combination (including a merger) with another entity if the other entity beneficially owns more than 20% of the voting shares of the corporation. This vote is not required if the shareholders of the corporation receive a specified minimum price for their shares as part of the business combination and the shareholders receive a proxy statement for the purpose of soliciting their approval for the business combination. The proxy statement must contain the opinion of those directors not elected by the other entity as to the advisability of the business combination and may include an opinion from an outside investment firm as to the fairness of the transaction. A North Carolina corporation may opt out of the provisions of the N.C. Shareholder Protection Act in its articles of incorporation or by-laws.

  The North Carolina Control Share Acquisition Act ("Share Acquisition Act") requires the approval of a majority of a corporation's disinterested shareholders before an acquiror of the corporation's shares who crosses one of three voting thresholds (20%, 33 1/3% or 50%) may obtain voting control with respect to such shares. The Share Acquisition Act also provides disinterested shareholders with certain redemption rights if the acquiror gains majority voting power for the election of the corporation's directors as a result of the affirmative vote of the disinterested shareholders. A merger pursuant to an agreement of merger with the corporation does not fall under the purview of the Share Acquisition Act. Once again, a North Carolina corporation may opt out of the provisions of the Shareholder Protection Act in its articles of incorporation or by-laws.

  BB&T Financial has not chosen to opt out of the N.C. Shareholder Protection Act or the Share Acquisition Act. BB&T Financial's Amended Articles of Incorporation and By-laws do not contain any provision that would prevent the application of either of the Acts to BB&T Financial. As a result, the effect of these Acts may be to deter or delay changes in control which are opposed by the BB&T Financial Board of Directors or stockholders.

  South Carolina law regulates business combinations such as mergers, consolidations and asset purchases where the business acquired was, or the assets belonged to, a public corporation, such as LSB, and where the acquiror became an "interested shareholder" of the public corporation before either (i) the purchase resulting in such acquiror becoming an "interested shareholder," or (ii) the business combination received the prior approval of a majority of the disinterested members of the board of directors of the public corporation. In the context of this law, an "interested shareholder" is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting stock of the public corporation and a "disinterested" board member is a person who is neither a present or former officer or employee of the corporation. The law prohibits business combinations with an unapproved interested shareholder for a period of two years after the date on which the person became an interested shareholder and requires that any business combination with an unapproved interested shareholder after such two year period be approved by a majority vote of outstanding shares held by persons other than the interested shareholder or meet certain requirements that other stockholders receive at least a specified price for their shares. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions, but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. LSB's articles of incorporation do not contain such a provision. An amendment of the articles of incorporation to that effect would permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

  South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares. South Carolina law provides that, if authorized by the articles of incorporation or by-laws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. LSB is not authorized by its articles or by-laws to redeem control shares. Neither the provisions of South Carolina law relating to business combinations with interested shareholders nor those relating to the acquisition of control shares will affect the proposed Merger because (i) the LSB Board of Directors approved both the proposed Merger and BB&T Financial's becoming an interested shareholder before BB&T Financial became an interested shareholder, and (ii) BB&T Financial has not acquired, and will not acquire as a result of the Merger, control shares of LSB.

  Supermajority Voting Provisions. BB&T Financial's Amended Articles of Incorporation require the affirmative vote of two-thirds of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by two-thirds of the members of the BB&T Financial Board of Directors. This provision could tend to make the acquisition of BB&T Financial more difficult to accomplish without the cooperation or favorable recommendation of the BB&T Financial Board of Directors.

  South Carolina law provides that two-thirds of the outstanding shares of the corporation entitled to vote must vote in the affirmative to approve a merger, unless the articles of incorporation require a different vote. Except in the case of an acquisition by a Major Stockholder, as discussed below, LSB's Amended Articles of Incorporation defer to this applicable law. This supermajority requirement may make it more difficult for the consummation of a merger between LSB and another corporation.

  Certain provisions of LSB's Amended Articles of Incorporation (the "Anti-takeover Provisions") limit the ability of a "Major Stockholder" to effect certain transactions involving LSB. A "Major Stockholder" is defined as any Person which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 under the Exchange Act) and any Person acting in concert therewith, is the beneficial owner of 10% or more of the votes held by the holders of the outstanding shares entitled to vote, and any Affiliate or Associate of a Major Stockholder, including a Person acting in concert therewith. The term Major Stockholder does not include LSB or an LSB subsidiary.

  For purposes of the Anti-takeover Provisions, "Person" is defined as any individual, corporation, partnership or other person, group or entity (other than LSB, an LSB subsidiary or a trustee holding stock for the benefit of employees of the LSB or its subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group will be deemed a "Person." The term "beneficial owner" has the meaning set forth in Rule 13d-3 under the Exchange Act, and in addition, any shares of LSB Common Stock which any Major Stockholder has the right to vote or to acquire (i) pursuant to any agreement,
(ii) by reason of tenders of shares by LSB's stockholders in connection with or pursuant to a tender offer made by such Major Stockholder (whether or not any tenders have been accepted, but excluding tenders which have been rejected), or
(iii) upon the exercise of conversion rights, warrants, options or otherwise, are deemed "beneficially owned" by such Major Stockholder.

  Under the Anti-takeover Provisions, neither LSB nor any LSB subsidiary can be a party to a Business Combination unless:

    (1) The Business Combination was approved by the LSB Board of Directors prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder; or

    (2) The Major Stockholder involved in the Business Combination sought and obtained the unanimous prior approval of the LSB Board of Directors to become a Major Stockholder and the Business Combination was approved by the LSB Board of Directors which includes at least three Continuing Directors and such resolution is approved by a majority of the Continuing Directors (defined as (i) members of the LSB Board of Directors immediately prior to the time that any existing Major Stockholder became a Major Stockholder or
  (ii) a person designated (before initially becoming a director) as a Continuing Director by a majority of the then Continuing Directors); or

    (3) The Business Combination was approved by the LSB Board of Directors which includes at least three Continuing Directors and such resolution is approved by at least 80% of the Continuing Directors of LSB; or

    (4) The Business Combination was approved by at least 80% of the outstanding voting stock of LSB and by at least 80% of the outstanding voting stock beneficially owned by stockholders other than any Major Stockholder.

      "Business Combination" is defined as:

      (i) any merger or consolidation (whether in a single transaction or a series of related transactions, including a series of separate transactions with a Major Stockholder, any Affiliate or Associate thereof or any Person acting in concert therewith) of LSB or any LSB subsidiary with or into a Major Stockholder or of a Major Stockholder into LSB or any LSB subsidiary;

      (ii) any sale, lease, exchange, transfer, distribution to stockholders or other disposition, including without limitation, a mortgage, pledge or any other security device, to or with a Major Stockholder by LSB or any LSB subsidiary (in a single transaction or a series of related transactions) of all, or substantially all of the assets of LSB or any LSB subsidiary (including, without limitation, any securities of a subsidiary);

      (iii) the purchase, exchange, lease or other acquisition by LSB or any LSB subsidiary (in a single transaction or a series of related transactions) of all, or substantially all of the assets or business of a Major Stockholder;

      (iv) the issuance of any securities, or of any rights, warrants or options to acquire any securities, of LSB or any LSB subsidiary to a Major Stockholder or the acquisition by LSB or any LSB subsidiary of any securities, or of any rights, warrants or options to acquire any securities of a Major Stockholder;

      (v) any reclassification of stock, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of LSB Common Stock or of the voting stock of any LSB subsidiary which is beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of LSB or any LSB subsidiary; provided, however, that this does not relate to any transaction of the types specified that has been approved by a majority of the Continuing Directors; and

      (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

  For purposes of the definition of the term "Business Combination," the term "Major Stockholder" means the Major Stockholder, each Person comprising the Major Stockholder and each Affiliate or Associate of a Major Stockholder or any such Person, including any Person acting in concert therewith.

  The Anti-takeover Provisions also provide that while a Major Stockholder exists, a resolution to voluntarily dissolve LSB will be adopted only if:

    (1) the LSB Board of Directors includes at least three Continuing Directors and the resolution is approved by at least 80% of the Continuing Directors of LSB; or

    (2) the resolution is approved by at least 80% of the outstanding shares entitled to vote and by at least 80% of the outstanding shares entitled to vote beneficially owned by stockholders other than any Major Stockholder.

  The Continuing Directors are given wide discretion in LSB's Amended Articles of Incorporation to determine if certain conditions which would trigger the operation of the Anti-takeover Provisions have been fulfilled.

  The Anti-takeover Provisions are designed to discourage attempts to acquire LSB in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In such two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in the company and acquires the remaining equity interest by paying the remaining stockholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

  Although federal and state securities laws and regulations require that disclosure be made to such stockholders of the terms of such a transaction, these laws provide no assurance that the financial terms of such a transaction will be fair to stockholders or that the stockholders can effectively prevent its consummation. The Anti-takeover Provisions are intended to address some of the effects of these gaps in federal and state securities law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with directors. Negotiated transactions may result in more favorable terms to LSB's stockholders because of such factors as the timing of the transaction, tax effects on the stockholders, and the fact that the nature and amount of the consideration paid to all stockholders will be negotiated by the parties at arm's-length rather than dictated by the purchaser.

  LSB's Amended Articles of Incorporation provide that when evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of the corporation, the LSB Board of Directors shall consider the interests of the employees of LSB and the community or communities in which LSB and its subsidiaries, if any, do business in addition to the interests of LSB's stockholders.

  Amendments to Articles of Incorporation. BB&T Financial's Amended Articles of Incorporation require approval by holders of at least two-thirds of the outstanding shares entitled to vote in order to amend certain provisions of BB&T Financial's Amended Articles of Incorporation. Those provisions require holders of at least two-thirds of its outstanding shares to approve (i) the removal of a director or the entire BB&T Financial Board of Directors, (ii) a merger, consolidation or other business combination not approved by two-thirds of the BB&T Financial Board of Directors, and (iii) an amendment or repeal of the By-laws. Any other amendment of the Amended Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares entitled to vote on such amendment.

  LSB's Amended Articles of Incorporation provide that the Anti-takeover Provisions of the Amended Articles of Incorporation may not be amended, changed, or repealed without an affirmative vote of 80% of the outstanding shares entitled to vote and 80% of the outstanding shares entitled to vote beneficially owned by stockholders other than any Major Stockholder. Any other amendment to the Amended Articles of Incorporation is required to be made in accordance with Section 33-10-103 of the SCBCA which requires an affirmative vote of two-thirds of the outstanding shares eligible to vote to approve an amendment to the Amended Articles of Incorporation.

  Amendments to By-laws. BB&T Financial's By-laws may be amended by either the vote of a majority of the BB&T Financial Board of Directors or by the affirmative vote of the holders of at least two-thirds of the outstanding BB&T Financial Common Stock entitled to vote.

  LSB's By-laws may be amended at any time by the LSB Board of Directors or by LSB's stockholders, except as otherwise required by law, the Amended Articles of Incorporation or the By-laws. The stockholders may repeal the authority of the LSB Board of Directors to amend the By-laws or adopt new By-laws.

  Employee Stock Ownership Plans. BB&T Financial established employee stock ownership plans for the benefit of the employees of certain savings institutions upon their acquisitions by BB&T Financial. These plans, which hold 255,906 shares of BB&T Financial Common Stock, are subparts of BB&T Financial's Savings and Thrift Plan, which holds an additional 1,796,996 shares of BB&T Financial Common Stock. Under plan terms, participants in BB&T Financial's Savings and Thrift Plan have the right to direct the trustee as to the voting of the shares held in their accounts on all matters, including the election of directors. Each employee stock ownership plan provides that the trustee is required, subject to applicable law, to vote the shares as to which participant directions are not received and as to shares not allocated to participant accounts in the same proportion as the allocated shares as to which directions are received. Plan terms also would require the trustee of each employee stock ownership plan to follow participant instructions as to the tendering of any shares held in participant accounts in the event of a tender offer. Shares allocated to participant accounts as to which instructions are not received and unallocated shares are, again subject to applicable law, tendered pursuant to the same procedures as to which shares would be voted. As a result of these so-called "pass-through" provisions, any third-party attempt to acquire control of BB&T Financial by means of a proxy contest or tender offer may require the support of the plan participants. The BB&T Financial employee stock ownership plans established thus may tend to discourage such attempts to the extent that participants oppose third-party attempts to acquire control and stockholder approval or support is required for such attempts.

  LSB has not established an employee stock ownership plan.

  THE SHARES OF BB&T FINANCIAL COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

              SUPERVISION AND REGULATION OF BB&T FINANCIAL AND LSB

  The following description briefly discusses certain provisions of federal and state laws and certain adopted and proposed regulations and the potential impact of such provisions on BB&T Financial and its subsidiaries and LSB and its subsidiaries. The discussion is only a summary and does not purport to be a complete description of the applicable laws and regulations, and summarizes only the laws and regulations as currently in effect (and, in certain cases, regulations as currently proposed).

GENERAL

  As a bank holding company registered under the BHCA, each of BB&T Financial and LSB is subject to the regulation and supervision of the Federal Reserve. Under the BHCA, BB&T Financial's and LSB's activities and those of their subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits BB&T Financial and LSB from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or merging or consolidating with another bank holding company without the prior approval of the Federal Reserve. The BHCA also prohibits BB&T Financial and LSB from acquiring control of any bank operating outside each company's home state (which in the case of BB&T Financial is North Carolina and in the case of LSB is South Carolina) unless such action is specifically authorized by the statutes of the state in which the bank to be acquired is located. In the case of the Merger, South Carolina law specifically authorizes a bank holding company located in, among other southeastern states, North Carolina, to acquire a commercial bank located in South Carolina, provided that, among other things, the bank holding company located in South Carolina may acquire banks in North Carolina (which is permitted under North Carolina law).

  Additionally, the BHCA prohibits BB&T Financial and LSB from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business, unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHCA generally does not place geographic restrictions on the activities of such nonbanking entities.

  There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, to reduce the likelihood of receivership of an insured depository institution subsidiary, a bank holding company may be required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the subsidiary institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time such institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the BHCA to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

  In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the SAIF or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

  The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any of BB&T Financial's or LSB's depository institution subsidiaries.

  BB&T Financial and LSB are subject to the obligations and restrictions described above, and BB&T, BB&T-SC, Mutual Savings, Citizens-Newton, Citizens-Mooresville, Lexington and Community are subject to the cross-guarantee provisions of the FDIA. However, the managements of BB&T Financial and LSB currently do not expect that any of these provisions will have any impact on the operations of their depository institution subsidiaries.

  As a result of BB&T Financial's ownership of BB&T and its indirect ownership of BB&T-SC, BB&T Financial is registered under the bank holding company laws of North Carolina and South Carolina, respectively. LSB also is registered under the bank holding company laws of South Carolina as a result of its ownership of Lexington and Community. Accordingly, BB&T Financial and its subsidiaries are subject to regulation and supervision by the Commissioner and both BB&T Financial and LSB are subject to regulation and supervision by the South Carolina Board. As a result of BB&T Financial's ownership of Citizens-Newton, Mutual Savings and Citizens-Mooresville, BB&T Financial also is registered (and will remain registered as long as BB&T Financial owns any North Carolina chartered savings banks) under the savings institution holding company laws of North Carolina and thereby is subject to regulation and supervision by the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce.

  A registered South Carolina bank holding company, such as LSB and BB&T Financial-SC, must provide the South Carolina Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The South Carolina Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the South Carolina Board have been complied with, and the South Carolina Board may examine any bank holding company and its subsidiaries.

  Under the SCBHCA, it is unlawful without the prior approval of the South Carolina Board for any South Carolina bank holding company (i) to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or any other bank holding company, (ii) to acquire all or substantially all of the assets of a bank or any other bank holding company, or
(iii) to merge or consolidate with any other bank holding company.

  The SCBHCA allows regional interstate banking by permitting banking organizations in certain southeastern states to acquire South Carolina banking organizations if South Carolina banking associations are allowed to acquire banking organizations in their states and if, in the case of a banking organization which does not yet control a South Carolina banking organization, the South Carolina banking organization to be acquired has been in existence and continuously operated as a bank for a period of at least five years. As a result of this provision of the SCBHCA, which became effective in 1984, banking organizations in other states, most significantly North Carolina, have entered the South Carolina market through acquisitions of South Carolina institutions.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

  The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio, under which a bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 100 to 200 basis points above the stated minimum.

  The following table sets forth BB&T Financial's regulatory capital position at December 31, 1993 on a historical basis as well as a pro forma basis assuming consummation of the Merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS." For a discussion of BB&T's historical capital position and BB&T-SC's historical and pro forma capital positions as of December 31, 1993, see "--Regulation of BB&T Financial's and LSB's Bank Subsidiaries."

                                                     AT DECEMBER 31, 1993
                                                 ------------------------------
                                                   HISTORICAL      PRO FORMA
                                                 --------------  --------------
                                                    (DOLLARS IN THOUSANDS)
Stockholders' Equity............................ $743,512        $796,753
                                                 ========        ========
REGULATORY CAPITAL
Tier 1 risk-based:
  Actual........................................ $702,000 11.85% $753,625 11.92%
  Required......................................  236,929  4.00   252,862  4.00
                                                 -------- -----  -------- -----
  Excess........................................ $465,071  7.85% $500,763  7.92%
                                                 ======== =====  ======== =====
Total risk-based:
  Actual........................................ $806,216 13.61% $862,820 13.65%
  Required......................................  473,858  8.00   505,723  8.00
                                                 -------- -----  -------- -----
  Excess........................................ $332,358  5.61% $357,097  5.65%
                                                 ======== =====  ======== =====
Leverage:
  Actual........................................ $702,000  8.08% $753,625  8.06%
  Required......................................  260,734  3.00   280,465  3.00
                                                 -------- -----  -------- -----
  Excess........................................ $441,266  5.08% $473,160  5.06%
                                                 ======== =====  ======== =====

  The following table sets forth LSB's regulatory capital position at December 31, 1993 on a historical basis. For a discussion of Lexington and Community's historical capital positions as of December 31, 1993, see "--Regulation of BB&T Financial's and LSB's Bank Subsidiaries."

                                                                 AT DECEMBER 31,
                                                                      1993
                                                                 ---------------
                                                                   HISTORICAL
                                                                 ---------------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
     Stockholders' Equity.......................................     $54,833
     REGULATORY CAPITAL
     Tier 1 risk-based:
       Actual...................................................       12.96%
       Required.................................................        4.00
                                                                     -------
       Excess...................................................        8.96%
                                                                     =======
     Total risk-based:
       Actual...................................................       15.16%
       Required.................................................        8.00
                                                                     -------
       Excess...................................................        7.16%
                                                                     =======
     Leverage:
       Actual...................................................        7.85%
       Required.................................................        3.00
                                                                     -------
       Excess...................................................        4.85%
                                                                     =======

  The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law") requires each federal banking agency, including the Federal Reserve, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The Federal Reserve, the FDIC and the Office of the Comptroller of the Currency ("OCC") have issued a joint notice of proposed rulemaking, and have issued a revised proposal, soliciting comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities and off-balance sheet positions would be weighed by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. The Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision ("OTS") also have issued a joint notice of proposed rulemaking soliciting comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities. The proposal would amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. Due to the preliminary nature of the proposal, BB&T Financial and LSB cannot assess at this point the impact the proposal would have on the capital requirements of each respective company or its subsidiary banks.

REGULATION OF BB&T FINANCIAL'S AND LSB'S BANK SUBSIDIARIES

  BB&T is organized as a North Carolina chartered banking corporation and is subject to various statutory requirements and to rules and regulations promulgated and enforced by the Commissioner and the FDIC. BB&T-SC, Lexington and Community each is organized as a South Carolina chartered banking corporation and is subject to various statutory requirements and to rules and regulations promulgated and enforced by the South Carolina Board and the FDIC.

  North Carolina chartered banks, such as BB&T, are subject to legal limitations on the amount of dividends they are permitted to pay. Prior approval of the Commissioner is required if the total of all dividends declared by BB&T in any calendar year exceeds its net profits (as defined by statute) for that year combined with its retained net profits (as defined by statute) for the preceding two calendar years, less any required transfers to surplus. South Carolina chartered banks, such as BB&T-SC, Lexington and Community, are required by regulation to obtain the prior written approval of the South Carolina Board to pay any cash dividend.

  Under the FDIA, insured depository institutions, such as BB&T, BB&T-SC, Lexington and Community, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on its subsidiaries' current financial condition, neither BB&T Financial nor LSB expects that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

  As state-chartered, FDIC-insured institutions which are not members of the Federal Reserve System, BB&T, BB&T-SC, Lexington and Community are subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve. See "--Capital Adequacy Guidelines for Bank Holding Companies." The FDIC also requires state-chartered banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks such as BB&T, BB&T-SC, Lexington and Community that (i) receive the highest rating during the examination process and (ii) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. As of December 31, 1993, the Tier 1 and total risk-based capital ratios of BB&T were 13.06% and 14.66%, respectively, and its leverage ratio was 8.56%. As of December 31, 1993, the Tier 1 and total risk-based capital ratios of Lexington were 13.65% and 14.86%, respectively, and its leverage capital ratio was 7.95%, and the Tier 1 and total risk-based capital ratios of Community were 13.28% and 14.53%, respectively, and its leverage ratio was 7.03%.

  The following table sets forth BB&T-SC's regulatory capital position as of December 31, 1993 on a historical basis as well as a pro forma basis assuming consummation of the Merger and the Bank Mergers. See "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS." For a discussion of the historical and pro forma regulatory capital positions of BB&T Financial, see "--Capital Adequacy Guidelines for Bank Holding Companies."

                                    BB&T-SC

                                                       DECEMBER 31, 1993
                                                  -----------------------------
                                                   HISTORICAL      PRO FORMA
                                                  -------------  --------------
                                                     (DOLLARS IN THOUSANDS)
Stockholders' Equity............................. $43,927        $ 97,552
                                                  =======        ========
Regulatory Capital Tier I Risk-Based:
  Actual......................................... $43,927 11.04% $ 95,552 12.00%
  Required.......................................  15,914  4.00    31,847  4.00
                                                  ------- -----  -------- -----
Excess........................................... $28,013  7.04% $ 63,705  8.00%
                                                  ======= =====  ======== =====
Total Risk-Based
  Actual......................................... $48,910 12.29% $105,514 13.25%
  Required.......................................  31,828  8.00    63,693  8.00
                                                  ------- -----  -------- -----
Excess........................................... $17,082  4.29% $ 41,821  5.25%
                                                  ======= =====  ======== =====
Leverage:
  Actual......................................... $43,927  8.77% $ 95,552  8.25%
  Required.......................................  15,031  3.00    34,762  3.00
                                                  ------- -----  -------- -----
Excess........................................... $28,896  5.77% $ 60,790  5.25%
                                                  ======= =====  ======== =====

  As institutions with deposits insured by the BIF, BB&T, BB&T-SC, Lexington and Community also are subject to insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by BIF-insured institutions is as specified in a schedule issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to increase the FDIC insurance funds' reserve ratios to 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute) in 15 years. Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury ("Treasury Department"). The FDIC has implemented a risk-based assessment schedule, imposing assessments ranging from 0.23% to 0.31% of an institution's average assessment base. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of the 1991 Banking Law (see "--Other Safety and Soundness Regulations"), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Based on the current financial condition and capital levels of BB&T Financial's and LSB's bank subsidiaries, BB&T Financial and LSB, respectively, do not expect that the current BIF risk-based assessment schedule will have a material adverse effect on the earnings of its bank subsidiaries. Because a portion of BB&T's deposits are treated as being insured by the SAIF, however, BB&T Financial's future deposit insurance premium expenses may be affected by changes in the SAIF assessment rate. Under current law, the SAIF assessment is determined pursuant to the same risk-based assessment system that applies to BIF-insured institutions. In addition, current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%.

  BB&T, BB&T-SC, Lexington and Community also are subject to examination by the FDIC and state bank examiners. In addition, BB&T, BB&T-SC, Lexington and Community are subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and laws relating to branch banking. The banks' loan operations also are subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of the banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services. Further, FDIC-insured state-chartered banks are prohibited from engaging as a principal in activities that are not permitted for national banks, unless: (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. Neither BB&T Financial nor LSB believe that these latter restrictions have or will have in the future a material adverse effect on their operations.

  BB&T, BB&T-SC, Lexington and Community also are subject to the requirements of the CRA. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

  As a result of a Presidential initiative, each of the federal banking agencies, including the FDIC, has issued a notice of proposed rulemaking that would replace the current CRA assessment system with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Under the proposal, each institution would be evaluated based on the degree to which it is providing loans (the lending test), branches and other services (the service test) and investments to low- and moderate-income areas (the investment test). Under the lending test, as proposed, an institution would be evaluated on the basis of its market share of reportable loans in low- and moderate-income areas in comparison to other lenders subject to the CRA in its service area, and in comparison with the institution's market share of reportable loans in other service areas. An institution would be evaluated under the investment test based on the amount of investments made that have had a demonstrable impact on low- and moderate-income areas or persons as compared to its risk-based capital. The service test would evaluate a retail institution primarily based on the percentage of its branches located in, or that are readily accessible to, low- and moderate-income areas. Each depository institution would have to report to its federal supervisory agency and make available to the public data on the geographic distribution of its loan applications, denials, originations and purchases. Small institutions could elect to be evaluated under a streamlined method that would not require them to report this data. All institutions, however, would receive one of five composite ratings based on their performance: Outstanding, High Satisfactory, Low Satisfactory, Needs to Improve or Substantial Noncompliance. An institution that received a composite rating of Substantial Noncompliance would be subject to enforcement action. BB&T Financial and LSB each are currently studying the proposal and determining whether the regulation, if enacted, would require changes to the CRA action plans of each company's subsidiary banks.

OTHER SAFETY AND SOUNDNESS REGULATIONS

  Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under uniform regulations defining such capital levels issued by each of the federal banking agencies, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 2 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMEL rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier 1 risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

  Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of the 1991 Banking Law (described in the previous paragraph). Neither BB&T Financial nor LSB believe that these regulations have a material adverse effect on their operations.

  Other Regulations. As a result of the requirements of the 1991 Banking Law, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

  The 1991 Banking Law also required each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions (such as BB&T, BB&T-SC, Citizens-Newton, Mutual Savings, Citizens-Mooresville, Lexington and Community) and depository institution holding companies (such as the BB&T Financial and LSB), including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposed rule also establishes a maximum ratio of classified assets to capital, and requires institutions to meet minimum capital standards as a measure of whether such institutions have minimum earnings sufficient to absorb losses without impairing capital. Finally, the proposed rule would define compensation as excessive if it is unreasonable or disproportionate to the services actually performed. Bank holding companies would not be subject to the standards on compensation. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. BB&T Financial and LSB have not yet determined the effect that the proposed rule would have on their respective operations and the operations of their depository institution subsidiaries if it is enacted substantially as proposed.

LEGISLATIVE PROPOSALS

  The Treasury Department has issued a proposal to consolidate the federal bank regulatory agencies. Under this proposal, most of the supervisory and regulatory oversight authority of the FDIC, the OCC, the OTS and the Federal Reserve would be transferred to a new independent federal banking agency. The FDIC would continue to have oversight over the deposit insurance funds and the Federal Reserve would continue to carry out monetary and fiscal policy, discount window operations and payments system functions. The Treasury Department is expected to seek to introduce a bill in Congress providing for such consolidation in the near future. However, the plan already is opposed by the Federal Reserve, which has proposed a competing consolidation plan that would preserve its regulatory oversight authority. Due to the preliminary nature of the proposal and opposition by industry groups and others, BB&T Financial and LSB cannot determine at this time the effect of any regulatory consolidation.

  Legislation also is pending in Congress that would require all transactions involving mutual to stock conversions of savings institutions, including conversion merger transactions involving the acquisition of the converting institution by a bank holding company, to comply with federal standards and regulations. In addition, the FDIC has issued interim regulations requiring savings banks under its supervision to file a notice of intent to convert to stock form, and to not consummate any transaction unless the agency objects to the transaction, issues a notice of no objection, or if no objection is issued during a 60-day time period, beginning the date of acceptance of the notice. The OTS also has issued interim regulations amending its rules governing mutual to stock conversions. The legislation was introduced and the interim regulations were enacted reportedly, among other things, to limit the amount of benefits being provided to the officers and directors of converting savings institutions. The FDIC regulations apply to BB&T Financial's pending acquisitions of two North Carolina chartered mutual savings banks, and the parties have made the required filings with the agency. It is not known at this time the effect the regulations or the proposed legislation, if enacted, may have on these proposed transactions.

                                    EXPERTS

  The consolidated financial statements of BB&T Financial and its subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of LSB as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of Donald G. Jones and Company, P.A., independent certified public accountants, as indicated in their report, and have been included in reliance upon the authority of that firm as experts in auditing and accounting.

                                    OPINIONS

  The validity of the shares of BB&T Financial Common Stock offered hereby is being passed upon for BB&T Financial by Jerone C. Herring, Esquire, Vice President and Secretary of BB&T Financial. As of the date of this Prospectus,
Mr. Herring beneficially owned     shares of BB&T Financial Common Stock and
held options exercisable within 60 days of such date to acquire    shares of
BB&T Financial Common Stock. Certain other matters with regard to federal law will be passed upon for BB&T Financial by Arnold & Porter, Washington, D.C., special counsel to BB&T Financial. Certain matters with regard to the federal and South Carolina income tax consequences of the Merger have been passed upon for BB&T Financial by KPMG Peat Marwick. Certain legal matters will be passed upon for LSB by Sinkler & Boyd, P.A., Columbia, South Carolina, special counsel to LSB.

                             STOCKHOLDER PROPOSALS

  It is not anticipated that LSB will hold a 1995 annual meeting of stockholders unless the Merger is not consummated prior to January 1995. If the Merger is not consummated prior to that time, any stockholder proposal intended for inclusion in LSB's proxy materials for the 1995 annual meeting of stockholders must be received at LSB's main office at 309 Columbia Avenue, Lexington, South Carolina 29071 no later than November 30, 1994. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                 OTHER MATTERS

  The LSB Board of Directors does not intend to bring any matter before the Special Meeting other than as specifically set forth in the Notice of Special Meeting of Stockholders, nor does it know of any matter to be brought before the Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of each of the proxyholders to vote such proxy in accordance with the decision of a majority of the LSB Board of Directors.

                    CONSOLIDATED FINANCIAL STATEMENTS OF LSB

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
of L.S.B. Bancshares, Inc. of South Carolina


  We have audited the consolidated balance sheet of L.S.B. Bancshares, Inc. of South Carolina and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.S.B. Bancshares, Inc. of South Carolina and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

  As described in Note 4 to the consolidated financial statements, the Company changed, effective December 31, 1993, its method of accounting for certain investments in debt securities and equity securities that have a readily determinable market value.

Donald G. Jones and Company, P.A.

Columbia, South Carolina
March 16, 1994

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1993      1992
                                                            --------  --------
ASSETS
  Cash and due from banks (Note 3)......................... $ 36,897  $ 40,957
  Securities (Note 4)
    Trading................................................    1,572
    Available-for-sale.....................................  203,336
    Held-to-maturity (estimated fair value--$25,229).......   24,377
    Investment (estimated fair value--$154,456)............            150,646
  Other investments (Note 4)...............................             20,567
  Federal funds sold and securities purchased under
   agreements to resell....................................   25,500    39,125
  Loans (Notes 5 and 19)...................................  387,070   381,144
    Unearned income........................................   (1,181)   (2,646)
    Allowance for loan losses..............................   (5,080)   (4,804)
                                                            --------  --------
      Loans--net...........................................  380,809   373,694
  Premises and equipment--net (Note 6).....................   14,872    13,479
  Other assets (Note 7)....................................   12,279    12,853
                                                            --------  --------
      Total assets......................................... $699,642  $651,321
                                                            ========  ========
LIABILITIES
  Deposits (Note 8)
    Noninterest bearing.................................... $ 79,009  $ 68,297
    Interest bearing.......................................  491,810   495,127
                                                            --------  --------
      Total deposits.......................................  570,819   563,424
  Short-term borrowings (Note 9)...........................   62,464    32,628
  Long-term debt (Note 10).................................    8,000     4,000
  Other liabilities........................................    3,526     3,677
                                                            --------  --------
      Total liabilities....................................  644,809   603,729
                                                            --------  --------
  Commitments and contingent liabilities (Note 16)
STOCKHOLDERS' EQUITY (Note 11)
  Common stock--$2.50 par value; 5,000,000 shares
   authorized; issued and outstanding 3,114,613 for 1993
   and 3,077,137 for 1992..................................    7,786     7,693
  Capital surplus..........................................   21,972    21,180
  Retained earnings........................................   23,714    18,776
  Net unrealized loss on marketable equity securities......                (57)
  Unrealized holding gains and losses on available-for-sale
   securities..............................................    1,361
                                                            --------  --------
      Total stockholders' equity...........................   54,833    47,592
                                                            --------  --------
      Total liabilities and stockholders' equity........... $699,642  $651,321
                                                            ========  ========

                See notes to consolidated financial statements.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                        CONSOLIDATED STATEMENT OF INCOME

                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
INTEREST INCOME
  Loans, including fees.............................  $33,731  $34,185  $35,230
  Investment securities
    Taxable.........................................    9,086    9,512    9,285
    Tax-exempt......................................    1,616    1,942    2,147
  Trading account interest..........................       63       49
  Federal funds sold and securities purchased under
   agreements to resell.............................      510      962    1,215
  Time deposits in other banks......................                 2       14
  Other dividends and interest......................    1,371    1,073      877
                                                     -------- -------- --------
      Total interest income.........................   46,377   47,725   48,768
                                                     -------- -------- --------
INTEREST EXPENSE
  Deposits..........................................   16,669   19,986   25,991
  Short-term borrowings.............................    1,145      905    1,360
  Long-term debt....................................      318      220      192
                                                     -------- -------- --------
      Total interest expense........................   18,132   21,111   27,543
                                                     -------- -------- --------
NET INTEREST INCOME.................................   28,245   26,614   21,225
Provision for loan losses (Note 5)..................    1,548    2,528    3,608
                                                     -------- -------- --------
NET INTEREST INCOME AFTER PROVISION.................   26,697   24,086   17,617
                                                     -------- -------- --------
OTHER OPERATING INCOME
  Service charges on deposit accounts...............    4,276    3,181    3,088
  Credit life insurance commissions.................      227      201      382
  Gain on sale of investment securities.............      337      256      190
  Other income......................................    2,926    2,326    1,439
                                                     -------- -------- --------
      Total other operating income..................    7,766    5,964    5,099
                                                     -------- -------- --------
OTHER OPERATING EXPENSES (Note 12)
  Salaries and employee benefits....................   13,015   11,388    9,711
  Net occupancy expense.............................    1,274    1,113      971
  Furniture and equipment expense...................    2,020    1,719    1,681
  Other expense.....................................    8,534    7,257    5,800
                                                     -------- -------- --------
      Total other operating expenses................   24,843   21,477   18,163
                                                     -------- -------- --------
INCOME BEFORE INCOME TAXES..........................    9,620    8,573    4,553
Income tax expense (Note 14)........................    2,844    2,434      937
                                                     -------- -------- --------
NET INCOME.......................................... $  6,776 $  6,139 $  3,616
                                                     ======== ======== ========
Average shares outstanding..........................    3,094    3,062    3,040
Net income per common share......................... $   2.19 $   2.00 $   1.19

                See notes to consolidated financial statements.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

                                                                         UNREALIZED
                                                                 NET      HOLDING
                                                              UNREALIZED GAINS AND
                            COMMON STOCK                       LOSS ON   LOSSES ON
                          ----------------                    MARKETABLE AVAILABLE-
                           NUMBER          CAPITAL  RETAINED    EQUITY    FOR-SALE
                          OF SHARES AMOUNT SURPLUS  EARNINGS  SECURITIES SECURITIES  TOTAL
                          --------- ------ -------  --------  ---------- ---------- -------
Balance January 1, 1991,
 as previously reported.  2,611,508 $6,529 $18,272  $ 9,619     $(113)              $34,307
Merger of The Dorn Bank-
 ing Company accounted
 for using the pooling-
 of-interests method
 (Note 2)...............    418,918    100   3,300    2,787                           6,187
Reclassification to re-
 flect merger...........               947    (947)
                          --------- ------ -------  -------     -----      ------   -------
BALANCE JANUARY 1, 1991,
 AS RESTATED............  3,030,426  7,576  20,625   12,406      (113)               40,494
Net income..............                              3,616                           3,616
Cash dividends declared
 by merged bank.........                               (100)                           (100)
Cash dividends declared
 by L.S.B. Bancshares,
 Inc. of South Carolina
 ("LSB")--$.60 per
 share..................                             (1,572)                         (1,572)
Sale of common stock....     22,549     56     235                                      291
Valuation adjustment on
 marketable equity secu-
 rities.................                                          113                   113
                          --------- ------ -------  -------     -----      ------   -------
BALANCE DECEMBER 31,
 1991...................  3,052,975  7,632  20,860   14,350                          42,842
Net income..............                              6,139                           6,139
Cash dividends declared
 by merged bank.........                               (100)                           (100)
Cash dividends declared
 by LSB--$.61 per share.                             (1,613)                         (1,613)
Sale of common stock....     24,162     61     320                                      381
Valuation adjustment on
 marketable equity secu-
 rities.................                                          (57)                  (57)
                          --------- ------ -------  -------     -----      ------   -------
BALANCE DECEMBER 31,
 1992...................  3,077,137  7,693  21,180   18,776       (57)               47,592
Net income..............                              6,776                           6,776
Cash dividends declared
 by merged bank.........                               (100)                           (100)
Cash dividends declared
 by LSB--$.65 per share.                             (1,738)                         (1,738)
Sale of common stock....     37,476     93     792                                      885
Valuation adjustment on
 marketable equity secu-
 rities.................                                           57                    57
Change in unrealized
 holding gains and
 losses on available-
 for-sale securities
 (Note 4)...............                                                    1,361     1,361
                          --------- ------ -------  -------     -----      ------   -------
BALANCE DECEMBER 31,
 1993...................  3,114,613 $7,786 $21,972  $23,714     $          $1,361   $54,833
                          ========= ====== =======  =======     =====      ======   =======

                See notes to consolidated financial statements.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
OPERATING ACTIVITIES
  Net income.....................................  $  6,776  $  6,139  $  3,616
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Provision for loan losses....................     1,548     2,528     3,608
    Depreciation and amortization................     1,526     1,230     1,042
    Writedowns of other real estate..............       273       282       244
    Deferred income taxes........................      (116)     (430)      (39)
    Amortization of intangibles..................       359       183        51
    Amortization of net loan fees and costs......       210       216       291
    Accretion and premium amortization...........       894       135       171
    Gain on sale of investment securities........      (337)     (256)     (190)
    (Gain) loss on sale of other investments.....                (126)        3
    Gain on trading account securities...........      (105)      (15)
    Purchase of trading account securities.......  (179,615)  (47,867)
    Sales of trading account securities..........   178,653    47,882
    Gain on sales of mortgage loans..............      (409)     (383)     (160)
    Mortgage loans originated for sale...........   (33,892)  (30,870)  (13,240)
    Sales of mortgage loans......................    34,251    31,836    12,857
    Loss on sale of other real estate............        17       253        90
    Decrease in interest receivable..............       316       919       364
    Decrease in interest payable.................      (361)     (583)     (293)
    (Increase) decrease in prepaid expenses and
     other receivables...........................      (646)      700      (914)
    Increase (decrease) in other accrued
     expenses....................................       108       117      (124)
                                                   --------  --------  --------
      Net cash provided by operating activities..     9,450    11,890     7,377
                                                   --------  --------  --------
INVESTING ACTIVITIES
  Net decrease in time deposits in other banks...                 100       100
  Sales of investment securities.................     7,665    29,773    10,836
  Maturities of investment securities............    72,870    88,832    44,470
  Purchases of investment securities.............  (121,769) (120,431)  (62,773)
  Sales of other investments.....................     3,052    57,980     5,043
  Purchases of other investments.................   (17,200)  (69,130)   (9,348)
  Net increase in loans made to customers........   (11,010)  (31,798)  (28,286)
  Purchases of premises and equipment............    (2,919)   (3,356)     (698)
  Sales of other real estate.....................     1,898     2,674     1,719
  Branch office acquisitions (Note 2)............              15,712
                                                   --------  --------  --------
      Net cash used by investing activities......   (67,413)  (29,644)  (38,937)
                                                   --------  --------  --------
FINANCING ACTIVITIES
  Net increase in demand deposits, interest
   checking and savings accounts.................       951    40,028    40,462
  Net increase (decrease) in time deposits.......     6,444   (13,638)    3,965
  Net increase (decrease) in short-term
   borrowings....................................    29,836    17,943    (3,243)
  Proceeds from long-term debt...................     8,000     2,000
  Repayment of long-term debt....................    (4,000)       (2)     (450)
  Sale of common stock...........................       885       381       291
  Cash dividends paid............................    (1,838)   (1,713)   (1,672)
                                                   --------  --------  --------
      Net cash provided by financing activities..    40,278    44,999    39,353
                                                   --------  --------  --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.   (17,685)   27,245     7,793
CASH AND CASH EQUIVALENTS, BEGINNING.............    80,082    52,837    45,044
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS, ENDING................  $ 62,397  $ 80,082  $ 52,837
                                                   ========  ========  ========

                See notes to consolidated financial statements.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation--L.S.B. Bancshares, Inc. of South Carolina (LSB), a bank holding company, and its wholly-owned subsidiaries, The Lexington State Bank (including its wholly-owned subsidiary, Carolina Securities Corporation), and The Community Bank of South Carolina, provide banking services to domestic markets principally in Lexington, Richland, McCormick, Beaufort, and Hampton Counties of South Carolina. The consolidated financial statements include the accounts of the parent company and its subsidiaries after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of LSB and its subsidiaries are in conformity with generally accepted accounting principles and general practices within the banking industry. Certain amounts for 1992 and 1991 were reclassified to conform with the consolidated financial statement presentation for 1993. The reclassifications have no effect on consolidated stockholders' equity or net income as previously reported.

  Securities--Effective December 31, 1993, LSB adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the provisions of SFAS No. 115, equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories; held-to-maturity, trading and available-for-sale. Debt securities which LSB has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other operating income. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and recorded in a separate account included in consolidated stockholders' equity, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, is included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific certificate on a trade date basis. Reference is made to Note 4 to the consolidated financial statements for additional information. Prior to December 31, 1993, investment securities were stated at cost, increased by accretion of discount and decreased by amortization of premiums. Realized gains and losses on the sale of an investment security were included in other operating income based on the adjusted cost of the specific certificate on a trade date basis. Also included in other operating income were realized and unrealized gains and losses resulting from adjusting trading securities to estimated fair value and from recording the effects of sales of trading securities on a trade date basis. Other investments consisted of investments in shares of mutual funds accounted for at the lower of aggregate cost or estimated fair value. Net unrealized losses on mutual funds were excluded from earnings and recorded directly in a separate consolidated stockholders' equity account. Realized gains or losses on sales of these other investments were based on the specific identification method and included in other operating income on a trade date basis.

  Interest and Fees on Loans--Interest income on installment loans is recognized using the sum-of-the-months digits method. The results of using this method are not materially different from those obtained by using the interest method. Interest income on the majority of installment loans and all other loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized as an adjustment of the related loan yields. Generally, these amounts are being amortized over the contractual life of the related loans or commitments.

  When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued. However, accruals of interest income may continue

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA on loans 90 days or more past due when the loan is in the process of collection and the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated net realizable value of collateral by charge-off to the allowance for loan losses and any subsequent payments are credited to the outstanding principal balance until the loan is repaid; then, such payments are credited to the allowance for loan losses as recoveries. No portion of a nonaccrual loan is returned to accrual status unless all principal and interest is current and the borrower has demonstrated the ability to continue making payments as agreed.

  Allowance for Loan Losses--An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. When it is determined that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is likely, the estimated loss amount is charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

  Premises and Equipment--Premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed by using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings--33 to 40 years; furniture and equipment--3 to 15 years; leasehold improvements--3 to 10 years.

  Other Real Estate--Other real estate includes properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in its current fair value, proceeds for repayment of the related loan can be expected to come only from the operation or sale of the collateral, and the borrower has either formally or effectively abandoned control of the collateral to LSB or has retained control but it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate is initially recorded at the lower of cost or the estimated fair market value less estimated selling costs. Loan losses arising from the acquisition of such property and in recognition of in-substance foreclosures are charged to the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent downward valuation adjustments. Holding or operating costs are charged to expense as incurred, and the cost of significant improvements is capitalized.

  Employee Benefit Plans--LSB sponsors a trusteed non-contributory defined benefit pension plan covering substantially all officers and employees meeting certain age and service requirements. The benefits are based on years of service and compensation during the five consecutive calendar years that produce the highest average level of annual compensation within the last ten years of participation. It is LSB's policy to fund an amount between the minimum funding amount required by ERISA and the maximum tax deductible contribution. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  LSB also provides a trusteed profit-sharing plan which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. LSB

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA makes matching contributions of 50% of each participant's contributions until the participant's contributions reach 6% of annual compensation.

  In December 1990, the Financial Accounting Standards Board issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement required the implementation, no later than 1993, of new accounting and disclosure rules for benefits other than pensions, such as postretirement health care programs. In addition, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992, by the Financial Accounting Standards Board. This statement requires, no later than 1994, the implementation of new accounting and disclosure rules for postemployment benefits such as payments to employees for disability, layoff, or other event. LSB and its subsidiaries do not sponsor any postretirement benefits, nor are any material postemployment benefits provided. Therefore, the new requirements do not have, nor are they expected to have any material effect on the consolidated financial position or results of operations of LSB.

  Income Taxes--As of January 1, 1993, LSB adopted SFAS No. 109, "Accounting for Income Taxes." The statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion of all of a deferred tax asset will not be realized, a valuation allowance is recognized. For the periods preceding 1993, the Bank used the deferred method, where deferred income taxes were provided for timing differences between the period in which certain income and expense items were recognized for financial reporting purposes and the period in which they affect taxable income as measured by the tax rate in effect for the year the timing differences occurred. Reference is made to Note 14 to the consolidated financial statements for further information.

  Earnings Per Share--Earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year.

  Statement of Cash Flows--The statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks and federal funds sold and securities purchased under agreements to resell.

  During 1993, 1992 and 1991, interest paid on deposits, short-term borrowings and long-term debt amounted to $18,493,000, $21,694,000, and $27,836,000, respectively. Income tax payments of $3,027,000, $2,273,000, and $1,628,000 were made in 1993, 1992 and 1991, respectively. During 1993, 1992 and 1991, noncash transfers of $2,202,000, $1,768,000 and $3,829,000, respectively, were made from loans to other real estate. On December 31, 1993, noncash transfers were made from investment securities totaling $191,049,000, and from other investments totaling $34,541,000. These transfers were made to securities available-for-sale totaling $201,213,000 and to securities held-to-maturity totaling $24,377,000. Noncash valuation adjustments totaling $2,180,000 were made increasing available-for-sale securities, with related stockholders' equity accounts increasing a total of $1,418,000, and deferred income tax assets decreasing $762,000. In 1993, noncash transfers totaling $505,000 were made from investment securities to trading securities.

  Fair Value Estimates--Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time LSB's entire holdings of a particular financial instrument. Because no active trading market exists for a significant portion of LSB's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  Fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, LSB has a substantial trust department that contributes net fee income annually. The trust department is not a financial instrument, and its value has not been considered in the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets, premises and equipment and intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

  For cash and due from banks, federal funds sold and securities purchased under agreements to resell, accrued interest receivable and payable and short-term borrowings, the carrying amount approximates fair value because these instruments generally mature in 90 days or less and do not present unanticipated credit concerns.

NOTE 2--ACQUISITIONS

 The Dorn Banking Company Merger

  On December 16, 1993, LSB issued 418,918 shares of its common stock for all of the 20,000 outstanding shares of The Dorn Banking Company ("Dorn"), McCormick, South Carolina. Dorn, a state chartered bank, was merged into and became a branch office of LSB's subsidiary, The Lexington State Bank. The merger was accounted for as a pooling-of-interests and, accordingly, all prior period consolidated financial statements of LSB have been restated to include the consolidated financial position, results of operations and cash flows of Dorn.

  Separate results of operations of the combined entities prior to the merger are as follows:

                                        PERIOD FROM
                                       JANUARY 1 TO    YEARS ENDED DECEMBER 31,
                                     DECEMBER 16, 1993 -------------------------
                                        (UNAUDITED)        1992         1991
                                     ----------------- ------------ ------------
                                               (DOLLARS IN THOUSANDS)
Net interest income
  LSB...............................      $25,390           $25,530      $20,230
  Dorn..............................        1,121             1,084          995
                                          -------      ------------ ------------
  Restated..........................      $26,511           $26,614      $21,225
                                          =======      ============ ============
Net income
  LSB...............................      $ 5,932      $      5,769 $      3,213
  Dorn..............................          366               370          403
                                          -------      ------------ ------------
  Restated..........................      $ 6,298      $      6,139 $      3,616
                                          =======      ============ ============

  The following table sets forth net income as previously reported and as restated, on a per share basis:

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1992   1991
                                                                   ------ ------
Net income
  Previously reported for LSB.....................................  $2.18  $1.23
  Restated........................................................   2.00   1.19

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

 Branches Purchased

  On May 7, 1992, LSB's subsidiary, The Community Bank of South Carolina, acquired substantially all of the assets and assumed substantially all of the liabilities of three branch offices in Beaufort, South Carolina, which formerly belonged to NationsBank of South Carolina, NA. The transaction was accounted for using the purchase method. Accordingly, the consolidated financial statements reflect the results of operations and the assets and liabilities of the acquired offices since the date of acquisition. The pro forma effect of this transaction on the consolidated operations of LSB was not material.

  The principal assets acquired and liabilities assumed in the purchase are summarized below.

                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
      Loans, net.........................................        $ 22,477
      Premises, equipment and other assets...............             111
      Intangible core deposit premium....................           1,537
      Deposits and other liabilities.....................         (39,837)
                                                                 --------
      Cash received for net liabilities assumed..........        $(15,712)
                                                                 ========

  The intangible value of core deposits represented the estimated net present value of the future economic benefits related to use of the deposits purchased. Such amount is being amortized in proportion to the estimated annual benefit to be derived over a period not to exceed fifteen years.

NOTE 3--CASH AND DUE FROM BANKS

  The banking subsidiaries are required by regulation to maintain average cash reserve balances based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 1993 and 1992, were approximately $12,656,000 and $13,000,000, respectively.

NOTE 4--SECURITIES

  Securities available-for-sale and held-to-maturity consisted of the following at December 31, 1993:

                                                           DECEMBER 31, 1993
                          -----------------------------------------------------------------------------------
                                     AVAILABLE-FOR-SALE                         HELD-TO-MATURITY
                          ----------------------------------------- -----------------------------------------
                                      GROSS      GROSS                          GROSS      GROSS
                                    UNREALIZED UNREALIZED ESTIMATED           UNREALIZED UNREALIZED ESTIMATED
                          AMORTIZED  HOLDING    HOLDING     FAIR    AMORTIZED  HOLDING    HOLDING     FAIR
                            COST      GAINS      LOSSES     VALUE     COST      GAINS      LOSSES     VALUE
                          --------- ---------- ---------- --------- --------- ---------- ---------- ---------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury and U.S.
 Government agencies....  $147,295    $2,484      $ 70    $149,709
Obligations of states
 and political
 subdivisions...........                                             $24,377    $1,231      $379     $25,229
Mortgage-backed
 securities.............    17,596        64       124      17,536
Equity securities.......    36,322                 231      36,091
                          --------    ------      ----    --------   -------    ------      ----     -------
 Total..................  $201,213    $2,548      $425    $203,336   $24,377    $1,231      $379     $25,229
                          ========    ======      ====    ========   =======    ======      ====     =======

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                                                   DECEMBER 31, 1993
                                       -----------------------------------------
                                        AVAILABLE-FOR-SALE    HELD-TO-MATURITY
                                       -------------------- --------------------
                                       AMORTIZED ESTIMATED  AMORTIZED ESTIMATED
                                         COST    FAIR VALUE   COST    FAIR VALUE
                                       --------- ---------- --------- ----------
                                                (DOLLARS IN THOUSANDS)
Due in one year or less............... $ 43,678   $ 43,994   $ 6,115   $ 6,164
Due after one through five years......   94,902     96,319    11,034    11,281
Due after five through ten years......    8,715      9,396     6,898     7,442
Due after ten years...................                           330       342
                                       --------   --------   -------   -------
                                        147,295    149,709    24,377    25,229
Mortgage-backed securities............   17,596     17,536
Equity securities.....................   36,322     36,091
                                       --------   --------   -------   -------
  Total............................... $201,213   $203,336   $24,377   $25,229
                                       ========   ========   =======   =======

  At December 31, 1992, investment securities consisted of the following:

                                                  DECEMBER 31, 1992
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury and U.S. Government
 agencies............................ $107,056    $2,900      $ 65    $109,891
Obligations of states and political
 subdivisions........................   27,642       956        32      28,566
Mortgage-backed securities...........   15,948       220       169      15,999
                                      --------    ------      ----    --------
  Total.............................. $150,646    $4,076      $266    $154,456
                                      ========    ======      ====    ========

  The aggregate carrying amount and estimated fair value of investment securities by maturity date were as follows at December 31, 1992:

                                                              DECEMBER 31, 1992
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
   Due in one year or less.................................. $ 34,420  $ 35,121
   Due after one through five years.........................   82,139    84,485
   Due after five through ten years.........................   18,139    18,851
                                                             --------  --------
                                                              134,698   138,457
   Mortgage-backed securities...............................   15,948    15,999
                                                             --------  --------
     Total.................................................. $150,646  $154,456
                                                             ========  ========

  Other investments at December 31, 1992, consisting of equity investments in mutual funds, were presented as follows:

                                                         (DOLLARS IN THOUSANDS)
                                                         ----------------------
   Cost.................................................                $20,624
   Less gross unrealized losses.........................                    (57)
                                                                        -------
     Estimated fair value...............................                $20,567
                                                                        =======

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued by the Financial Accounting Standards Board in May, 1993. As permitted, LSB elected to adopt the provisions of this statement effective December 31, 1993. As required, the provisions of the statement have not been retroactively applied to either prior years' consolidated financial statements or to any interim consolidated financial statements for the year ended December 31, 1993. The effect of adopting the new statement on the year-end 1993 consolidated balance sheet was to adjust the carrying value of certain debt securities and other investments to estimated fair value from amortized cost for debt securities and from lower of cost or market for equity securities. These debt and equity securities were reclassified into an available-for-sale category in accordance with the criteria established by SFAS No. 115. As a result of the adjustment to estimated fair value as of the end of 1993, the consolidated balance sheet carrying amounts of securities reclassified as available-for-sale was increased $2,123,000. A separate component account included in total consolidated stockholders' equity was credited with $1,361,000, which is net of a $762,000 tax effect. Adopting SFAS No. 115 had no effect on the consolidated statements of income for the year ended December 31, 1993.

  The fair value of U.S. Treasury and U.S. Government agencies debt securities is estimated based on published closing quotations. The fair value of obligations of states and political subdivisions is generally not available from published quotations; consequently, their fair value estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the instruments being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes, and fair value for equity securities is based on published closing quotations.

  The proceeds from sales of investment securities and the gross realized gains and gross realized losses on such sales were as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                        1993     1992     1991
                                                       ---------------- --------
                                                        (DOLLARS IN THOUSANDS)
Proceeds from sales
 Investment securities................................  $7,665  $29,773  $10,836
 Other investments....................................   3,052   57,980    5,043
Gross realized gains
 Investment securities................................     337      256      190
 Other investments....................................              126
Gross realized losses
 Other investments....................................                         3

  The change in net unrealized holding gains or losses on trading securities included in income for the year ended December 31, 1993, was immaterial. Since the provisions of SFAS No. 115 were adopted at year-end 1993, there were no sale or transfer transactions during 1993 affecting the available-for-sale or held-to-maturity categories of securities.

  At December 31, 1993, LSB had concentrated $29,398,000 into shares of the Federated ARMs Fund (Institutional Shares) mutual fund. These equity shares are included in the available-for-sale category of securities and carried in the consolidated balance sheet at an estimated fair value of $29,207,000. The majority of this fund's investments are in adjustable and floating rate mortgage securities which are issued or guaranteed as to payment of principal and interest by the U.S. Government, its agencies or instrumentalities. As of December 31, 1992, shares of this mutual fund with a cost of $12,198,000 and an estimated fair value of $12,157,000 were included in other investments at estimated fair value.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  At December 31, 1993 and 1992, securities with an amortized cost of $147,772,000 and $126,723,000, respectively, were pledged as collateral to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

NOTE 5--LOANS

  Loans consisted of the following:

                                         DECEMBER 31,
                            ---------------------------------------
                                   1993                1992
                            ------------------- -------------------
                            CARRYING ESTIMATED  CARRYING ESTIMATED
                             AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                            -------- ---------- -------- ----------
                                    (DOLLARS IN THOUSANDS)
Commercial, financial and
 agricultural.............  $ 52,113  $ 52,103  $ 57,395  $ 57,478
Real estate--construction.    13,180    13,188    15,247    15,231
Real estate--mortgage.....   257,233   263,822   239,968   241,049
Consumer installment
 loans....................    64,544    65,288    68,534    69,225
                            --------  --------  --------  --------
  Total loans.............  $387,070  $394,401  $381,144  $382,983
                            ========  ========  ========  ========

  Included in the above carrying amounts were nonperforming loans as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1993        1992
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
  Nonaccrual loans..................................... $     3,119 $     2,914
  Accruing loans 90 days or more past due..............         282         298
                                                        ----------- -----------
    Total.............................................. $     3,401 $     3,212
                                                        =========== ===========

  Interest income that would have been recorded if nonaccrual loans had been current in accordance with their original terms amounted to $272,000, $322,000 and $430,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Recognized interest income on these loans was $86,000, $102,000 and $252,000 for the years ended December 31, 1993, 1992 and 1991, respectively. There were no outstanding commitments at December 31, 1993, to lend additional funds to debtors owing nonaccrual loans.

  Fair values are estimated for loan categories with similar financial characteristics. Within each category, the fair value of loans is calculated by discounting estimated cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. For certain categories of loans, such as variable rate loans, credit card receivables, and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value because there is no contractual maturity or because LSB has the ability to reprice the loans as interest rate shifts occur. Since the discount rates are based on current loan rates offered as well as management's estimates, the fair values presented may not necessarily be indicative of the value negotiated in an actual sale.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES ARE SUMMARIZED BELOW:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
Balance at January 1.............................. $  4,804  $  4,100  $  3,907
Provision charged to expense......................    1,548     2,528     3,608
Recoveries........................................      325       294       223
Charge-offs.......................................   (1,597)   (2,118)   (3,638)
                                                   --------  --------  --------
Balance at December 31............................ $  5,080  $  4,804  $  4,100
                                                   ========  ========  ========

  As of December 31, 1993 and 1992, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The loan portfolio consists of extensions of credit to businesses and individuals principally in Lexington, Richland, Beaufort, Hampton and McCormick Counties of South Carolina. The vast majority of LSB's loans were made in the Lexington-Richland County area. The economy of the Lexington-Richland County area is diversified and the area is a major center of state and county government, banking, insurance, manufacturing, service industries and higher education. LSB's management has established loan policies and practices that include set limitations on loan-to-collateral value for various types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

  In May, 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective for fiscal years beginning after December 15, 1994. This statement generally applies to all loans, whether or not collateralized, and to all loans that are restructured in a troubled debt restructuring involving a modification of terms. It does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or lower of cost or fair value, leases and debt securities. SFAS No. 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. The statement also allows creditors, as a practical expedient, to measure the loan at its observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. According to the statement, a loan is impaired when, based on current information, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In addition, new disclosures are required including the recorded investment in the loans for which impairment has been recognized, and the total allowance for loan losses related to those impaired loans. While the new statement will require some changes in the methodology used to account for nonperforming loans that could possibly result in acceleration of the recognition of losses for some loans, management does not expect either a material adverse or beneficial effect on LSB's consolidated financial position or results of operations to occur as a result of the provisions of SFAS No. 114.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

NOTE 6--PREMISES AND EQUIPMENT

  Premises and equipment consisted of the following:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1993         1992
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Land.................................................. $     3,234  $     2,682
Buildings.............................................      10,054        9,637
Leasehold improvements................................         514          229
Furniture and equipment...............................      10,716        9,863
                                                       -----------  -----------
  Total...............................................      24,518       22,411
Accumulated depreciation and amortization.............      (9,646)      (8,932)
                                                       -----------  -----------
  Premises and equipment--net.........................     $14,872      $13,479
                                                       ===========  ===========

  Depreciation and amortization expense for the years ended December 31, 1993, 1992 and 1991, was $1,526,000, $1,230,000 and $1,042,000, respectively.

NOTE 7--OTHER REAL ESTATE

  Other real estate totaling $1,969,000 and $1,955,000, is included in other assets at December 31, 1993 and 1992, respectively. At December 31, 1993, an allowance of $228,000 for other real estate losses subsequent to acquisition has been established by charges to the net cost of holding and operating other real estate.

NOTE 8--DEPOSITS

                                                      DECEMBER 31,
                                         ---------------------------------------
                                                1993                1992
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
                                                 (DOLLARS IN THOUSANDS)
Noninterest bearing demand.............. $ 79,009  $ 79,009  $ 68,297  $ 68,297
Interest bearing transaction accounts...  198,214   198,214   216,671   216,671
Savings.................................   51,577    51,577    42,881    42,881
Time deposits $100M and over............   49,230    49,696    44,216    44,704
Other time deposits.....................  192,789   193,785   191,359   192,559
                                         --------  --------  --------  --------
  Total deposits........................ $570,819  $572,281  $563,424  $565,112
                                         ========  ========  ========  ========

  The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is equal to the amount payable on demand, or carrying amount, as of December 31, 1993 and 1992. The fair value of time deposits is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered as of December 31, 1993 and 1992 for deposits of similar remaining maturities.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

NOTE 9--SHORT-TERM BORROWINGS

  Short-term borrowings payable were:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1993        1992
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
Federal funds purchased and securities sold under
 agreements to repurchase..............................     $61,464     $31,628
Interest bearing demand notes issued to the U.S. Trea-
 sury..................................................       1,000       1,000
                                                        ----------- -----------
  Total................................................     $62,464     $32,628
                                                        =========== ===========

  Federal funds purchased and securities sold under agreements to repurchase generally mature on a one to thirty-one day basis. At December 31, 1993 and 1992, the combined weighted average interest rates related to federal funds purchased and securities sold under agreements to repurchase were 2.83% and 2.96%, respectively. At December 31, 1993 and 1992, the interest rates on interest bearing demand notes issued to the U.S. Treasury were 2.76% and 2.85%, respectively.

  In April, 1993, LSB's subsidiary, The Lexington State Bank, entered into a line of credit agreement with the Federal Home Loan Bank of Atlanta ("FHLB"). Under the terms of the agreement, LSB's subsidiary may borrow up to $28,000,000 for a period up to one year for general corporate purposes. Borrowings under the line may bear interest at either a variable or fixed rate established by the FHLB. The line is secured by FHLB capital stock with a carrying value of $1,551,000, and a blanket lien on all 1-4 family residential first lien mortgage loans held by The Lexington State Bank. The carrying value of such loans at December 31, 1993, totaled approximately $57,401,000. The line of credit, which was unused during 1993, expires on April 8, 1994.

  At December 31, 1993, the banking subsidiaries had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $24,500,000. These lines of credit are available generally on a one to seven day basis for general corporate purposes of the banks. All of the lenders have reserved the right to withdraw these lines at their option.

NOTE 10--LONG-TERM DEBT

                                                     DECEMBER 31,
                                        ---------------------------------------
                                               1993                1992
                                        ------------------- -------------------
                                        CARRYING ESTIMATED  CARRYING ESTIMATED
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
                                                (DOLLARS IN THOUSANDS)
Issued by the parent company
  Floating rate subordinated capital
  note due in annual installments of
  $1,000,000 beginning in 1996.........  $4,000    $4,000    $4,000    $4,000
Issued by subsidiary
  6.06% note, due August 24, 2000......   2,000     2,023
  5.37% note, due August 24, 2000......   2,000     2,012
                                         ------    ------    ------    ------
                                         $8,000    $8,035    $4,000    $4,000
                                         ======    ======    ======    ======

  The fair value of fixed-rate long-term debt is estimated based on the current rates offered to LSB for debt of the same remaining maturities. The fair value of floating rate debt is estimated at the carrying amount

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA because the interest rate associated with such debt reprices immediately with changes in the lender's prime rate, and management is not aware of any significant change in the credit risk associated with the debt.

  Interest on the parent company's subordinated note fluctuates at 97% of the lender's prime rate with the parent company having certain options to fix the interest rate. The note is subordinate to the claims of depositors. In a related loan agreement, LSB has agreed to certain covenants including: maintenance of specified amounts of net worth; minimum ratios of capital adequacy, and income to average assets; and a maximum ratio of loans to deposits. The loan agreement also restricts the disposition of subsidiaries' common stock, the pledging of certain assets to secure indebtedness, additional long-term borrowings, and the payment of cash dividends. Under the provisions of the loan agreement, $6,776,000 of consolidated retained earnings are available for cash dividends after December 31, 1993, provided that such payments would not thereafter cause net worth and ratios of capital adequacy to decrease below the specified levels.

  The 6.06% note issued by The Lexington State Bank to the FHLB contains options to repay all or any portion of the indebtedness at semi-annual option dates beginning in 1996. Any amount not repaid at the option dates will be payable at maturity. Prepayments prior to 1996 and at dates other than the semi-annual option dates are subject to penalties. The 5.37% note issued to the FHLB by The Lexington State Bank is payable in semi-annual installments of $143,000 each beginning in 1994. This note contains options for prepayment of specified additional amounts at certain scheduled repayment dates. All other prepayments are subject to penalties. These notes are collateralized by the same assets securing a short-term line of credit from the FHLB referred to in
Note 9 to the consolidated financial statements.

  Future debt maturities are as follows:

      YEARS ENDED DECEMBER 31,                            (DOLLARS IN THOUSANDS)
      ------------------------                            ----------------------
        1994.............................................         $  286
        1995.............................................            286
        1996.............................................          1,286
        1997.............................................          1,286
        1998.............................................          1,286
        Thereafter.......................................          3,570
                                                                  ------
          Total..........................................         $8,000
                                                                  ======

NOTE 11--STOCKHOLDERS' EQUITY

  Sale of Common Stock--As of July 14, 1992, LSB registered 200,000 shares of its authorized but unissued common stock for sale through its Dividend Reinvestment and Shareholder Stock Purchase Plan. Under this plan, LSB is offering all holders of its common stock the opportunity to reinvest automatically their cash dividends in shares of common stock, and to invest up to $1,000 in cash contributions per calendar quarter to purchase additional shares. The price paid for shares purchased through the plan is the bid price of the common stock reported on the NASDAQ over-the-counter market on the trading day preceeding the date an investment is made. Prior to this plan, a dividend reinvestment plan was in effect that permitted only the reinvestment of cash dividends to purchase shares. Shares issued under the Dividend Reinvestment and Shareholder Stock Purchase Plan generally are newly issued shares. However, LSB may purchase shares for participants in the open market.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  Following is a summary of the activity in the aforementioned plans:

                                                      YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1993     1992    1991
                                                      -------- -------- --------
Shares reserved for Dividend Reinvestment and
 Shareholder Stock Purchase Plans--beginning.........  187,581   11,743  34,292
                                                      -------- -------- -------
Registration of additional shares....................           200,000
                                                               --------
Shares issued to participants:
  First quarter......................................   10,875    5,371   6,274
  Second quarter.....................................    9,361    5,269   5,551
  Third quarter......................................    9,573    4,607   5,407
  Fourth quarter.....................................    7,667    8,915   5,317
                                                      -------- -------- -------
    Total shares issued..............................   37,476   24,162  22,549
                                                      -------- -------- -------
Shares reserved for Dividend Reinvestment and Share-
 holder Stock Purchase Plans--ending.................  150,105  187,581  11,743
                                                      ======== ======== =======

  Regulatory Capital--LSB and its banking subsidiaries are subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain various minimum ratios of capital to risk-weighted assets and average assets.

  The following table sets forth the risk-based capital ratios of LSB and its banking subsidiaries at December 31, 1993, compared to the minimum levels prescribed by regulation:

                                                   TIER 1 TOTAL CAPITAL LEVERAGE
                                                   ------ ------------- --------
LSB............................................... 12.96%    15.16%      7.85%
The Lexington State Bank.......................... 13.65%    14.86%      7.95%
The Community Bank of South Carolina.............. 13.28%    15.53%      7.03%
Minimum required..................................  4.00%     8.00%      3.00%

NOTE 12--OTHER OPERATING EXPENSES

  Other operating expenses are summarized as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1992     1991
                                                     -------- -------- --------
                                                       (DOLLARS IN THOUSANDS)
Salaries and employee benefits......................  $13,015  $11,388 $  9,711
Net occupancy expense...............................    1,274    1,113      971
Furniture and equipment expense.....................    2,020    1,719    1,681
Other expense
  Stationery, printing and supplies.................      975      927      771
  Postage...........................................      695      612      546
  Telephone.........................................      433      368      264
  Advertising.......................................      498      427      377
  Net cost of holding and operation of other real
   estate...........................................      477      509      522
  Amortization of intangibles.......................      359      183       51
  FDIC insurance assessment.........................    1,256    1,160      951
  Other.............................................    3,841    3,071    2,318
                                                     -------- -------- --------
    Total...........................................  $24,843  $21,477  $18,163
                                                     ======== ======== ========

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

NOTE 13--RETIREMENT PLANS

  The following table sets forth the funded status of LSB's pension plan and amounts recognized in the consolidated balance sheet:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1993     1992
                                                               -------  -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested benefits of $2,571 for 1993 and $2,272 for 1992..................... $ 2,632  $ 2,354
                                                               =======  =======
Projected benefit obligation for service rendered to date .... $(5,108) $(4,074)
Plan assets at fair value, primarily listed stocks and bonds..   2,291    2,026
                                                               -------  -------
Projected benefit obligation greater than plan assets.........  (2,817)  (2,048)
Unrecognized prior service cost...............................   1,837    1,400
Unrecognized net loss.........................................   1,066      818
Adjustment required to recognize minimum liability............    (340)    (327)
                                                               -------  -------
Accrued pension cost included in other liabilities............ $  (254) $  (157)
                                                               =======  =======

  In accordance with SFAS No. 87, LSB has recorded an adjustment, as shown in the table above, to recognize a minimum pension liability for 1993 and 1992. A corresponding offsetting asset, "Deferred pension costs," has been recorded and included in other assets in the consolidated balance sheet.

  Net pension cost consisted of the following components:

                                                     YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1993     1992     1991
                                                     --------  -------- --------
                                                      (DOLLARS IN THOUSANDS)
Service cost........................................ $    342     $282     $376
Interest cost.......................................      336      228       90
Actual return on plan assets........................     (104)     (69)     (42)
Net amortization and deferral.......................      101       41      (38)
                                                     --------  -------  -------
  Net periodic pension cost......................... $    675     $482     $386
                                                     ========  =======  =======

  Assumptions used in accounting for the plan were:

                                                      YEARS ENDED DECEMBER 31,
                                                      -------------------------
                                                          1993         1992
                                                      ------------ ------------
Weighted average discount rate.......................        7.25%        6.75%
Average rate of increase in future compensation
 levels..............................................        5.50%        5.50%
Expected long-term rate of return on assets..........        8.00%        8.00%

  Included in expenses were contributions to the banking subsidiaries' profit-sharing plan of $181,000, $154,000 and $151,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

NOTE 14--INCOME TAXES

  LSB adopted, effective January 1, 1993, SFAS No. 109 "Accounting for Income Taxes," which was issued in February, 1992. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The deferred method, used in years prior to 1993, required LSB to provide for deferred income tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax returns, as measured by the tax rate in effect for the year in which the difference occurred. As permitted under the statement, prior years' consolidated financial statements have not been restated. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993, was immaterial to LSB's consolidated financial position or results of operations.

  Income before income taxes presented in the consolidated statement of income for the years ended December 31, 1993, 1992 and 1991, included no foreign component. Income tax expense consisted of:

                                                  LIABILITY
                                                    METHOD    DEFERRED METHOD
                                                  ----------- -----------------
                                                   YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                     1993       1992     1991
                                                  ----------- --------  -------
                                                    (DOLLARS IN THOUSANDS)
Current
  Federal (net of $10 tax benefit of AMT credit
   carryforward for 1993)........................  $   2,617    $2,565  $  811
  State..........................................        343       299     165
                                                   ---------  --------  ------
    Total current................................      2,960     2,864     976
                                                   ---------  --------  ------
Deferred
  Federal........................................       (110)     (404)    (39)
  State..........................................         (6)      (26)
                                                   ---------  --------  ------
    Total deferred...............................       (116)     (430)    (39)
                                                   ---------  --------  ------
    Total........................................  $   2,844    $2,434  $  937
                                                   =========  ========  ======
  The principal components of the deferred portion of income tax expenses were:
                                                  LIABILITY
                                                    METHOD    DEFERRED METHOD
                                                  ----------- -----------------
                                                   YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                     1993       1992     1991
                                                  ----------- --------  -------
                                                    (DOLLARS IN THOUSANDS)
Provision for loan losses........................  $    (248) $   (478) $   65
Accelerated depreciation.........................         84        44      62
Deferred net loan costs..........................         12       (14)    (64)
Pension plan expense.............................         45        13      (3)
Other, net.......................................         (9)        5     (99)
                                                   ---------  --------  ------
  Total..........................................  $    (116) $   (430) $  (39)
                                                   =========  ========  ======

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                   LIABILITY
                                                     METHOD   DEFERRED METHOD
                                                   ---------------------------
                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                      1993     1992     1991
                                                   ------------------  -------
                                                     (DOLLARS IN THOUSANDS)
Tax expense at statutory rate.....................  $  3,271   $2,915   $1,548
State income tax, net of federal income tax
 benefit..........................................       223      176      117
Tax-exempt interest income........................      (776)    (815)    (824)
Non-deductible interest expense to carry tax-
 exempt instruments...............................        70       89      105
Non-deductible merger expenses....................        38
Other, net........................................        18       69       (9)
                                                    --------  -------  -------
  Total...........................................  $  2,844   $2,434  $   937
                                                    ========  =======  =======

  Deferred tax assets and liabilities included in the consolidated balance sheet at December 31, 1993 consisted of the following:

                                                         (DOLLARS IN THOUSANDS)
                                                         ----------------------
Deferred tax assets
  Allowance for loan losses.............................         $1,614
  Alternative minimum tax credit carryforward...........            358
  Accrued deferred compensation.........................            246
  State net operating loss carryforward.................             53
  Other.................................................             13
                                                                 ------
    Gross deferred tax assets...........................          2,284
  Valuation allowance...................................            (53)
                                                                 ------
    Total...............................................          2,231
                                                                 ------
Deferred tax liabilities
  Accelerated depreciation..............................            671
  Unrealized holding gains and losses on available-for-
   sale securities......................................            762
  Deferred net loan costs...............................             69
  Pension plan expense..................................             61
  Securities discount accretion.........................             53
  Other.................................................             27
                                                                 ------
    Gross deferred tax liabilities......................          1,643
                                                                 ------
Net deferred income tax assets..........................         $  588
                                                                 ======

  Deferred income taxes of $1,234,000 at December 31, 1992 were included in other assets.

  The valuation allowance of $53,000 was established in 1993 to offset deferred tax assets arising from state net operating loss carryforwards of the parent company and the securities brokerage subsidiary which are not considered by management likely to be realizable. These state net operating loss carryforwards at December 31, 1993 total $1,056,000 and expire in the years as follows: 2001--$17,000; 2006--$161,000; 2007--$462,000; 2008--$416,000. The
$358,000 alternative minimum tax ("AMT") credit carryforward which arose during 1993 as the result of the merger with Dorn has no expiration date and may be

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA carried forward indefinitely. Under Internal Revenue Code Sections 382 and 383, the utilization of the AMT credit carryforward by LSB is limited to $243,000 in any one tax year.

  During 1993, $762,000 of deferred income taxes were charged directly against unrealized holding gains and losses on available-for-sale securities, which appears as a component of stockholders' equity in the consolidated balance sheet.

  Income tax expense related to investment securities gains was $121,000, $92,000 and $68,000 for 1993, 1992, and 1991, respectively.

NOTE 15--L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA (PARENT COMPANY ONLY)

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1993        1992
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   BALANCE SHEET
   Assets
     Cash............................................... $       536 $       171
     Securities available-for-sale......................         595
     Other investments..................................                     452
     Investment in banking subsidiaries.................      57,488      50,763
     Land...............................................          75          75
     Other assets.......................................         523         416
                                                         ----------- -----------
       Total assets.....................................     $59,217     $51,877
                                                         =========== ===========
   Liabilities
     Long-term debt..................................... $     4,000 $     4,000
     Other liabilities..................................         384         285
   Stockholders' equity.................................      54,833      47,592
                                                         ----------- -----------
       Total liabilities and stockholders' equity.......     $59,217     $51,877
                                                         =========== ===========

                                                        YEARS ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1993    1992    1991
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             THOUSANDS)
STATEMENT OF INCOME
Income
  Dividends from banking subsidiaries.................. $1,827  $1,707  $1,674
  Other dividends and interest.........................     20      39      98
  Other income.........................................      9               2
                                                        ------  ------  ------
    Total income.......................................  1,856   1,746   1,774
                                                        ------  ------  ------
Expenses
  Interest expense.....................................    237     202     167
  Other expense........................................    284     286      94
                                                        ------  ------  ------
    Total expenses.....................................    521     488     261
                                                        ------  ------  ------
Income before income taxes and equity in undistributed
 earnings of banking subsidiaries......................  1,335   1,258   1,513
Income tax expense (credit)............................   (136)   (153)    (55)
Equity in undistributed earnings of banking subsidiar-
 ies...................................................  5,305   4,728   2,048
                                                        ------  ------  ------
Net income............................................. $6,776  $6,139  $3,616
                                                        ======  ======  ======

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF CASH FLOWS
Operating activities
  Net income.....................................  $  6,776  $  6,139  $  3,616
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Equity in undistributed earnings of banking
     subsidiaries................................    (5,305)   (4,728)   (2,048)
    (Gain) loss on sale of other investments.....                   2        (2)
    Decrease in interest receivable..............                   2         4
    Increase (decrease) in interest payable......       (37)       14         1
    Increase in prepaid expenses and receivables.      (102)     (303)     (109)
    Increase in other accrued expenses and
     payables....................................       136       190        49
                                                   --------  --------  --------
      Net cash provided by operating activities..     1,468     1,316     1,511
                                                   --------  --------  --------
Investing activities
  Net decrease in time deposits in other banks...                 100        50
  Sales of other investments.....................        50       951       997
  Purchases of other investments.................      (200)     (100)   (1,307)
  Investment in banking subsidiaries.............              (2,900)
  Sales of land..................................                  95         1
                                                   --------  --------  --------
      Net cash used by investing activities......      (150)   (1,854)     (259)
                                                   --------  --------  --------
Financing activities
  Sale of common stock...........................       885       381       291
  Proceeds from long-term debt...................     4,000     2,000
  Repayment of long-term debt....................    (4,000)
  Cash dividends paid............................    (1,838)   (1,713)   (1,672)
                                                   --------  --------  --------
      Net cash provided (used) by financing
       activities................................      (953)      668    (1,381)
                                                   --------  --------  --------
Increase (decrease) in cash and cash equivalents.       365       130      (129)
Cash and cash equivalents, beginning.............       171        41       170
                                                   --------  --------  --------
Cash and cash equivalents, ending................  $    536  $    171  $     41
                                                   ========  ========  ========

NOTE 16--COMMITMENTS AND CONTINGENT LIABILITIES

  Commitments--In the normal course of business, LSB's banking subsidiaries are parties to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and securities lent, and have elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to these financial instruments is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments, standby letters of credit and securities lent.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

  Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1993    1992
                                                                 ------- -------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
Loan commitments................................................ $75,592 $60,291
Standby letters of credit.......................................   2,654   1,751
Securities lent.................................................   8,335   8,059

  Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

  Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. All of the standby letters of credit expire within 1994. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. As of December 31, 1993 and 1992, approximately $142,000 and $499,000, respectively, of the standby letters of credit were unsecured. Collateral for secured standby letters of credit varies but may include commercial and residential real properties, accounts receivable, inventory, equipment, marketable securities and certificates of deposit. Since most of the letters of credit are expected to expire without being drawn upon, the contract amounts do not necessarily represent future cash requirements.

  Securities lent represent customer securities lent to third parties. LSB assumes credit risk on these instruments by indemnifying the customer against the borrower's failure to return the securities. To minimize this risk, LSB evaluates the creditworthiness of the borrower on a case-by-case basis, and collateral with a market value exceeding 100% of the contract amount of securities lent is obtained.

  SFAS No. 107 requires the disclosure of the estimated fair values of off-balance-sheet financial instruments for which it is practicable to estimate fair value. The estimated fair values of such off-balance-sheet financial instruments are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of LSB's loan commitments do not involve the charging of a fee, and the fees associated with outstanding standby letters of credit and securities lent are not material. Therefore, as of December 31, 1993 and 1992, the estimated fair value of LSB's off-balance-sheet financial instruments is nominal. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Management is not aware of any significant change in the credit risk associated with these commitments. Securities lent positions mature on a demand basis and do not present unanticipated credit concerns.

  Contingent Liabilities--LSB and its subsidiaries are, from time to time, involved as defendants in various legal proceedings arising in the normal course of business. As of December 31, 1993, management and legal counsel are not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA

NOTE 17--RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

  South Carolina banking regulations restrict the amount of dividends that can be paid to stockholders. All of the banking subsidiaries' dividends to LSB are subject to the prior approval of the Commissioner of Banking and are payable only from their undivided profits. At December 31, 1993, the banking subsidiaries' undivided profits totaled $25,223,000. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiaries to the parent company are also restricted.

NOTE 18--LEASING

  The annual minimum rental commitments under the terms of noncancelable operating leases as of December 31, 1993, are as follows:

                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
      1994...............................................          $ 95
      1995...............................................            88
      1996...............................................            56
      1997...............................................            51
      1998...............................................            51
      Thereafter.........................................           475
                                                                   ----
      Total minimum lease payments.......................          $816
                                                                   ====

  Rental expense for all operating leases was $64,000, $63,000, and $265,000, for the years ended December 31, 1993, 1992 and 1991, respectively. Some leases provide for the payment of executory costs and contain options to renew.

NOTE 19--LOANS TO RELATED PARTIES

  Certain executive officers and directors of the consolidated companies, their immediate families and business interests were loan customers of, and had other transactions in the normal course of business with, the banking subsidiaries. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $3,697,000 and $2,894,000 at December 31, 1993 and 1992, respectively. During 1993, $2,060,000 of new loans were made and repayments totaled $1,257,000.

NOTE 20--PENDING TRANSACTION

  On December 7, 1993, LSB entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") with BB&T Financial Corporation ("BB&T Financial"), Wilson, North Carolina, whereby LSB's stockholders will exchange all of their outstanding common shares of LSB for common stock of BB&T Financial. According to the provisions of the Reorganization Agreement, LSB and its subsidiaries will be merged into BB&T Financial and certain of its subsidiaries and will cease to operate as separate corporations. The proposed merger is expected to be accounted for as a pooling-of-interests. At December 31, 1993, BB&T Financial had assets totaling approximately $9.2 billion.

  The number of common shares of BB&T Financial to be exchanged for each common share of LSB is to be determined by a formula as follows: the ending book value per share of LSB (subject to certain adjustments) as of the last day of the calendar month immediately preceding the effective date of the merger multiplied by a factor 2.25, divided by the average of the closing price of BB&T Financial common stock as

                   L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA reported on the NASDAQ/National Market System on the ten trading days ending on the tenth business day prior to the effective date of the merger. However, if the average closing price of BB&T Financial common shares is greater than $36.00 per share or less than $30.50 per share, then the denominator in the formula will be fixed at $36.00 and $30.50, respectively.

  The Reorganization Agreement is subject to approval by the stockholders of LSB and by regulatory authorities. At any time prior to the effective date of the merger, the Reorganization Agreement may be terminated by the mutual consent of the boards of directors of LSB and BB&T Financial or by either party should material adverse changes occur in the business of the other party. In addition, either party may terminate the Reorganization Agreement if the above-described average closing price of BB&T Financial common stock is less than $26.00 or more than $36.00 per share.

  Subject to regulatory approval and limitations consistent with business combinations accounted for as poolings-of-interests, the Reorganization Agreement provides that LSB is to increase its cash dividends to stockholders to an amount requested by BB&T Financial. At the time the Reorganization Agreement with BB&T Financial was entered into, LSB also granted BB&T Financial an option to purchase up to 771,894 shares of LSB's authorized but unissued common stock at a price of $30.00 per share. The option may be exercised upon the occurrence of certain specified events including a change in control of LSB or an offer being made for LSB's common stock by a competing bidder.

NOTE 21--QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited quarterly results of operations for 1993 and 1992 are presented below:

                          FIRST QUARTER  SECOND QUARTER   THIRD QUARTER  FOURTH QUARTER
                         --------------- --------------- --------------- ---------------
                          1993    1992    1993    1992    1993    1992    1993    1992
                         ------- ------- ------- ------- ------- ------- ------- -------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
Interest income......... $11,566 $11,578 $11,827 $12,047 $11,511 $12,107 $11,473 $11,993
Interest expense........   4,484   5,755   4,637   5,491   4,553   5,135   4,458   4,730
                         ------- ------- ------- ------- ------- ------- ------- -------
Net interest income.....   7,082   5,823   7,190   6,556   6,958   6,972   7,015   7,263
Provision for loan
 losses.................     440     501     362     632     360     780     386     615
                         ------- ------- ------- ------- ------- ------- ------- -------
Net interest income
 after provision for
 loan losses............   6,642   5,322   6,828   5,924   6,598   6,192   6,629   6,648
Gain on sale of
 investment securities..       1                       4     132     188     204      64
Other operating income..   1,562   1,269   1,699   1,445   2,030   1,498   2,138   1,496
Other operating
 expenses...............   5,826   4,683   6,232   5,401   6,249   5,669   6,536   5,724
                         ------- ------- ------- ------- ------- ------- ------- -------
Income before income
 taxes..................   2,379   1,908   2,295   1,972   2,511   2,209   2,435   2,484
Income taxes............     682     503     612     517     717     641     833     773
                         ------- ------- ------- ------- ------- ------- ------- -------
Net income.............. $ 1,697 $ 1,405 $ 1,683 $ 1,455 $ 1,794 $ 1,568 $ 1,602 $ 1,711
                         ======= ======= ======= ======= ======= ======= ======= =======
Net income per share.... $   .55 $   .46 $   .54 $   .48 $   .58 $   .51 $   .52 $   .55

                                   APPENDIX I

                      AGREEMENT AND PLAN OF REORGANIZATION

  Agreement and Plan of Reorganization ("Reorganization Agreement" or "Agreement"), dated as of December 7, 1993, between L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA ("LSB"), a South Carolina corporation having its home office at 309 Columbia Avenue, P.O. Box 8, Lexington, South Carolina 29071, and BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its home office at 223 West Nash Street, Wilson, North Carolina 27893.

                                   WITNESSETH

  Whereas, the parties hereto desire that LSB shall be merged with and into BB&T Financial Corporation of South Carolina ("BB&T-SC"), a South Carolina corporation which is a wholly owned subsidiary of BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger in the form attached hereto as Annex A ("Plan of Merger");

  Whereas, the parties hereto desire that The Lexington State Bank ("Lexington") and The Community Bank of South Carolina ("Community"), each wholly owned South Carolina chartered bank subsidiaries of LSB, shall be merged ("Bank Mergers") with and into Branch Banking and Trust Company of South Carolina, BB&T-SC's wholly owned South Carolina chartered bank subsidiary ("Branch Bank-SC") pursuant to one or more Plans of Merger, in form or forms to be specified by BB&T and agreeable to LSB ("Bank Merger Agreement"); and

  Whereas, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

  Now, Therefore, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of common stock, par value $2.50 per share, of BB&T.

  "BB&T Average Closing Price" shall mean the average per share closing price of BB&T Common Stock as reported on the Nasdaq/National Market System for the ten consecutive trading days ending on the tenth business day prior to the Closing Date.

  "BB&T Subsidiary" shall mean each of BB&T-SC, Branch Bank-SC and Branch Banking and Trust Company, a North Carolina chartered bank subsidiary of BB&T.

  "Closing Date" shall mean the date specified pursuant to Section 4.11 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Effective Date" shall mean the date specified pursuant to Section 4.11 hereof as the effective date of the Merger.

  "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1992 and 1991 and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1992, 1991 and 1990 as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1992, and (b) with respect to LSB, (i) the consolidated balance sheets (including related notes and schedules, if any) of LSB as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1992, 1991 and 1990 as filed by LSB in Securities Documents and (ii) the consolidated balance sheets of LSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by LSB with respect to periods ended subsequent to December 31, 1992.

  "LSB Subsidiaries" shall mean Lexington, Community and any other corporation, bank, savings association, partnership, Joint Venture, or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by LSB, as Previously Disclosed.

  "Joint Venture" shall mean any joint venture, partnership or similar arrangement in which LSB or any LSB Subsidiary is a member, party to or partner (whether general or limited), as Previously Disclosed.

  "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or prospects of LSB, Lexington and Community, taken as a whole.

  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

  "Option Agreement" shall mean the Option Agreement dated as of even date herewith between LSB and BB&T, which shall be executed immediately following execution of this Reorganization Agreement.

  "Previously Disclosed" shall mean disclosed in (i) a Securities Document delivered by one party to the other on or prior to the execution of this Reorganization Agreement or (ii) a letter from the party delivered and dated not later than December 14, 1993 making such disclosure specifically referring to this Agreement and delivered to the other party, provided that such letter is not materially inconsistent with a draft of such letter delivered to the other party and dated on or prior to the date of this Agreement. Any matter included, whether aggregated or not, in Financial Statements shall be deemed to be Previously Disclosed.

  "Proxy Statement" shall mean the proxy statement together with any supplements thereto sent to shareholders of LSB to solicit their votes in connection with this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement with respect to the BB&T Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "SCBCA" shall mean the South Carolina Business Corporation Act, as amended.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

  "State Board" shall mean the South Carolina State Board of Financial Institutions.

  "TILA" shall mean the Truth in Lending Act, as amended.

  Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF LSB

  LSB represents and warrants to BB&T as follows:

2.1 CAPITAL STRUCTURE

  The authorized capital stock of LSB consists of 5,000,000 shares of common stock, par value $2.50 per share ("LSB Common Stock"). As of the date hereof, there were 2,688,028 shares of LSB Common Stock issued and outstanding and 1,390,838 shares of LSB Common Stock reserved for issuance in connection with the pending acquisition of The Dorn Banking Company, LSB Dividend Reinvestment Plan and the Option Agreement. All outstanding shares of LSB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. No other classes of capital stock of LSB are authorized. There are no Rights authorized, issued or outstanding with respect to the capital stock of LSB. Shareholders of LSB do not have preemptive rights.

2.2 ORGANIZATION, STANDING AND AUTHORITY

  LSB is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina with full corporate power and authority to carry on its business as now conducted and does not do business in any other states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires qualification to do business. LSB is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act.

2.3 OWNERSHIP OF LSB SUBSIDIARIES

  LSB does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture, or other organization, except for the LSB Subsidiaries. The outstanding shares of capital stock or other ownership interests of the LSB Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by LSB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any LSB Subsidiaries and there are no agreements, understandings or commitments relating to the right of LSB to vote or to dispose of said shares or other ownership interests. None of the shares of capital stock of any LSB Subsidiary has been issued in violation of the preemptive rights of any person.

2.4 ORGANIZATION, STANDING AND AUTHORITY OF THE LSB SUBSIDIARIES

  Each of the LSB Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of South Carolina. Lexington and Community each are duly organized South Carolina chartered banks. Each of the LSB Subsidiaries: (i) has full corporate power and authority to carry on its business as now conducted; (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where failure to so qualify would not have a Material Adverse Effect; and (iii) is not engaged in any activities that have not been Previously Disclosed.

2.5 AUTHORIZED AND EFFECTIVE AGREEMENT

  a. LSB has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of shareholders of LSB of the Plan of Merger) to perform all of its obligations under this Reorganization Agreement, the Plan of Merger, the Bank Merger Agreement and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger, the Bank Merger Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB, and in the case of the Bank Merger Agreement, Lexington and Community, except, in the case of this Reorganization Agreement and the Plan of Merger, the approval of LSB shareholders pursuant to and to the extent required by applicable law. This Reorganization Agreement, the Plan of Merger and the Option Agreement constitute legal, valid and binding obligations of LSB, each of which is enforceable against LSB in accordance with its respective terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  b. Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement in the case of LSB, or the Bank Merger Agreement in the case of Lexington and Community, nor consummation of the transactions contemplated hereby or thereby, nor compliance by LSB or Lexington or Community with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation, charter or by-laws of LSB or any LSB Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of LSB or any LSB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, which breach, default, right, lien, charge, or encumbrance would have a Material Adverse Effect, or, (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to LSB or any LSB Subsidiary.

2.6 SECURITIES DOCUMENTS AND REPORTS

  LSB has timely filed all Securities Documents required by the Securities Laws since December 31, 1987, and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings. LSB and the LSB Subsidiaries have in all material respects timely filed all reports required to be filed with the Federal Reserve Board, the FDIC and the State Board and such reports complied in all material respects with applicable law and regulations as in effect at the times of such filings.

2.7 FINANCIAL STATEMENTS; MINUTE BOOKS

  The Financial Statements of LSB fairly present or will fairly present, as the case may be, the consolidated financial position of LSB and the LSB Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis (except as stated therein). The minute books of LSB and the LSB Subsidiaries contain legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.8 MATERIAL ADVERSE CHANGE

  LSB has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since December 31, 1992.

2.9 ABSENCE OF UNDISCLOSED LIABILITIES

  Neither LSB nor any LSB Subsidiary has any liability (contingent or otherwise) that is material to LSB on a consolidated basis or that, when combined with all similar liabilities, would be material to LSB on a consolidated basis, except as has been Previously Disclosed and except for liabilities made in the ordinary course of its business consistent with past practices since the date of LSB's most recent Financial Statements.

2.10 PROPERTIES

  a. LSB and the LSB Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of LSB as of December 31, 1992 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business, or (v) as Previously Disclosed.

  b. All material leases pursuant to which LSB or any LSB Subsidiary, as lessee, leases real or personal property, are, with respect to LSB or the LSB Subsidiary, valid and enforceable in accordance with their respective terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

2.11 ENVIRONMENTAL MATTERS

  a. LSB and the LSB Subsidiaries are in substantial compliance with all Environmental Laws. Neither LSB nor any LSB Subsidiary has received any communication alleging that LSB or any LSB Subsidiary is not in such compliance and, to the best knowledge of LSB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  b. LSB has not received notice of any pending, and is not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on LSB or any LSB Subsidiary of any liability arising under any Environmental Laws upon (i) LSB or any LSB Subsidiary, (ii) any person or entity whose liability for any Environmental Claim LSB or any LSB Subsidiary has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by LSB or any LSB Subsidiary, or any real or personal property which LSB or any LSB Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which LSB or any LSB Subsidiary holds a security interest securing a loan recorded on the books of LSB or any LSB Subsidiary. Neither LSB nor any LSB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  c. With respect to all real and personal property owned or leased by LSB or any LSB Subsidiary, or all real and personal property which LSB or any LSB Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, LSB has provided BB&T with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of all of which has been Previously Disclosed). To the best of LSB's knowledge, LSB and the LSB Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

  d. There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against LSB or any LSB Subsidiary or against any person or entity whose liability for any Environmental Claim LSB or any LSB Subsidiary has or may have retained or assumed either contractually or by operation of law.

2.12 ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of LSB is or will be adequate in the opinion of LSB's management in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

2.13 TAX MATTERS

  a. LSB and the LSB Subsidiaries, and each of their predecessors, have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and material local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Date. Neither LSB nor any of the LSB Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  b. All federal, state and local (and, if applicable, foreign) tax returns filed by LSB and the LSB Subsidiaries are complete and accurate in all material respects. Neither LSB nor any of the LSB Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against LSB or any LSB Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to LSB or any LSB Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns are pending.

2.14 EMPLOYEE BENEFIT PLANS

  a. LSB has Previously Disclosed true and complete copies of all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, deferred compensation, bonus or group insurance contracts and any other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of LSB or any LSB Subsidiary together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

  b. Neither LSB nor any other LSB Subsidiary (or any pension plan maintained by any of them) has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

  c. Neither LSB nor any LSB Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

  d. A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of LSB or any LSB Subsidiary to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or, to LSB's knowledge, threatened to be revoked and LSB does not know of any ground on which such revocation may be based. Neither LSB nor any LSB Subsidiary has a material liability under any such plan that is not reflected on the consolidated balance sheet included in the Financial Statements of LSB as of December 31, 1992.

  e. Except as Previously Disclosed, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under
Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any employee benefit plan maintained by LSB or any LSB Subsidiary (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code, or (ii) the correction of which would have a Material Adverse Effect.

2.15 CERTAIN CONTRACTS

  a. Except as Previously Disclosed, neither LSB nor any LSB Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments or certificates of deposit made in the ordinary course of banking business by Lexington or Community), or any agreement materially restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by LSB or any LSB Subsidiary or the guarantee by LSB or any LSB Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by LSB or the LSB Subsidiaries (without payment of any penalty or cost by LSB or an LSB Subsidiary), (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by LSB or the LSB Subsidiaries (without payment of any penalty or cost by LSB or an LSB Subsidiary), or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

  b. Neither LSB nor any LSB Subsidiary is in default, which default would have a material adverse effect on LSB on a consolidated basis or the transactions contemplated herein, under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

2.16 LEGAL PROCEEDINGS; REGULATORY APPROVALS

  Except as Previously Disclosed, at the date hereof, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of LSB, threatened (or unasserted but considered by LSB to be probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against LSB or any LSB Subsidiary or against any asset, interest, or right of LSB or any LSB Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might have a Material Adverse Effect (or, in the case of threatened actions, suits, claims, governmental investigations or proceedings, is likely, in the reasonable judgment of LSB's Chief Executive Officer, after due inquiry of such other persons as may be necessary to make such a judgment, to have a Material Adverse Effect). Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of LSB and each of the directors and executive officers of LSB and each LSB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of LSB or any LSB Subsidiary that might give rise to a claim for indemnification as contemplated by Section 4.13(a) hereof, and to the best of the knowledge of LSB and each of its directors and executive officers and each of the directors and executive officers of each LSB Subsidiary, there is no reasonable basis for any such action, suit or proceeding. To the knowledge of LSB, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger, the Option Agreement, or the Bank Merger Agreement. No fact or condition (including but not limited to compliance with the CRA) relating to LSB or any LSB Subsidiary known to LSB exists that would prevent LSB or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

2.17 COMPLIANCE WITH LAWS

  Except as Previously Disclosed, each of LSB and the LSB Subsidiaries is in compliance in all material respects with all statutes and regulations (including, but not limited to, the CRA and regulations promulgated thereunder, the TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of LSB and the LSB Subsidiaries on a consolidated basis), and neither LSB nor any LSB Subsidiary has received notification that has not elapsed, been withdrawn or abandoned by any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation and which violation would have a Material Adverse Effect on a consolidated basis,

(ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither LSB nor any LSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each LSB Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, as amended, codified at 31 U.S.C. (S) 5301 et seq., and its implementing regulations.

2.18 BROKERS AND FINDERS

  Neither LSB nor any LSB Subsidiary nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability of LSB or the LSB Subsidiaries for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the Option Agreement (except for fees to accountants and lawyers and The Carson Medlin Company).

2.19 INSURANCE

  LSB and the LSB Subsidiaries each currently maintain insurance in the amounts and for the coverages Previously Disclosed. Except as Previously Disclosed, neither LSB nor any LSB Subsidiary has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond, and within the last three years, neither LSB nor any LSB Subsidiary has been refused any insurance coverage sought or applied for, and neither LSB nor any LSB Subsidiary has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of LSB or any LSB Subsidiary.

2.20 REPURCHASE AGREEMENTS

  Except as Previously Disclosed, or where no Material Adverse Effect would result: (i) with respect to all agreements currently outstanding pursuant to which LSB or any LSB Subsidiary has purchased securities subject to an agreement to resell, LSB and the LSB Subsidiary have a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby; and (ii) with respect to all agreements currently outstanding pursuant to which LSB or any LSB Subsidiary has sold securities subject to an agreement to repurchase, LSB and the LSB Subsidiary have not pledged collateral materially in excess of the amount of the debt secured thereby. Neither LSB nor any LSB Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

2.21 DEPOSIT ACCOUNTS OF LEXINGTON AND COMMUNITY

  The deposit accounts of Lexington and Community are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by federal law, and Lexington and Community have paid all premiums and assessments and filed all reports required to have been paid or filed under the FDIA.

2.22 LOANS

  a. With respect to each loan on the books and records of LSB or any LSB Subsidiary, including unfunded portions of outstanding lines of credit and loan commitments: (i) such loan is a valid loan; (ii) its principal balance as shown on the books and records of LSB or any LSB Subsidiary is true and correct as of the last date shown thereon; (iii) all purported signatures on and executions of any document in connection with such loan are genuine; (iv) all related documentation has been signed or executed by all necessary parties; (v) LSB and the LSB Subsidiaries have custody of all documents or microfilm records thereof related to such loan (as such documents relate to the matters described in clauses (i)-(iv) and (vi)-(vii) hereof); (vi) to the extent secured, such loan has been secured by valid liens and security interests which have been perfected;

and (vii) such loan is the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans on the books and records of LSB or any LSB Subsidiary have been originated and administered in accordance with the terms of the underlying notes related thereto. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, Regulation O of the Federal Reserve Board, 12 C.F.R. (S) 563.43, the TILA, Regulation Z of the Federal Reserve Board, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury. Notwithstanding anything else contained in this
Section 2.22(a), the representations and warranties contained in this Section shall be considered to have been made only to the extent that nonconformance with such representation or warranty as to any loan or group of loans would (i) after giving effect to LSB's reserve for loan losses, have a Material Adverse Effect, or (ii) except to the extent Previously Disclosed, cause BB&T reasonably to conclude that the loan documentation and records maintained by LSB and the LSB Subsidiaries are not maintained in accordance with BB&T's lending procedures and requirements.

  b. LSB has Previously Disclosed all investments and loans, including loan guarantees, to which LSB or any LSB Subsidiary is a party with any director, executive, officer or 5% shareholder of LSB or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.

2.23 CERTAIN INFORMATION

  When the Proxy Statement is mailed, and at the time of the meeting of shareholders of LSB to vote upon the Plan of Merger, the Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by LSB relating to LSB and the LSB Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

2.24 EFFECT OF REPRESENTATIONS AND WARRANTIES

  The representations and warranties contained in this Article II are made for the purpose of assigning to LSB the economic risk of the material falsity or inaccuracy of those representations and warranties, or nonconformance of the facts related thereto. Any non-material falsity, nonconformity or inaccuracy in any representation or warranty (except for those expressed as being within the actual knowledge of LSB or any LSB Subsidiaries or an officer thereof where such representation or warranty is made falsely) shall not form the basis for any claim by BB&T against LSB, any LSB Subsidiary, or any of their respective officers, directors or agents, that LSB, any LSB Subsidiary, or such officers, directors or agents, have made a willful, reckless or negligent misrepresentation or otherwise engaged in deceitful conduct. Nothing in this Section shall otherwise limit the right of BB&T to terminate this Agreement in accordance with Section 6.1 or take such other actions as are permitted by this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BB&T

  BB&T represents and warrants to LSB as follows:

3.1 CAPITAL STRUCTURE OF BB&T AND BB&T-SC

  The authorized capital stock of BB&T consists of (i) 4,000,000 shares of preferred stock, par value $2.50 per share, and (ii) 50,000,000 shares of BB&T Common Stock, of which 32,246,028 shares are issued and outstanding. All outstanding shares of BB&T Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. As of the date of this Agreement, BB&T has reserved 3,367,843 shares of BB&T Common Stock for issuance under its benefit plans, convertible securities and Dividend Reinvestment Plan. Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T. None of the shares of capital stock of BB&T has been issued in violation of the preemptive rights of any person.

  The authorized capital stock of BB&T-SC consists of 20,000,000 shares of common stock, of which 1,427,188 shares are issued and outstanding, and all of such shares are owned by BB&T. All outstanding shares of BB&T-SC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T-SC. None of the shares of capital stock of BB&T-SC has been issued in violation of the preemptive rights of any person.

3.2 ORGANIZATION, STANDING AND AUTHORITY OF BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operation, or business of BB&T on a consolidated basis. BB&T is registered as a bank holding company under the Bank Holding Company Act.

3.3 AUTHORIZED AND EFFECTIVE AGREEMENT

  a. BB&T has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Option Agreement. The execution and delivery of this Reorganization Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Reorganization Agreement and the Option Agreement constitute legal, valid and binding obligations of BB&T, in each such case enforceable against it in accordance with their respective terms subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

  b. Neither the execution and delivery of this Reorganization Agreement nor the Option Agreement, in the case of BB&T, nor the Plan of Merger in the case of BB&T and BB&T-SC, nor the Bank Merger Agreement in the case of Branch Bank-SC, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BB&T, BB&T-SC and Branch Bank-SC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation which would have a material adverse effect on the business, operations or financial conditions of BB&T and the BB&T Subsidiaries taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

3.4 ORGANIZATION, STANDING AND AUTHORITY OF BB&T SUBSIDIARIES

  Each BB&T Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each BB&T Subsidiary (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of BB&T on a consolidated basis. BB&T-SC is registered as a bank holding company under the Bank Holding Company Act.

3.5 SECURITIES DOCUMENTS

  BB&T has timely filed all Securities Documents required by the Securities Laws since December 31, 1987 and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings.

3.6 FINANCIAL STATEMENTS

  The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

3.7 MATERIAL ADVERSE CHANGE

  BB&T has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since December 31, 1992.

3.8 LEGAL PROCEEDINGS; REGULATORY APPROVALS

  At the date hereof, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of BB&T, threatened against BB&T or any BB&T Subsidiary or against any asset, interest or right of BB&T or any BB&T Subsidiary, or against any officer, director or employee of any of them that, if decided adversely, might have a material adverse effect on the financial condition, results of operations, business or prospects of BB&T on a consolidated basis. To the knowledge of BB&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger. No fact or condition (including but not limited to CRA compliance) relating to BB&T or any BB&T Subsidiary known to BB&T exists that would prevent BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.9 OWNERSHIP OF BB&T SUBSIDIARIES

  The outstanding shares of capital stock or other ownership interests of the BB&T Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by BB&T free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any BB&T Subsidiary and there are no agreements, understandings or commitments relating to the right of BB&T to vote or to dispose of said shares or other ownership interests.

3.10 ABSENCE OF UNDISCLOSED LIABILITIES

  Neither BB&T nor any BB&T Subsidiary has any liability (contingent or otherwise) that is material to BB&T on a consolidated basis or that, when combined with all similar liabilities, would be material to BB&T on a consolidated basis, except as disclosed in the Financial Statements of BB&T and except for liabilities made in the ordinary course of its business consistent with past practices since the date of BB&T's most recent Financial Statements.

3.11 ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of BB&T is or will be in the opinion of BB&T's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

3.12 TAX MATTERS

  a. BB&T and the BB&T Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, are contesting payment thereof in good faith, or have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Date which are not being contested in good faith. Neither BB&T nor any of the BB&T Subsidiaries will to BB&T's knowledge have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  b. All federal, state and local (and, if applicable, foreign) tax returns filed by BB&T and the BB&T Subsidiaries are complete and accurate in all material respects. Neither BB&T nor any of the BB&T Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BB&T or any BB&T Subsidiary which have not been settled and paid. There currently are no agreements in effect with respect to BB&T or any BB&T Subsidiary to extend the period of limitations for the assessment or collection of any tax.

3.13 COMPLIANCE WITH LAWS

  Each of BB&T and the BB&T Subsidiaries is in material compliance with all statutes and regulations (including, but not limited to, CRA and regulations promulgated thereunder, TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of BB&T and its subsidiaries taken as a whole), and neither BB&T nor any BB&T Subsidiary has received notification that has not elapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, and which violations would have a material adverse effect on the business, operations or financial condition of BB&T and the BB&T Subsidiaries taken as a whole, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any BB&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each BB&T Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act as amended, codified at 31 U.S.C. (S) 5301 et seq., and its implementing regulations.

3.14 CERTAIN INFORMATION

  When the Proxy Statement is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of LSB to vote on the Merger, the Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by BB&T relating to BB&T, including pro forma information insofar as it relates to BB&T and entities other than LSB and the LSB Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.15 EMPLOYEE BENEFIT PLANS

  a. BB&T has Previously Disclosed a list of and provided LSB with access to true and complete copies of all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, deferred compensation, bonus or group insurance contracts and any other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of BB&T or any BB&T Subsidiary together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

  b. Neither BB&T nor any other BB&T Subsidiary (or any pension plan maintained by any of them) has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

  c. Neither BB&T nor any BB&T Subsidiary participates in, or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

  d. Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of BB&T or any BB&T Subsidiary to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or, to BB&T's knowledge, threatened to be revoked and BB&T does not know of any ground on which such revocation may be based. Neither BB&T nor any BB&T Subsidiary has a material liability under any such plan that is not reflected on the consolidated balance sheet included in the Financial Statements of BB&T as of December 31, 1992.

  e. No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any employee benefit plan maintained by BB&T or any BB&T Subsidiary (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code, or (ii) the correction of which would have a material adverse effect on the business, operations or financial condition of BB&T and the BB&T Subsidiaries taken as a whole.

                                   ARTICLE IV

                                   COVENANTS

4.1 SHAREHOLDERS' MEETING

  LSB shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable, and the Board of Directors of LSB shall recommend that the shareholders vote for such approval.

4.2 PROXY STATEMENT; REGISTRATION STATEMENT

  BB&T and LSB shall cooperate in the timely preparation and filing of the Registration Statement with the Commission and BB&T shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and on the Effective Date, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the Commission under the Securities Act. The Registration Statement shall include the form of Proxy Statement for the meeting of LSB's shareholders to be held for the purpose of having such shareholders vote upon approval of this Reorganization Agreement and the Plan of Merger. LSB shall cause the Proxy Statement to be mailed to its shareholders. LSB will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. BB&T shall take all actions required to register or obtain exemptions from such registration for the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate.

4.3 BANK MERGER AGREEMENT; APPLICATIONS

  a. LSB shall cause Lexington and Community to execute and deliver the Bank Merger Agreement as soon as practicable following BB&T's request therefor and BB&T shall cause Branch Bank-SC to execute and deliver the Bank Merger Agreement at substantially the same time.

  b. LSB further agrees to approve, execute and deliver, and to cause appropriate LSB Subsidiaries to approve, execute and deliver, any amendment to this Agreement, the Plan of Merger and the Bank Merger Agreement and any additional plans and agreements requested by BB&T to modify the structure of, or to substitute parties to, the transactions contemplated hereby, provided that such modifications do not adversely affect the economic benefits of such transactions or otherwise abrogate the covenants and other agreements contained in this Agreement.

  c. As promptly as practicable after the date hereof, BB&T and LSB shall submit applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the FDIC and the State Board, and/or any other federal, state or local government agency, department or body the approval of which is required for consummation of the Merger, the Bank Mergers and the other transactions contemplated hereby and thereby. BB&T shall permit LSB to review in advance all such applications and will consult with LSB on all characterizations of the information relating to LSB or the LSB Subsidiaries; provided, however, that any such advance review by LSB shall be reasonably prompt. BB&T promptly shall furnish LSB with copies after filing of applications with these or any other regulatory agencies filed by BB&T or any BB&T Subsidiary. LSB and BB&T each represent and warrant to the other that all information concerning it and its directors, officers and shareholders and concerning its subsidiaries included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects as of the date presented.

4.4 BEST EFFORTS

  BB&T and LSB shall each use its best efforts in good faith, and each of them shall cause its subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 4.2 and 4.3 above or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the Bank Mergers, at the earliest possible date, including, without limitation, (a) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither LSB nor any LSB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of BB&T, and (b) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Neither BB&T nor LSB shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger, or the Bank Mergers, provided that nothing herein contained shall preclude BB&T from exercising its rights under the Option Agreement.

4.5 CERTAIN ACCOUNTING MATTERS

  a. LSB and BB&T shall consult and cooperate with each other concerning such accounting and financial matters as may be necessary or appropriate to facilitate the Merger and the Bank Mergers (taking into account BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

  b. LSB shall between the date hereof and the Closing Date maintain (i) the ratio of total loan loss reserves to non-performing assets at not less than 1.00; and (ii) its total loan loss reserves at not less than 1.25% of total loans.

  c. LSB agrees, subject to its Board of Directors' fiduciary duties and the limitations of federal and state law, to increase its dividend to an amount consistent with the amount requested by BB&T and the limitation contained in
Section 4.8(b).

4.6 INVESTIGATION AND CONFIDENTIALITY

  LSB will keep BB&T advised of all material developments relevant to its business and to consummation of the Merger and the Bank Mergers, and BB&T will advise LSB of any material adverse change in its financial condition or operations and all material developments that are likely adversely to affect consummation of the Merger or the Bank Mergers. BB&T and LSB each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. BB&T and LSB agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

4.7 PRESS RELEASES

  BB&T and LSB shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

4.8 FORBEARANCES OF LSB

  Except with the prior written consent of BB&T, which consent shall not be withheld on an arbitrary basis or on a basis inconsistent with BB&T's interests as an acquiror of LSB, between the date hereof and the Effective Date, LSB shall not, and shall cause each LSB Subsidiary not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or cause or permit any subsidiary to engage in any new activity or expand any existing activities;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock that would cause the business combination contemplated hereby not to be accounted for as a pooling of interests, as determined by BB&T;

    (c) issue any shares of its capital stock other than pursuant to the Option Agreement or the merger of Lexington with The Dorn Banking Company or the LSB Dividend Reinvestment Plan;

    (d) issue, grant or authorize any Rights other than pursuant to the Option Agreement or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend its articles of incorporation or by-laws; impose, or suffer the imposition, on any share of stock held by LSB in any LSB Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business;

    (f) other than completion of the merger with The Dorn Banking Company, merge with any other corporation or bank or permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation, savings institution or bank; acquire control over any other firm, bank, corporation, savings institution or organization; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business;

    (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business except where LSB or any LSB Subsidiary is in good faith contesting the validity of any of the foregoing; or where the failure to so comply will not have a Material Adverse Effect;

    (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner and amount consistent with past practice;

    (i) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewals of any of the foregoing consistent with past practice;

    (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, LSB or any LSB Subsidiary or any business combination with LSB or any LSB Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of it to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, LSB or any LSB Subsidiary;

    (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by LSB or any LSB Subsidiary or guarantee by LSB or any LSB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment not cancellable by LSB without penalty or cost within 30 days after the Effective Date relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the normal election of directors by shareholders and the election of officers by directors not pursuant to a specific agreement, arrangement or commitment not Previously Disclosed); or
  (iv) any contract, agreement or understanding with a labor union;

    (l) change its lending, investment or asset liability management policies in any material respect except as may be required by applicable law, regulation, or directives, and except that after approval of the Plan of Merger by its shareholders LSB shall, and shall cause the LSB Subsidiaries to, cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

    (m) change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1992, except as required by changes in law or regulation; or

    (n) agree to do any of the foregoing.

4.9 PLAN OF MERGER; RESERVATION OF SHARES

  a. On the Effective Date, the Merger shall be effected in accordance with the Plan of Merger attached hereto as Annex A. In this connection, BB&T undertakes and agrees (i) to adopt and to cause BB&T-SC to adopt the Plan of Merger; (ii) to vote the shares of BB&T-SC Common Stock for approval of the Plan of Merger; and (iii) to pay or cause to be paid when due the number of shares of BB&T Common Stock to be distributed pursuant to Article V of the Plan of Merger and any cash required to be paid for fractional shares pursuant to Article V, Paragraph 9 of the Plan of Merger.

  b. BB&T shall reserve for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the consideration to be distributed to LSB's stockholders as contemplated in Article V, Paragraph 1 of the Plan of Merger. If at any time the aggregate number of shares of BB&T Common Stock remaining unissued (or in treasury) shall not be sufficient to effect the Merger, BB&T shall take all appropriate action to increase the amount of the authorized BB&T Common Stock.

4.10 CERTAIN AGREEMENTS

  BB&T shall enter into employment agreements with those LSB Employees as have been Previously Disclosed on the terms Previously Disclosed.

4.11 CLOSING; ARTICLES OF MERGER

  The transactions contemplated by this Agreement, the Plan of Merger and the Bank Merger Agreement shall be consummated at one or more closings to be held at the executive offices of BB&T, or such other place as shall be agreed to by BB&T and LSB, on the first business day following satisfaction of the conditions to consummation of the Merger and the Bank Mergers set forth in
Article V hereof, such later date within 30 days thereafter as may be specified by BB&T, or such later date as the parties may otherwise agree. The Merger shall become effective upon the Effective Date, which shall be the time and date specified in the Articles of Merger evidencing the Merger, as filed with the Secretary of State of South Carolina. The Bank Mergers may be consummated as of the Effective Date or such later date as BB&T shall specify.

4.12 AFFILIATES

  LSB and BB&T shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of LSB within the meaning of Rule 145 promulgated by the Commission under the Securities Act. LSB shall use its best efforts to cause each person so identified to deliver to BB&T at least 30 days prior to the Effective Date a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

4.13 INDEMNIFICATION AND INSURANCE

  a. Prior to the Effective Date, each director of LSB, Lexington and Community and each officer of LSB, Lexington and Community who is currently entitled to indemnification pursuant to South Carolina Law shall be indemnified in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or in connection with this Agreement, the Option Agreement or any of the transactions contemplated hereby or thereby, by BB&T to the fullest extent permitted by law in effect at the time the act was committed against (a) reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection therewith, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding; provided, however, that BB&T will not indemnify any person against liability or litigation expense such person may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of LSB or BB&T or, with respect to any criminal action or proceeding, activities which the indemnitee had reasonable cause to believe were unlawful. To the fullest extent permitted by law, for all sums for which there is a right of indemnification, BB&T shall pay said sums from time to time in advance of the final disposition of the action, suit or proceedings; provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to BB&T of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Section or otherwise. BB&T agrees to take all actions as may be necessary and appropriate to authorize BB&T to pay the indemnification required by this Section, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him and given notice to, and obtaining approval by, the shareholders of BB&T to the extent required by law.

  b. Following the Effective Date, each director of LSB, Lexington and Community and each officer of LSB, Lexington and Community who is currently entitled to indemnification pursuant to South Carolina law shall be indemnified, in accordance with BB&T-SC's by-law provisions, to the maximum extent permitted under South Carolina and federal law, if applicable.

  c. B&T agrees to purchase and to keep in force directors' and officers' liability insurance to provide coverage for actions or omissions by directors and officers of LSB, Lexington and Community for claims made for the period commencing with and after the Effective Date; provided, however, that such insurance will be provided only if, and to the extent that, any similarly situated officer or director of BB&T is insured from time to time.

4.14 EMPLOYEES AND EMPLOYEE BENEFIT PLANS

  a. (i) Upon the Effective Date, each person who is an employee of LSB or the LSB Subsidiaries as of such Effective Date (individually an "Employee") shall automatically become an employee of the Surviving Corporation (as defined in the Plan of Merger) or Branch Bank-SC, as the case may be, upon substantially the same terms and conditions of employment, including compensation and benefits, and comparable responsibilities that each Employee had on the day before the Effective Date.

  (ii) Each such Employee shall remain an Employee for a period of at least two years following the Effective Date, subject to satisfactory performance of duties.

  (iii) Notwithstanding Section 4.14(ii), whether before or after the two year period described in such section, no Employee shall be terminated or have his or her salary reduced involuntarily as a result of the Merger. This Section 4.14(a)(iii) is not intended to confer, and should not be construed to confer, any right upon or contract in favor of any Employee of the Surviving Corporation.

  (iv) Notwithstanding Sections 4.14(a)(i)-(iii), nothing contained herein shall restrict the ability of the Surviving Corporation or Branch Bank-SC to dismiss any Employee, if such dismissal is for "Just Cause." For purposes of this provision, termination for "Just Cause" shall include personal dishonesty or willful violation of any federal, state or local law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Surviving Corporation's business, misappropriation of the Surviving Corporation's assets, incompetence, or intentional failure to perform stated duties. In addition to the foregoing, if any Employee is terminated within the two-year period for any reason and at any time, such termination shall be effected only if such termination shall have been approved in writing by any two of Raymond S. Caughman, Robert N. Hubbs and David S. Hipp, or, if less than two of them are at the time employed by Branch Bank-SC, any two members of the Board of Directors of Branch Bank-SC who were, on the Effective Date, directors of LSB.

  b. Each Employee shall be eligible to receive group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of BB&T without the imposition of any waiting period or limitation on pre-existing conditions; provided, however, such benefits shall not in the aggregate to all Employees as a group be less in amount or value than those presently provided by LSB and the LSB Subsidiaries; and provided, further, that any Employee who is, on the Effective Date, entitled to 5 weeks of paid vacation per year shall continue to be entitled to 5 weeks paid vacation per year for the duration of the Employee's employment with BB&T and the BB&T Subsidiaries.

  c. Following the Bank Mergers, LSB shall cause Lexington's pension plan and 401(k) plan to be merged with the 401(k) plans maintained by BB&T and the BB&T Subsidiaries or be terminated. The parties shall reach agreement as to the appropriate method of accomplishing this result (either termination or merger) as soon as practicable. If the LSB Plan is terminated, the rights and interests of the employees of LSB and the LSB Subsidiaries in such plans shall become fully vested, with each participating Employee having the right or option either to receive the benefits to which they are entitled as a result of the termination of the Plan or to have such benefits "rolled" into the 401(k) Plan maintained by BB&T and the BB&T Subsidiaries for the benefit of their employees, and on the same basis and applying the same eligibility standards as would apply to employees of BB&T and the BB&T subsidiaries. Following the Bank Mergers, the Employees of LSB and the LSB Subsidiaries shall be entitled to participate, to the same extent and on the same terms as the employees of BB&T, in any retirement, pension or similar plans in effect for the benefit of the employees of BB&T (other than any employee stock ownership plan established for the benefit of certain of BB&T's employees) which when considered as a whole for all Employees considered as a group shall be no less favorable in the aggregate than the benefits currently provided to the Employees of LSB, Lexington and Community.

  d. For purposes of participating in all plans and benefits of BB&T, such Employees shall receive credit for their period of service to LSB and the LSB Subsidiaries for participation and vesting purposes only.

  e. Nothing in this Agreement shall detract from any rights of any Employee under any Previously Disclosed written employment agreement, except as may otherwise be agreed to by any Employee.

  f. To the extent that this Section 4.14 contemplates or requires the taking of action or forbearance by any subsidiary of BB&T, BB&T shall cause such subsidiary to take such action or to so forbear.

4.15 FORBEARANCES OF BB&T

  Except with the prior written consent of LSB, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Date, neither BB&T nor any BB&T Subsidiary shall:

    a. exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of LSB Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof;

    b. enter into a merger or other business combination transaction with any other corporation or person in which BB&T would not be the surviving or continuing entity after the consummation thereof;

    c. sell or lease all or substantially all of the assets and business of BB&T; or

    d. declare an extraordinary or special dividend or distribution on its common stock in an amount equal to more than 10% of BB&T's stockholders' equity as reflected on the Financial Statements of BB&T as of the three months ended prior to such payment.

4.16 MEMBERSHIP ON THE BOARD OF DIRECTORS

  a. Upon consummation of the Merger, BB&T shall cause each of the members of the Board of Directors of LSB to become members of the Board of Directors of Branch Bank-SC and shall use its best efforts to cause such members to remain members of such board until they reach age 70, subject to the fiduciary duties of the members of the Board of Directors of Branch Bank-SC. Further, BB&T shall cause (i) each such member's compensation to be the greater of (a) $8,400 per year (plus $100 for each special meeting not held on the day of a regular board meeting), plus reasonable travel expenses, or (b) the compensation paid to the members of the Branch Bank-SC Board of Directors as of the Effective Date; and
(ii) all benefits as have been Previously Disclosed which are presently provided to or made available to such members to be continued.

  b. Upon consummation of the Merger, BB&T shall cause two members of the board of directors of LSB designated by the board of directors of LSB (the "LSB Designees") to become members of the Board of Directors of BB&T. Thereafter, for a period of at least five years, subject to the fiduciary duties of the members of the Board of Directors of BB&T, BB&T agrees to recommend to the Nominating Committee of the BB&T Board of Directors the nomination of the LSB Designees for reelection and inclusion as part of the slate of directors recommended by the Nominating Committee for the Board of Directors of BB&T. In the event that either or both of the LSB Designees is unable or unwilling to serve as a director during such five-year period, BB&T shall substitute, to the extent practicable and consistent with the limitations described in this subparagraph, a person or persons who as of the date hereof are members of the Board of Directors of LSB. BB&T further agrees that after such five year period, subject to the fiduciary duties of the members of the BB&T Board of Directors, BB&T will continue to use its best efforts to recommend to the Nominating Committee of the BB&T Board of Directors the nomination to the BB&T Board of Directors of at least one person who resides in the current LSB market area.

4.17 COMMUNITY BENEFITS

  a. BB&T will maintain an operations center in Lexington for at least two years after the Effective Date. BB&T will also consider locating facilities and expanding employment opportunities in LSB's current market area when doing so would not impose an economic burden on BB&T or be inconsistent with BB&T's business plans.

  b. BB&T will make, or cause to be made, charitable and civic contributions, consistent with its philosophy in making charitable or civic contributions, in the communities served by the LSB Subsidiaries in amounts of not less than $1 million between the date hereof and December 31, 1996. Larger contributions may be made in the form of five-year pledges. BB&T will consult with the persons who are directors of LSB on the Effective Date to determine which organizations will receive such contributions.

4.18 DISSENTERS' RIGHTS

  LSB shall give BB&T prompt notice of any purported exercise of dissenters' rights and BB&T shall have the right to participate in all negotiations and proceedings with respect to any such demands. LSB shall not, without the prior written consent of BB&T, voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for payment.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

5.1 CONDITIONS PRECEDENT--BB&T AND LSB

  The respective obligations of BB&T and LSB to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Date:

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger, the Option Agreement and the Bank Merger Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approval of the shareholders of LSB;

    (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and BB&T and LSB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary and no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

    (c) Neither BB&T, any BB&T Subsidiary, LSB nor any LSB Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Reorganization Agreement; and

    (d) LSB and BB&T shall have received an opinion of BB&T's counsel or tax advisor in form and substance satisfactory to LSB and BB&T substantially to the effect that the Merger and the Bank Mergers will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of LSB will not recognize any gain or loss to the extent that such shareholders exchange shares of LSB Common Stock for shares of BB&T Common Stock.

5.2 CONDITIONS PRECEDENT--LSB

  The obligations of LSB to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date unless waived by LSB pursuant to
Section 6.4 hereof:

    (a) The representations and warranties of BB&T set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by LSB (which consent may not be unreasonably withheld);

    (b) BB&T shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

    (c) BB&T shall have delivered to LSB a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(e), 5.2(a), 5.2(c) and 5.2(f), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to have a material adverse effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger or in the Bank Merger Agreement;

    (d) LSB shall have received such opinions of the General Counsel to BB&T as to matters of North Carolina, and other counsel as to matters of federal law, as it shall reasonably request;

    (e) All approvals of the transactions contemplated herein from the Federal Reserve Board, the FDIC, the State Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger (but not the Bank Mergers), shall have been received and all waiting periods with respect to such approvals shall have expired; and

    (f) LSB shall not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of BB&T since December 31, 1992.

5.3 CONDITIONS PRECEDENT--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date, unless waived by BB&T pursuant to
Section 6.4 hereof:

    (a) The representations and warranties of LSB set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T (which consent may not be unreasonably withheld);

    (b) The parties hereto shall have received all regulatory approvals required in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

    (c) LSB shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement;

    (d) LSB shall have delivered to BB&T a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.3(a), 5.3(b) and 5.3(c), to the extent applicable to LSB, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on LSB or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

    (e) BB&T shall have received such opinions of counsel as it shall reasonably request;

    (f) BB&T shall not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of LSB, Lexington or Community since December 31, 1992;

    (g) BB&T shall have received the written agreements from affiliates as specified in Section 4.12 hereof;

    (h) BB&T shall have determined that the transactions contemplated herein qualify for accounting treatment as a pooling of interests; and

    (i) Dissenters' rights pursuant to Section 33-13-210 of the SCBCA with respect to the Merger shall not have been exercised by the holders of more than 10% of the outstanding LSB common stock.

                                   ARTICLE VI

                       TERMINATION, WAIVER AND AMENDMENT

6.1 TERMINATION

  This Agreement may be terminated:

    (a) at any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

    (b) at any time on or prior to the Effective Date, by BB&T in writing if LSB has, or by LSB in writing if BB&T has, in any material respect, breached (i) any covenant or undertaking contained herein, in the Plan of Merger, in the Option Agreement or the Bank Merger Agreement, or (ii) any representation or warranty contained herein, which breach has been materially adverse, and, in the case of (i) or (ii), if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date;

    (c) on the Effective Date, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled;

    (d) at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 4.3 hereof are denied, and the time period for appeals and requests for reconsideration has run;

    (e) at any time, by either party hereto in writing, if the shareholders of LSB do not approve the transactions contemplated herein;

    (f) by either party hereto in writing, if the Effective Date has not occurred by the close of business on January 31, 1995;

    (g) at any time, by either party hereto in writing if the BB&T Average Closing Price is less than $26.00 or higher than $36.00;

    (h) at any time prior to April 30, 1994, by BB&T in writing, if BB&T determines in its sole good faith judgment that the financial condition, business or prospects of LSB are materially adversely different from what was reasonably expected by BB&T after the performance of its due diligence prior to the execution of this Agreement; provided that BB&T shall inform LSB upon such termination as to the reasons for BB&T's determination; and, provided further, that this Section 6.1(h) shall not limit in any way the due diligence investigation of LSB which BB&T may perform or otherwise affect any other rights which BB&T has after the date hereof and after April 30, 1994, under the terms of this Agreement; and

    (i) at any time prior to April 30, 1994, by LSB in writing, if LSB determines in its sole good faith judgment that the financial condition, business or prospects of BB&T (as such condition, business or prospects may affect the market price of BB&T Common Stock) are materially different from what was reasonably expected by LSB after the performance of its due diligence prior to the execution of this Agreement; provided that LSB shall inform BB&T upon such determination as to the reasons for LSB's determination; and provided, further, that this Section 6.1(i) shall not limit in any way the due diligence investigation of BB&T which LSB may perform or otherwise affect any other rights which LSB has after the date hereof and after April 30, 1994, under the terms of this Agreement; and

    (j) at any time, by either party hereto in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and/or the Bank Mergers is or would be impossible to satisfy, provided that the terminating party has given the other party notice with respect thereto at least ten days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution.

6.2 EFFECT OF TERMINATION

  In the event this Agreement or the Plan of Merger is terminated pursuant to
Section 6.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 4.6 and 7.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b) hereof shall not relieve the breaching party from liability for an uncured breach of the covenant or agreement giving rise to such termination.

6.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or LSB (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or LSB, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and LSB of the transactions contemplated herein.

6.4 WAIVER

  Except with respect to any required regulatory approval, each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the shareholders of LSB) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver or amendment or supplement pursuant to Section 6.5 hereof executed after approval of this Agreement and the Plan of Merger by the shareholders of LSB shall reduce either the number of shares of BB&T Common Stock into which each share of LSB Common Stock shall be converted in the Merger or the payment terms for fractional interests.

6.5 AMENDMENT OR SUPPLEMENT

  This Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of BB&T and LSB subject to the proviso to Section 6.4 hereof. Any such amendment or supplement must be in writing and approved by their respective boards of directors.

                                  ARTICLE VII

                                 MISCELLANEOUS

7.1 EXPENSES

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that BB&T and LSB shall each bear and pay 50 percent for the cost of printing the Proxy Statement. Notwithstanding the foregoing, BB&T shall reimburse LSB for all reasonable out-of-pocket expenses incurred by LSB in connection with the transactions contemplated by this Agreement if this Agreement is terminated; provided, however, that BB&T's obligation to reimburse LSB for such expenses shall not apply if LSB materially breaches any provision of this Agreement, the Plan of Merger, the Bank Merger Agreement or the Option Agreement.

7.2 ENTIRE AGREEMENT

  This Agreement, the Plan of Merger, the Option Agreement and the Bank Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement, the Plan of Merger, the Option Agreement and the Bank Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, the Plan of Merger, the Option Agreement and the Bank Merger Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 4.10, 4.13, 4.14 and 4.16 hereof.

7.3 NO ASSIGNMENT

  Neither of the parties hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4 NOTICES

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

    If to LSB:

      L.S.B. Bancshares, Inc. of South Carolina
      309 Columbia Avenue
      P.O. Box 8
      Lexington, South Carolina 29071
      Attention: Raymond S. Caughman

    With a required copy to:

      Sinkler & Boyd, P.A.
      Suite 1200, The Palmetto Center
      1426 Main Street
      Columbia, South Carolina 29201
      Attention: George S. King, Jr.

    If to BB&T:

      BB&T Financial Corporation
      223 West Nash Street
      Wilson, North Carolina 27893
      Attention: John A. Allison IV

    With a required copy to:

      Arnold & Porter
      1200 New Hampshire Avenue, N.W.
      Washington, D.C. 20036
      Attention: L. Stevenson Parker

7.5 CAPTIONS

  The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Agreement.

7.6 COUNTERPARTS

  This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7 GOVERNING LAW

  This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

  In Witness Whereof, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                    BB&T Financial Corporation


                                          By __________________________________

(Seal)

Attest                                    L.S.B. Bancshares, Inc. of South
                                           Carolina


                                          By __________________________________

(Seal)

                                          April 26, 1994

Board of Directors
L.S.B. Bancshares, Inc. of  South Carolina
309 Columbia Avenue
P.O. Box 8
Lexington, South Carolina 27893

  Re: Interpretation of the Agreement and Plan of Reorganization dated as of December 7, 1993 between L.S.B. Bancshares, Inc. of South Carolina and BB&T Financial Corporation

Dear Sirs:

  As you know, the Reorganization Agreement between our two companies contemplates not only the merger of LSB with and into a wholly owned subsidiary of BB&T ("Merger") pursuant to a Plan of Merger attached thereto, but also the merger ("Bank Mergers") of The Lexington State Bank ("Lexington") and The Community Bank of South Carolina ("Community") with and into Branch Banking and Trust Company of South Carolina ("BB&T-SC"), with BB&T-SC as the surviving institution.

  BB&T's tax advisor, KPMG Peat Marwick, has suggested that it would be preferable to structure the Bank Mergers so that each of BB&T-SC and Community are merged with and into Lexington, with Lexington as the surviving institution, with the name "Branch Banking and Trust Company of South Carolina" and with its charter and bylaws amended to conform to those of BB&T-SC. Accordingly, we propose to move forward by structuring the Bank Mergers in this fashion and to consider the Reorganization Agreement amended to the extent necessary to provide for this restructuring.

  We consider this to be a change in form only and not a change of any substantive provision of the Reorganization Agreement. Thus, provisions of the Reorganization Agreement referring to BB&T-SC after the Bank Mergers would be deemed to refer to Lexington, as renamed.

  We would appreciate your signing this letter and returning it to us as an indication of your assent to the matters discussed above and considering this letter to constitute an amendment to the Reorganization Agreement in the manner described herein.

                                          Very truly yours,

                                          BB&T Financial Corporation

                                          By: _________________________________
                                                       Scott E. Reed

Agreed to and Accepted:

L.S.B. Bancshares, Inc. of South Carolina

By: _________________________________

Dated:     , 1994

                                  APPENDIX II

 PLAN OF MERGER OF L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA WITH AND INTO BB&T
                    FINANCIAL CORPORATION OF SOUTH CAROLINA

  Plan of Merger ("Plan of Merger") dated as of December 7, 1993, by and between L.S.B. BANCSHARES, INC. OF SOUTH CAROLINA ("LSB"), a South Carolina corporation having its principal office at 309 Columbia Avenue, P.O. Box 8, Lexington, South Carolina 29071 and BB&T FINANCIAL CORPORATION OF SOUTH CAROLINA ("BB&T-SC"), a South Carolina corporation having its principal office at 416 East North Street, Greenville, South Carolina, and joined in by BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its principal office at 223 West Nash Street, Wilson, North Carolina 27893.

                                   WITNESSETH

  Whereas, LSB is a bank holding company incorporated under the laws of South Carolina, the authorized capital stock of which consists of 5,000,000 shares of common stock, par value $2.50 per share ("LSB Common Stock") of which, at the date hereof, 2,688,028 shares are issued and outstanding; and

  Whereas, BB&T-SC is a bank holding company incorporated under the laws of South Carolina, the authorized capital stock of which consists of 20,000,000 shares of common stock, par value $2.50 per share, 1,427,188 of which are issued and outstanding at the date hereof; and

  Whereas, BB&T is a bank holding company incorporated under the laws of North Carolina, the authorized capital stock of which consists of 50,000,000 shares of common stock, par value $2.50 per share ("BB&T Common Stock"), 32,246,028 of which are issued and outstanding at the date hereof, and 4,000,000 shares of preferred stock, par value $2.50 per share, none of which are issued or outstanding; and

  Whereas, the respective Boards of Directors of LSB, BB&T-SC and BB&T deem the merger of LSB with and into BB&T-SC, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of LSB, BB&T-SC and BB&T have adopted resolutions approving this Plan of Merger and, in the case of BB&T and LSB, an Agreement and Plan of Reorganization dated as of December 7, 1993 ("Reorganization Agreement"); and

  Whereas, the Board of Directors of LSB has directed that this Plan of Merger and the Reorganization Agreement be submitted to its shareholders for approval;

  Now, Therefore, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I

                    MERGER AND NAME OF SURVIVING CORPORATION

  Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), LSB shall be merged with and into BB&T-SC pursuant to the provisions of, and with the effect provided in, Chapter 11 of the South Carolina Business Corporation Act ("SCBCA") (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of LSB shall cease and BB&T-SC, as the surviving corporation, shall continue unaffected and unimpaired by the Merger (BB&T-SC as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation"). The name of the Surviving Corporation shall remain "BB&T Financial Corporation of South Carolina."

                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS

  The Articles of Incorporation and the By-laws of BB&T-SC in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the By-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                  ARTICLE III

                               BOARD OF DIRECTORS

  On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of BB&T-SC immediately prior to the Effective Date.

                                   ARTICLE IV

                                    CAPITAL

  Each share of capital stock of BB&T-SC issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding, and shall be an identical outstanding share of the Surviving Corporation.

                                   ARTICLE V

    CONVERSION AND EXCHANGE OF LSB COMMON STOCK; FRACTIONAL SHARE INTERESTS

  On the Effective Date, except as provided in paragraphs 5, 8, 9 and 11 of this Article, each share of LSB Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into and exchanged for the following number of shares of BB&T Common Stock (the "Exchange Ratio"):

    (a) in the event that the BB&T Average Closing Price is equal to or less than $30.50 per share, that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $30.50;

    (b) in the event that the BB&T Average Closing Price is greater than $30.50 and equal to or less than $36.00, that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by the BB&T Average Closing Price; and

    (c) in the event that the BB&T Average Closing Price is greater than $36.00, that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by 36.00.

  In the event that BB&T shall have a record date between December 7, 1993 and the Effective Date for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization, an equitable and appropriate adjustment shall be made to Paragraph 1(a) and 1(c) hereof to reflect the effect of such distribution or change.

  The "BB&T Average Closing Price," as used herein, shall refer to the average of the reported closing price of BB&T Common Stock on the Nasdaq/National Market System on the ten trading days ("Computation Days") ending on the tenth business day prior to the Effective Date.

  The "Adjustment Factor," as used herein, shall refer to that number equal to
2.25 times the LSB Book Value Per Share.

  The "LSB Book Value Per Share," as used herein, shall mean LSB's book value per share as of the last day of the calendar month immediately preceding the Effective Date, as determined by Donald G. Jones &

Company, P.A., less any gain attributable to such book value between September 30, 1993 and the Closing Date as a result of any extraordinary gain (including, but not limited to, a sale of securities or other assets not in the ordinary course of business) recognized by LSB or The Dorn Banking Company.

  On the Effective Date, all shares of LSB Common Stock owned beneficially by LSB or any subsidiary of LSB other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of LSB Common Stock owned by BB&T or owned beneficially by any subsidiary of BB&T other than in a fiduciary capacity or in connection with a debt previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

  On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of LSB Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to BB&T or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of BB&T Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled for any fraction of share under paragraph 9 of this Article. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of BB&T Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividend or other distribution payable with respect to the shares of BB&T Common Stock shall be paid to an entitled former shareholder of LSB until such shareholder surrenders his Certificate or Certificates representing LSB Common Stock for exchange as provided in this paragraph 6. Certificates surrendered for exchange by any person constituting an "affiliate" of LSB for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing whole shares of BB&T Common Stock until BB&T has received from such person the written agreement contemplated by Section 4.12 of the Reorganization Agreement.

  Upon the Effective Date, the stock transfer books of LSB shall be closed and no transfer of LSB Common Stock by such holder shall thereafter be made or recognized.

  In the event that prior to the Effective Date the outstanding shares of LSB Common Stock shall have been increased (other than upon consummation of the merger with The Dorn Banking Company or sales through the LSB Dividend Reinvestment Plan), decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like change in capitalization, all without BB&T receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of BB&T Common Stock to be thereafter delivered pursuant to this Plan of Merger and the Reorganization Agreement.

  Notwithstanding any other provision hereof, each holder of shares of LSB Common Stock who would otherwise have been entitled to receive a fraction of a share of BB&T Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of BB&T Common Stock multiplied by the BB&T Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share. All fractional share interests of each holder shall be aggregated, and no such holder shall receive a cash payment equal to, or greater than, the BB&T Average Closing Price.

  Promptly after the Effective Date, shares of LSB Common Stock held by holders who did not vote in favor of the Merger and who otherwise perfect dissenters' rights under Section 33-13-210 and 33-13-230 of the SCBCA shall not be converted into or become shares of BB&T Common Stock, but such shares of LSB Common Stock shall represent only the right to receive the "fair value" of such shares as provided in Section 33-13-250 of the SCBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such shares of LSB Common Stock shall thereupon be deemed to have been converted and become the applicable number of shares of BB&T Common Stock as of the Effective Date without any interest thereon.

  Any other provision in this Plan of Merger or the Reorganization Agreement notwithstanding, no party hereto or agent thereof shall be liable to a holder of LSB Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE VI

                          EFFECTIVE DATE OF THE MERGER

  Articles of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of South Carolina. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII

                               FURTHER ASSURANCES

  If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of LSB, or otherwise carry out the provisions hereof, the proper officers and directors of LSB, as of the Effective Date, and thereafter the officers of the Surviving Corporation, acting on behalf of LSB, shall execute and deliver any and all property or assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

  The obligations of BB&T, BB&T-SC and LSB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX

                          ABANDONMENT AND TERMINATION

  Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of LSB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

  1. This Plan of Merger may be amended or supplemented at any time by mutual agreement of BB&T, BB&T-SC and LSB. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in Section 6.5 of the Reorganization Agreement.

  2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

  3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

  4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of South Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may be applicable.

                                  APPENDIX III

  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                OPTION AGREEMENT

  This AGREEMENT dated as of December 7, 1993, between BB&T Financial Corporation, a North Carolina corporation ("BB&T"), and L.S.B. Bancshares, Inc. of South Carolina, a South Carolina corporation ("LSB").

                                  WITNESSETH:

  Whereas, the Boards of Directors of BB&T and LSB have approved an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of December 7, 1993 between BB&T and LSB, providing for the merger of LSB with and into a subsidiary of BB&T (the "Merger"), which Reorganization Agreement has been executed by the parties immediately prior to this Agreement;

  Whereas, as a condition to BB&T's entry into the Reorganization Agreement and in consideration of such entry, LSB has agreed to grant to BB&T the option set forth herein;

  Now, Therefore, in consideration of the premises herein contained, the parties agree as follows:

  Definitions. Capitalized terms defined in the Reorganization Agreement and used herein shall have the same meanings as in the Reorganization Agreement.

  Grant of Option. LSB hereby grants to BB&T an option (the "Option") to purchase up to 771,894 shares of authorized but unissued shares of LSB Common Stock at a price of $30.00 per share (the "Exercise Price") payable in cash as provided in Section 4 hereof; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding LSB Common Stock, after giving effect to the exercise of the Option. The number of shares of LSB Common Stock that may be received upon the exercise of the Option are subject to adjustment as set forth herein.

  Exercise of Option. (a) Subject to compliance with applicable law and regulation, BB&T may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

  (b) LSB shall notify BB&T promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

  (c) In the event BB&T wishes to exercise the Option, it shall send to LSB a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase, pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, BB&T, and/or if required by applicable law, LSB, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from

                                     III-1
the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

  (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of:

    (i) the Effective Date of the Merger;

    (ii) the date on which the Reorganization Agreement is terminated, other than a termination based upon, following or in connection with either (A) a material breach by LSB of a Specified Covenant (as hereinafter defined) or
  (B) the failure of LSB to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or

    (iii) 18 months after the Reorganization Agreement is terminated based upon a material breach by LSB of a Specified Covenant or the failure of LSB to obtain shareholder approval of the transactions contemplated by the Reorganization Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

  (e) Notwithstanding the foregoing, if BB&T provides LSB with an Exercise Notice relating to all or part of such Option, and LSB tenders performance of its obligations hereunder on the Option Closing Date specified herein but BB&T fails to tender performance of its obligations hereunder on such Option Closing Date, then the Option shall expire and terminate effective at 5:00 p.m., Eastern time on such Option Closing Date.

  (f)(i) As used herein, "Purchase Event" shall mean when:

    (A) either LSB or The Lexington State Bank and/or The Community Bank of South Carolina, LSB's wholly owned subsidiaries (the latter two entities, the "LSB Subsidiaries" for purposes of this Option Agreement) shall have entered into an agreement with a person (other than BB&T or its affiliates) to: (a) acquire, merge or consolidate with, or enter into any similar transaction with LSB or either of the LSB Subsidiaries, (b) purchase, lease or otherwise acquire all or substantially all of the assets of LSB or either of the LSB Subsidiaries, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10 percent of the voting power of LSB or any of its subsidiaries; or

    (B) any person who is an individual or a group consisting solely of individuals shall have acquired beneficial ownership of more than 20 percent of the outstanding shares of LSB Common Stock; or any person (other than BB&T or its affiliates) consisting of any person not an individual or a group any member of which is not an individual shall have acquired beneficial ownership of more than 10 percent of the outstanding LSB Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with LSB or any person shall have purchased, leased or otherwise acquired all or substantially all of LSB's assets; or

    (C) a bona fide proposal is made by any person (other than BB&T or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure, or in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with LSB of either of the LSB Subsidiaries, (b) purchase, lease or otherwise acquire all or substantially all of the assets of LSB, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 25 percent of the voting power of LSB; provided, however, that consummation of the merger with The Dorn Banking Company and the transactions contemplated thereby shall not constitute a "Purchase Event."

  (ii) A "Specified Covenant" shall mean any of LSB's covenants or agreements provided in the Reorganization Agreement.


                                     III-2

  (iii) The term "person" shall have the meaning specified in Section 3(a)(9), and "beneficial ownership" shall have the meaning specified under Section 13(d)(3), of the Exchange Act.

  4. Payment and Delivery of Certificates. (a) At the closing referred to in
Section 3 hereof, BB&T shall pay to LSB the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a financial institution designated by LSB.

  (b) At any closing relating to an exercise of the Option, simultaneously with the delivery of cash by BB&T as provided in subsection (a) with respect to the Option, LSB shall deliver to BB&T a certificate or certificates representing the number of shares purchased by BB&T, and BB&T shall deliver to LSB a letter agreeing that BB&T will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

  (c) Certificates for LSB Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and L.S.B. Bancshares, Inc. of South Carolina and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of L.S.B. Bancshares, Inc. of South Carolina. A copy of such agreement will be provided to the holder hereof without charge upon receipt by L.S.B. Bancshares, Inc. of South Carolina of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if BB&T shall have delivered to LSB a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to LSB, to the effect that such legend is not required for purposes of the Securities Act.

  5. Representations. LSB hereby represents and warrants to, and covenants with, BB&T as follows:

    (a) LSB has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of LSB Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until this Agreement is terminated as provided herein.

    (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

  6. Adjustment upon Changes in Capitalization. In the event of any change in LSB Common Stock by reason of stock dividends, split-ups, mergers (except for the merger with the Dorn Banking Company), recapitalizations, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the economic value of the Option is unaltered. In the event that any shares of Common Stock of LSB are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or pursuant to the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of shares (together with the number of shares previously issued under the Option) equals
19.9 percent (subject to reduction as provided in Section 2 hereof) of the sum of (a) the then-outstanding shares of LSB Common Stock plus (b) the number of shares subject to the Option after the adjustment provided in this sentence. Nothing contained in this Section 6 shall be deemed to authorize LSB to breach any provision of the Reorganization Agreement, the Plan of Merger or the Bank Merger Agreement.

  7. Registration Rights. LSB shall, if requested by BB&T, as expeditiously as possible file a registration statement on a form of general use under the Securities Act, if necessary in order to permit the sale or other disposition of the shares of LSB Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BB&T. BB&T shall provide all information reasonably requested by LSB for inclusion in any registration statement to be filed hereunder.

                                     III-3

LSB will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at LSB's expense except for underwriting commissions and the fees and expenses of BB&T's counsel attributable to the registration of such LSB Common Stock. A second registration may be requested hereunder at BB&T's expense. The filing of any registration statement hereunder may be delayed for such period of time, not to exceed 180 days, as may reasonably be required to facilitate any public distribution by LSB of its Common Stock. If requested by BB&T, in connection with any such registration, LSB will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. In any such registration LSB and BB&T will also agree to indemnify each other on customary terms with respect to any information provided by such party.

  8. Severability

  If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of LSB Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of LSB to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

  9. Miscellaneous.

  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that BB&T may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries and BB&T may assign in whole or in part the Option and other benefits and obligations hereunder without limitation if a Purchase Event has occurred and BB&T shall have delivered to LSB a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to LSB, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, BB&T shall give written notice of the proposed assignment to LSB, and within 24 hours of receipt of such notice of a bona fide proposed assignment, LSB may purchase the Option at a price and on other terms at least as favorable to BB&T as that set forth in the notice of assignment.

  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by Federal Express, Express Mail, another service which provides overnight delivery, telegram or telex or other facsimile transmission addressed as follows:

                                     III-4

  If to LSB:

    L.S.B. Bancshares, Inc. of South Carolina
    309 Columbia Avenue
    P.O. Box 8
    Lexington, South Carolina 29071
    Attention: Raymond S. Caughman
    Facsimile: 803-359-6683

  With a required copy to:

    Sinkler & Boyd, P.A.
    Suite 1200, The Palmetto Center
    1426 Main Street
    Columbia, South Carolina 29211
    Attention: George S. King, Jr.
    Facsimile: (803) 765-1243

  If to BB&T:

    BB&T Financial Corporation
    223 West Nash Street
    Wilson, North Carolina 27893
    Attention: John A. Allison, IV
    Facsimile: (919) 399-4871

  With a required copy to:

    Arnold & Porter
    1200 New Hampshire Avenue, N.W.
    Washington, D.C. 20036
    Attention: L. Stevenson Parker
    Facsimile: (202) 872-6720

  Any notice hereunder shall be deemed delivered when received at the address of such party set forth above (or to such other address as such party hereto shall advise the other in writing).

  (e) Counterparts.This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by LSB and that this Agreement may be enforced by BB&T through injunctive or other equitable relief.

  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to principles of conflicts of laws thereof.

                                     III-5

  In Witness Whereof, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                          BB&T FINANCIAL CORPORATION

                                          By: _________________________________

                                          Title: ______________________________

                                          L.S.B. BANCSHARES, INC.OF SOUTH
                                           CAROLINA

                                          By: _________________________________

                                          Title: ______________________________


                                     III-6

                                  APPENDIX IV

 SECTIONS 33-13-101, ET SEQ. OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT, AS
                                    AMENDED

                          (S) 33-13-101. Definitions.

  In this chapter:

    "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

    "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

    "Shareholder" means the record shareholder or the beneficial shareholder.

                        (S) 33-13-102. Right to Dissent.

  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

    (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

    (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

    (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of the shares;

      (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

    (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

    (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

           (S) 33-13-103. Dissent by Nominees and Beneficial Owners.

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                  (S) 33-13-200. Notice of Dissenters' Rights.

  (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

               (S) 33-13-210. Notice of Intent to Demand Payment.

  (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

                       (S) 33-13-220. Dissenters' Notice.

  (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenter's notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

  (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

    (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

    (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is perceived;

    (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' right certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

    (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

    (5) be accompanied by a copy of this chapter.

                  (S) 33-13-230. Shareholders' Payment Demand.

  (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

                       (S) 33-13-240. Share Restrictions.

  (a) The corporation may restrict the transfer of uncertified shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

  (b) The person for whom dissenters' rights are asserted as to uncertified shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

                            (S) 33-13-250. Payment.

  (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (b) The payment must be accompanied by:

    (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

    (3) an explanation of how the interest was calculated;

    (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

    (5) a copy of this chapter.

                     (S) 33-13-260. Failure to Take Action.

  (a) If the corporation does not take the proposed action with sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

                     (S) 33-13-270. After-Acquired Shares.

  (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

  (b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

  (S) 33-13-280. Procedure if Shareholder Dissatisfied with Payment or Offer.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

    (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

    (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

    (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                          (S) 33-13-300. Court Action.

  (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

                  (S) 33-13-310. Court Costs and Counsel Fees.

  (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

  (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts finds equitable:

    (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Section 33-13-200 through 33-13-280; or

    (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith and with respect to the rights provided by this chapter.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

  (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                        APPENDIX V

            The Carson Medlin Company
- --------------------------------------------------------------------------------
            Investment Bankers
            April 22, 1994

            The Board of Directors
            L.S.B. Bancshares, Inc. of South Carolina
            309 Columbia Avenue
            Lexington, SC 29071

            Gentlemen:

            You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to the shareholders of L.S.B. Bancshares, Inc. of South Carolina ("L.S.B." or the "Company") under the terms of the Agreement and Plan of Reorganization dated as of December 7, 1993 (the "Reorganization Agreement"), by and between the Company and BB&T Financial Corporation, a North Carolina corporation ("BB&T"), a related Plan of Merger dated as of December 7, 1993 (the "Plan of Merger") between the Company and BB&T Financial Corporation of South Carolina, and the Option Agreement dated December 7, 1993 (the "Option Agreement") between the Company and BB&T (the Reorganization Agreement, the Plan of Merger and the Option Agreement being referred to collectively herein as the "Agreements") pursuant to which the Company will be merged with and into BB&T's wholly-owned subsidiary, BB&T Financial Corporation of South Carolina (the "Merger") and each share of common stock, par value $2.50 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Agreements) shall be converted into the right to receive that number of shares of BB&T common stock (the "Exchange Ratio") to be calculated as (i) the product of 2.25 and L.S.B.'s book value per share immediately prior to the Effective Time; divided by (ii) the average reported closing price of BB&T common stock on the ten trading days ending on the tenth business day prior to the Effective Time (the "BB&T Market Price"); subject to certain adjustments should the BB&T Market Price be less than $30.50 or greater than $36.00 per share. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreements.

            The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are continually engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in South Carolina and the major commercial banks operating in that market. We have been retained by the Company in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

            In connection with rendering our opinion, we have analyzed the respective financial positions, both current and historical, of the Company and BB&T. We have reviewed (i) the Agreements; (ii) drafts of the Proxy Statement/Prospectus of the Company and BB&T to be used in connection with the Merger; (iii) the Annual Reports to shareholders, including the audited financial statements, and the Annual Reports on Form 10-K of L.S.B. and BB&T for the five years ended December 31, 1993; and (iv) certain additional financial and operating information with respect to the business, operations and prospects of L.S.B. and BB&T as we deemed appropriate.

            We also (a) held discussions with members of the senior managements of L.S.B. and BB&T regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of L.S.B. and BB&T and compared them with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of L.S.B. and BB&T with those of certain banking companies which we deemed to be relevant; (d) analyzed the pro forma financial impact of the Merger on BB&T; (e) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

            We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Company or BB&T. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

            Based upon the foregoing, it is our opinion that the Exchange Ratio provided for in the Agreements is fair, from a financial point of view, to the shareholders of L.S.B. Bancshares, Inc. of South Carolina.

            Very truly yours,

            The Carson Medlin Company

                                  APPENDIX VI

         INFORMATION ABOUT BB&T FINANCIAL CORPORATION OF SOUTH CAROLINA

  The South Carolina Business Corporation Act ("SCBCA") requires that the notice of the stockholders' meeting at which approval of a merger will be considered must be accompanied by certain balance sheets and income statements of each corporation participating in the proposed merger. The corporations participating in this proposed merger are BB&T Financial Corporation ("BB&T Financial"), L.S.B. Bancshares, Inc. of South Carolina ("LSB") and BB&T Financial Corporation of South Carolina ("BB&T Financial-SC"). The financial statements of BB&T Financial are contained in pages 24-44 of BB&T Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, which is incorporated by reference into this Proxy Statement/Prospectus and a copy of which is enclosed with the Proxy Statement/Prospectus, and the financial statements of LSB are included in this Proxy Statement/Prospectus under the heading "CONSOLIDATED FINANCIAL STATEMENTS OF LSB." The purpose of this Appendix VI is to furnish the required balance sheets and income statements for BB&T Financial-SC. The required balance sheets and income statements for BB&T Financial and LSB are included in the financial statements of BB&T Financial and LSB which accompany and are incorporated by reference in the Proxy Statement/Prospectus. The following balance sheets and income statements of BB&T Financial-SC are unaudited and should be read in conjunction with the audited financial statements of BB&T Financial.

                          CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED

          BB&T FINANCIAL CORPORATION OF SOUTH CAROLINA AND SUBSIDIARY

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
                                                              ($ IN THOUSANDS,
                                                              EXCEPT PER SHARE)
ASSETS
Cash and due from banks, noninterest-bearing................. $ 16,912 $ 20,310
Federal funds sold...........................................   11,825        0
Investment securities (market value of $86,390 in 1993, and
 $83,235 in 1992)............................................   83,769   80,662
Loans........................................................  368,796  348,378
Less allowance for loan losses...............................    5,790    5,500
                                                              -------- --------
    Net loans................................................  363,006  342,878
Bank premises and equipment..................................    8,040    5,663
Accrued interest receivable..................................    3,532    3,561
Other assets.................................................    1,821    1,794
                                                              -------- --------
    Total assets............................................. $488,905 $454,868
                                                              ======== ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing........................................ $ 72,263 $ 62,181
  Interest-bearing...........................................  365,045  334,243
                                                              -------- --------
    Total deposits...........................................  437,308  396,424
Short-term borrowed funds....................................    4,065   17,123
Long-term debt...............................................        0        0
Other liabilities............................................    3,556    3,081
                                                              -------- --------
    Total liabilities........................................  444,929  416,628
                                                              -------- --------
Shareholders' equity:
Common stock $2.50 par value, 5,000,000 shares authorized;
 shares issued of 1,427,188 in 1993 and 1992.................    3,568    3,568
Paid-in capital..............................................   13,482   13,482
Retained earnings............................................   26,926   21,190
                                                              -------- --------
    Total shareholders' equity...............................   43,976   38,240
                                                              -------- --------
    Total liabilities and shareholders' equity............... $488,905 $454,868
                                                              ======== ========

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED

          BB&T FINANCIAL CORPORATION OF SOUTH CAROLINA AND SUBSIDIARY

                                                 YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1993        1992        1991
                                           ----------- ----------- -----------
                                           ($ IN THOUSANDS, EXCEPT PER SHARE)
INTEREST INCOME
Interest on loans......................... $    29,034     $27,897     $30,074
Interest and dividends on investment
 securities:
  Taxable.................................       3,030       3,723       4,630
  Tax exempt..............................       1,771       1,737       1,955
Interest on short-term investments........         568         273         257
                                           ----------- ----------- -----------
    Total interest income.................      34,403      33,630      36,916
                                           ----------- ----------- -----------
INTEREST EXPENSE
Interest on deposits......................      12,011      14,048      18,845
Interest on short-term borrowed funds.....         153         315       1,022
Interest on long-term debt................           0           0           0
                                           ----------- ----------- -----------
    Total interest expense................      12,164      14,363      19,867
                                           ----------- ----------- -----------
NET INTEREST INCOME.......................      22,239      19,267      17,049
PROVISION FOR LOAN LOSSES.................       1,272       2,760       2,511
                                           ----------- ----------- -----------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES..............................      20,967      16,507      14,538
                                           ----------- ----------- -----------
NONINTEREST INCOME
Service charges on deposit accounts.......       2,583       2,157       1,904
Other service charges, commissions and
 fees.....................................       3,444       2,527       1,242
Gains (losses) on sales of securities.....           0          73        (148)
Trust income..............................         407         231         109
Other operating income....................         700         594         613
                                           ----------- ----------- -----------
    Total noninterest income..............       7,134       5,582       3,720
                                           ----------- ----------- -----------
NONINTEREST EXPENSE
Salaries and wages........................       4,886       4,124       3,688
Other personnel expense...................       1,113         973         812
Net occupancy expense.....................       1,532       1,303         941
Furniture and equipment expense...........       1,022         746         606
Other operating expense...................       7,618       6,816       5,978
                                           ----------- ----------- -----------
    Total noninterest expense.............      16,171      13,962      12,025
                                           ----------- ----------- -----------
INCOME BEFORE INCOME TAXES................      11,930       8,127       6,233
Income taxes..............................       3,821       2,422       1,678
                                           ----------- ----------- -----------
NET INCOME................................ $     8,109 $     5,705 $     4,555
                                           =========== =========== ===========

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     A. The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees and agents of a North Carolina corporation. The following is a summary of these provisions:

         1. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be so indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

         2. Unless a corporation's articles of incorporation provide otherwise (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director: (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director; and (iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         3. In addition and separate and apart from the indemnification rights discussed above, a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

     B. The Registrant's Articles of Incorporation provide for the indemnification of directors to the fullest extent authorized by North Carolina law as it exists or may hereafter be amended. A director shall not be personally liable for any monetary damages relating to a breach of duty as a director to the Registrant, its stockholders, or otherwise.

     C. Article VII of the Registrant's Bylaws provides for indemnification of Registrant's directors, officers, employees or agents against certain expenses, including attorneys' fees, and payments made in satisfaction of judgments, money decrees, fines and penalties for which they may become liable in such and other fiduciary capacities, exclusive of indemnification for certain activities involving criminal misconduct or clearly in conflict with the best interest of the Registrant.

     D. The Registrant has purchased liability insurance for its directors and certain of its officers covering certain liabilities which may be incurred by such directors and officers of the Registrant in connection with the performance of their duties.

      The indemnification provisions in the Registrant's Articles of Incorporation and Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

   The following are filed as exhibits to this Registration Statement:




Exhibit
No.       Description
- -------   -----------

2.1 Agreement and Plan of Reorganization dated December 7, 1993 by and between L.S.B. Bancshares, Inc. of South Carolina and the Registrant. (Included as Appendix I to Proxy Statement/Prospectus filed herewith.)

2.2 Letter dated April 26, 1994 from Registrant to L.S.B. Bancshares, Inc. of South Carolina. (Included as part of Appendix I to Proxy Statement/Prospectus filed herewith.)

2.3 Plan of Merger dated December 7, 1993 by and between L.S.B. Bancshares, Inc. of South Carolina and BB&T Financial Corporation of South Carolina, and joined by the Registrant. (Included as Appendix II to Proxy Statement/Prospectus filed herewith.)

2.4       Option Agreement dated December 7, 1993 by and between
          L.S.B. Bancshares, Inc. of South Carolina and the Registrant. (Included as Appendix III to Proxy Statement/Prospectus filed herewith.)

4.1 Specimen stock certificate for the Registrant's common stock, $2.50 par value (incorporated by reference herein from the identified exhibit to Registrant's registration statement on Form S-14 (File No. 2-68274) as filed and declared effective on August 5,
          1980).

4.2 Excerpts from Registrant's Bylaws (Article II, Sections 8 and 9) relating to rights of holders of Registrant's common stock (incorporated by reference herein from the identified exhibit to the Registrant's registration statement on Form S-8 (File No. 2-91779) as filed and declared effective on July 10, 1984).

4.3       Form of Registrant's Indenture with Bankers Trust Company,
          Trustee, relating to Registrant's 8 3/4% Convertible Subordinated Debentures due 2003, including the form of Registrant's Debentures appended hereto (incorporated by reference herein from the identified exhibit to Registrant's registration statement on Form S-3 (File No. 2-96007) as filed and declared effective on March 7, 1985).

4.4       Form of Registrant's Indenture with Bankers Trust Company,
          Trustee, relating to Registrant's Floating Rate Subordinated Notes due 1997, including the form of Registrant's Notes appended thereto (incorporated by reference herein from the identified exhibit to the Registrant's registration statement on Form S-3 (File No. 33-1965) as filed and declared effective on December 12, 1985).

5 Opinion of Jerone C. Herring, Esquire, Vice President and Secretary to the Registrant, regarding the legality of the securities to be registered hereby.

8 Opinion of KPMG Peat Marwick, Tax Advisors to the Registrant, regarding certain federal and South Carolina income tax consequences of the Merger.

23.1  Consent of KPMG Peat Marwick dated April 29, 1994 (BB&T Financial).

23.2  Consent  of KPMG Peat Marwick with regard to the opinion set forth in
      Exhibit 8 hereto.

23.3 Consent of Donald G. Jones and Company, P.A., dated April 29, 1994, (L.S.B. Bancshares, Inc. of South Carolina).

23.4 Consent of Jerone C. Herring, Esquire, Vice President and Secretary of the Registrant, included as part of Exhibit 5

23.5  Consent of Carson Medlin Company dated April 29, 1994.

24 Powers of Attorney from certain signatory directors and officers of BB&T Financial Corporation.

99.1 Form of Notice of Special Meeting to stockholders of L.S.B. Bancshares, Inc. of South Carolina (Included as a part of the Proxy Statement/ Prospectus filed herewith).

99.2 Form of Proxy solicited by Board of Directors of L.S.B. Bancshares, Inc. of South Carolina.

99.3 Opinion of Carson Medlin Company (Included as Appendix V to the Proxy Statement/Prospectus filed herewith).

99.4 Annual Report on Form 10-K for the Registrant for the Year Ended December 31, 1993.

99.5 Proxy Statement for the Annual Metting of Stockholders of the Registrant held on April 26, 1994.

99.6  Consent of Raymond S. Caughman pursuant to SEC Rule 438.

99.7  Consent of Albert J. Dooley, Sr. pursuant to SEC Rule 438.

ITEM 22. UNDERTAKINGS

      a. ITEM 512 OF REGULATION S-K

      The undersigned Registrant hereby undertakes:

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where the interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to
Item 20 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     b. Item 22 of Form S-4

       (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilson and State of North Carolina, on April 29, 1994.

                                                BB&T FINANCIAL
                                                CORPORATION


                                                By: /s/ Jerone C. Herring
                                                   ----------------------------
                                                   Jerone C. Herring, Secretary



        Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on April 29, 1994.



       Name                                     Capacity
       ----                                     --------

        *
- ---------------------
John A. Allison IV                              Chairman of the Board
                                                of Directors and Chief Executive
                                                Officer (Principal
                                                Executive Officer)
        *
- ---------------------
Scott E. Reed                                   Treasurer (Principal
                                                Financial and Accounting
                                                Officer)

- ---------------------
Joseph B. Alala, Jr.                            Director

         *                                      Director
- ---------------------
W. Watson Barnes


         *                                      Director
- ---------------------
Paul B. Barringer


         *                                      Director
- ---------------------
Robert L. Brady


          *                                     Director
- ---------------------
W. G. Clark III


         *                                      Director
- ---------------------
Jesse W. Corbett, Jr.


         *                                      Director
- ---------------------
W. R. Cuthbertson, Jr.


         *                                      Director
- ---------------------
Fred H. Deaton, Jr.


         *                                      Director
- ---------------------
Joe L. Dudley, Sr.


         *                                      Director
- ---------------------
Tom D. Efird


         *                                      Director
- ---------------------
O. William Fenn, Jr.


         *                                      Director
- ---------------------
James E. Heins


         *                                      Director
- ---------------------
Raymond A. Jones, Jr.

         *                                      Director
- ---------------------
Kelly S. King


         *                                      Director
- ---------------------
David R. LaFar III


         *                                      Director
- ---------------------
J. Ernest Lathem, M.D.


         *                                      Director
- ---------------------
James H. Maynard


         *                                      Director
- ---------------------
A. Winniett Peters


         *                                      Director
- ---------------------
Richard L. Player, Jr.


         *                                      Director
- ---------------------
Larry J. Waggoner


         *                                      Director
- ---------------------
Henry G. Williamson, Jr.


         *                                      Director
- ---------------------
William B. Young, M.D.


/s/ Jerone C. Herring
- ----------------------------------------
By:  Jerone C. Herring, Attorney In Fact

                               EXHIBIT INDEX

Exhibit
No.       Description
- -------   -----------

2.1 Agreement and Plan of Reorganization dated December 7, 1993 by and between L.S.B. Bancshares, Inc. of South Carolina and the Registrant. (Included as Appendix I to Proxy Statement/Prospectus filed herewith.)

2.2 Letter dated April 26, 1994 from Registrant to L.S.B. Bancshares, Inc. of South Carolina. (Included as part of Appendix I to Proxy Statement/Prospectus filed herewith.)

2.3 Plan of Merger dated December 7, 1993 by and between L.S.B. Bancshares, Inc. of South Carolina and BB&T Financial Corporation of South Carolina, and joined by the Registrant. (Included as Appendix II to Proxy Statement/Prospectus filed herewith.)

2.4       Option Agreement dated December 7, 1993 by and between
          L.S.B. Bancshares, Inc. of South Carolina and the Registrant. (Included as Appendix III to Proxy Statement/Prospectus filed herewith.)

4.1 Specimen stock certificate for the Registrant's common stock, $2.50 par value (incorporated by reference herein from the identified exhibit to Registrant's registration statement on Form S-14 (File No. 2-68274) as filed and declared effective on August 5,
          1980).

4.2 Excerpts from Registrant's Bylaws (Article II, Sections 8 and 9) relating to rights of holders of Registrant's common stock (incorporated by reference herein from the identified exhibit to the Registrant's registration statement on Form S-8 (File No. 2-91779) as filed and declared effective on July 10, 1984).

4.3       Form of Registrant's Indenture with Bankers Trust Company,
          Trustee, relating to Registrant's 8 3/4% Convertible Subordinated Debentures due 2003, including the form of Registrant's Debentures appended hereto (incorporated by reference herein from the identified exhibit to Registrant's registration statement on Form S-3 (File No. 2-96007) as filed and declared effective on March 7, 1985).

4.4       Form of Registrant's Indenture with Bankers Trust Company,
          Trustee, relating to Registrant's Floating Rate Subordinated Notes due 1997, including the form of Registrant's Notes appended thereto (incorporated by reference herein from the identified exhibit to the Registrant's registration statement on Form S-3 (File No. 33-1965) as filed and declared effective on December 12, 1985).

5 Opinion of Jerone C. Herring, Esquire, Vice President and Secretary to the Registrant, regarding the legality of the securities to be registered hereby.

8 Opinion of KPMG Peat Marwick, Tax Advisors to the Registrant, regarding certain federal and South Carolina income tax consequences of the Merger.

23.1      Consent of KPMG Peat Marwick dated April 29, 1994 (BB&T Financial).

23.2      Consent  of KPMG Peat Marwick with regard to the opinion set forth in
          Exhibit 8 hereto.

23.3 Consent of Donald G. Jones and Company, P.A., dated April 29, 1994, (L.S.B. Bancshares, Inc. of South Carolina).

23.4 Consent of Jerone C. Herring, Esquire, Vice President and Secretary of the Registrant, included as part of Exhibit 5

23.5      Consent of Carson Medlin Company dated April 29, 1994.

24 Powers of Attorney from certain signatory directors and officers of BB&T Financial Corporation.

99.1 Form of Notice of Special Meeting to stockholders of L.S.B. Bancshares, Inc. of South Carolina (Included as a part of the Proxy Statement/ Prospectus filed herewith).

99.2 Form of Proxy solicited by Board of Directors of L.S.B. Bancshares, Inc. of South Carolina.

99.3 Opinion of Carson Medlin Company (Included as Appendix V to the Proxy Statement/Prospectus filed herewith).

99.4 Annual Report on Form 10-K for the Registrant for the Year Ended December 31, 1993.

99.5 Proxy Statement for the Annual Metting of Stockholders of the Registrant held on April 26, 1994.

99.6      Consent of Raymond S. Caughman pursuant to SEC Rule 438.

99.7      Consent of Albert J. Dooley, Sr. pursuant to SEC Rule 438.